As Filed with the Securities and Exchange Commission on February 8, 2008

Registration No. 333-140692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 5 ON
FORM S-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASIA TIME CORPORATION

(Name of Registrant as Specified in Its Charter)

Delaware	3873	20-4062619
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong

(Address and Telephone Number of Principal Executive Offices)

Kwong Kai Shun
Room 1601-1604, 16/F., CRE Centre
889 Cheung Sha Wan Road
Kowloon, Hong Kong

(Name, Address and Telephone Number of Agent for Service)

Copies to

Thomas J. Poletti, Esq. Anh Q. Tran, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001	Joseph V. Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.0001 par value per share	805,000	(2)	$4.00	(2)	$3,220,000	(2)	$204.15	(3)
Common Stock, $.0001 par value per share	1,703,017	(4)	4.00	(5)	6,812,068	(5)	728.89
Common Stock, $.0001 par value per share	2,250,348	(6)	4.00	(5)	9,001,392	(5)	963.15
Total Registration Fee							$1,896.19	(7)

(1)	In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of common stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The registration fee for securities to be offered by the Registrant is based on an estimate of the offering price and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares for which the underwriters have the option to purchase to cover over-allotments, if any.
(3)	An additional 460,000 shares of common stock was added to Amendment No. 3 on Form S-1/A as filed with the Securities and Exchange Commission on December 18, 2007, thereby increasing the proposed maximum offering aggregate offering price by $1,840,000. Accordingly, an additional $56.49 was paid to cover the additional registration fee in connection with Amendment No. 3.
(4)	This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 1,703,017 shares of common stock previously issued to such selling stockholders as named in the Resale Prospectus.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(6)	Represents shares of the Registrant’s common stock being registered for resale that have been or may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock issued to selling stockholders named under the Resale Prospectus.
(7)	Previously paid.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains a prospectus to be used in connection with the initial public offering of up to 700,000 the Registrant’s common stock (in addition to 105,000 shares that may be sold upon exercise of the underwriters’ over-allotment option) through the underwriters named on the cover page of that prospectus (the “IPO Prospectus”). In addition, the Registrant is contractually obligated to register on this Registration Statement for the resale of up to 3,953,365 shares of its common stock (including 2,250,348 shares that have been or may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock) (the “Registrable Securities”) held by selling stockholders. Consequently, this Registration Statement contains a second prospectus to cover these possible resales (the “Resale Prospectus”) by certain of the Registrant’s stockholders named under the Resale Prospectus (the “Selling Stockholders”). The IPO Prospectus and the Resale Prospectus are substantively identical, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 2;
•	they contain different Use of Proceeds sections on page 22;
•	the Dilution section is deleted from the Resale Prospectus on page 24;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 58A;
•	references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the IPO Prospectus on page 68 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 70 deletes the reference to counsel for the underwriters; and
•	the outside back cover of the IPO Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, alternate pages to reflect the foregoing differences.

Notwithstanding the Resale Prospectus, certain of the Selling Stockholders holding an aggregate of 2,250,348 shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock that was purchased in a private placement that closed on February 9, 2007 have agreed that they will not sell any of the Registrable Securities until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2008

700,000 SHARES

ASIA TIME CORPORATION

COMMON STOCK

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. We propose to obtain the trading symbol “TYM”. We expect that the public offering price of our common stock will be between $3.00 and $4.00 per share.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 9.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Asia Time Corporation	$	$

The underwriters have a 60-day option to purchase up to 105,000 additional shares of common stock from us solely to cover over-allotments, if any.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

WestPark Capital, Inc.

The date of this prospectus is , 2008

Above: *Watch movements the Company sells.*

Above: *Some of the Company's inventory of watch movements.*

ASIA TIME CORPORATION

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of the offering. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 9.

Asia Time Corporation

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to online retailers and internet marketers.

We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and ETA SA Manufacture Horlogere Suisse, to a base of over 300 customers primarily through our direct sales force. As a part of and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Our goal is to be a leading watch movement and timepiece distributor in Hong Kong and China through the following strategies.

•	Offer wide-ranging product spectrum to customers. We hope that we can increase revenues by broadening our product spectrum and offering more brands of quartz movement to customers.
•	Manufacture branded proprietary watch movements. We intend to manufacture our own brands of quartz movements and high end mechanical movements in-house to further diversify our product offering and reduce our reliance on third party watch movement manufacturers.
•	Developing closer ties with product brands owners and distributors. We believe closer ties with product brands owners and its distributors would lead to more competitive pricing and stable supply of products.
•	Expand the distribution of complete watches. We believe that if we are able to expand our sales and marketing efforts in China, we may be able to increase our market share and enhance our earning capacity.

Corporate Information

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.

On January 23, 2007, we closed a share exchange transaction, described below, pursuant to which we (i) became the 100% parent of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries consisting of Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong incorporated subsidiaries Billow Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd., (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation.

Our corporate offices are located at Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

Recent Events

January 2007 Share Exchange

On December 15, 2006, we entered into a share exchange agreement with the sole shareholder of Times Manufacture. Pursuant to the share exchange agreement (the “Exchange Agreement”) we agreed to issue shares of our common stock in exchange for all of the issued and outstanding securities of Times Manufacture (the “Share Exchange”). The Share Exchange closed on January 23, 2007.

Upon the closing of the Share Exchange and pursuant to the terms of the Exchange Agreement, we issued an aggregate of 19,454,420 shares of our common stock to the sole shareholder of Times Manufacture in exchange for all of the issued and outstanding securities of Times Manufacture. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. In addition, prior to the closing of the Share Exchange and the Private Placement, as described below, we effectuated a 1.371188519-for-one stock dividend such that there were 3,702,209 shares of common stock outstanding immediately prior to the Share Exchange and Private Placement. We issued no fractional shares in connection with the Share Exchange.

After the closing of the Share Exchange and Private Placement, we had 23,156,629 outstanding shares of common stock, 2,250,348 shares of Series A Convertible Preferred Stock and no options or warrants to purchase shares of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to register a total of 3,702,209 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares held by our shareholders, 1,703,017 shares would be covered by the registration statement filed in connection with the Private Placement (described below) and 1,999,192 shares will be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement.

Immediately after the closing of the Share Exchange, on January 23, 2007, we changed our corporate name from “SRKP 9, Inc.” to “Asia Time Corporation.” Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” incorporation pursuant to the provisions of Section 351 of the Internal Revenue Code of 1986, as amended.

January 2007 Private Placement

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors pursuant to which he agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if our common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. In addition, Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the“Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded a charge to operations of $1,852,494 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the Escrow Shares.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

November 2007 Issuance of Bonds and Bond Warrants

On November 13, 2007, we closed a financing transaction under Regulation S with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) US $8,000,000 Variable Rate Convertible Bonds due 2012 (the “Bonds”) and (ii) warrants to purchase 600,000 shares of our common stock expiring 2010 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by us and the Subscriber dated October 31, 2007.

US $8,000,000 Variable Rate Convertible Bonds

The Bonds were issued further to a trust deed between us and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between us, The Bank of New York, and The Bank of New York, London Branch. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•	Interest. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.
•	Conversion. Each Bond is convertible at the option of the holder at any time on and after 365 days after the date our shares of common stock commence trading on the American Stock Exchange or any alternative stock exchange (the “Listing Date”) into shares of our common stock at an initial per share conversion price (“Conversion Price”) equal to the price per share at which shares are sold in our proposed initial public offering on the American Stock Exchange (“AMEX”) with minimum gross proceeds of US$2,000,000. If no initial public offering has occurred prior to conversion, the Conversion Price will be US$2.00, subject to adjustment according to the Terms of the Bonds. No Bonds may be converted after the close of business on November 13, 2012, or if such Bond is called for redemption before the maturity date, then up to the close of business on a date no later than seven business days prior to the date fixed for redemption thereof.
•	Conversion Price Adjustments. The number of shares of our common stock to be issued on conversion of the Bonds will be determined by dividing the principal amount of each Bond to be converted by the Conversion Price in effect at the conversion date. The Conversion Price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable Conversion Price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the Conversion Price for the Bonds is higher than the average closing price for our shares, then the Conversion Price will be reset to such average closing price; provided that, the Conversion Price will not be reset lower than 70% of the then existing Conversion Price. In addition, the Trust Deed provides that the Conversion Price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).
•	Mandatory Redemptions. If on or before November 13, 2008, (i) our common stock is not listed on AMEX or the New York Stock Exchange or NASDAQ or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), the holder of the Bonds can require us to redeem the Bonds at 106.09% of their principal amount. Also, at any time after November 13, 2010, the holders of the Bonds can require us to redeem the Bonds at 126.51% of their principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Warrants to Purchase 600,000 Shares of Common Stock

The Warrants, which are evidenced by a warrant instrument entered into by and between us and the Subscriber, dated November 13, 2007 (the “Warrant Instrument”), are subject to the terms of a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch, dated November 13, 2007 (the “Warrant Agency Agreement”).

Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants are exercisable at $0.0001 per share and terminate on November 13, 2010. We have agreed to list the shares underlying the Warrants on AMEX, or any alternative stock exchange by November 13, 2008. In addition, we have agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to November 13, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

Registration Rights for Bonds, Warrants, and Underlying Shares

On November 13, 2007, we and the Subscriber also entered into a registration rights agreement pursuant to which we agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 90 days after the Listing Date, a Registration Statement on Form S-1 (the “Registration Statement”) to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the

Listing Date, cause that Registration Statement, as amended, to become effective. In addition, we agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed. The registration rights agreement does not provide for liquidated or specified damages in the event we do not timely register the Registrable Securities.

January 2008 Investor Relations Agreement

On January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, we will issue 200,000 shares of our common stock to Public Equity Group Inc. if and when our registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. In connection with anticipated issuance of 200,000 shares of common stock, we expect to recognize a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, the mid-range offering price of this offering.

THE OFFERING

Common stock offered we are offering
700,000 shares(1)
Common stock outstanding after the offering
23,856,629 shares(2)
Common stock held by our largest shareholder after the offering
19,454,420 shares(3)
Offering price
$3.00 to $4.00 per share (estimated)
Use of proceeds
We intend to use the net proceeds of this offering for expansion of our operations which is expected to eventually lead to the manufacture our own brands of quartz movements and mechanical movements in-house, working capital, and general corporate purposes. See “Use of Proceeds” on page 22 for more information on the use of proceeds.
Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9.
Proposed trading symbol
“TYM”(4)

(1)	Excludes up to 105,000 shares that may be sold upon the underwriters’ over-allotment option. We are also concurrently registering for resale under a separate prospectus up to 3,953,365 shares of our common stock held by the selling stockholders named under the prospectus, including 2,250,348 shares that have been or may be acquired upon the conversion of outstanding Series A Convertible Preferred Stock. None of these shares are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events — January 2007 Share Exchange” and “— January 2007 Private Placement.”
(2)	Based on 23,156,629 shares of common stock issued and outstanding as of January 1, 2008. The number of shares of our common stock outstanding excludes (i) 2,250,348 shares of our common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, and (iv) 200,000 shares of common stock that we intend to issue to an investor relations firm upon effectiveness of the registration statement of which this prospectus is a part.
(3)	Our largest shareholder, Kwong Kai Shun, who is also our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, beneficially owns shares of our outstanding common stock, which is 84.0% of our outstanding shares as of November 30, 2007 and will be 81.5% after this offering (assuming sale of 700,000 shares). As a result of his holding, Kwong Kai Shun has significant control of our company before and after this offering. See “Risk Factors — Risks Related to our Capital Structure — Following the Share Exchange, the former sole stockholder of Times Manufacture has significant influence over us.”
(4)	Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded, which would adversely affect the ability of our investors to sell their securities in the public market. If our securities are approved for listing and trading, there is no guarantee that an active trading market for our securities will develop. See “Risk Factors — Risks Related to our Capital Structure — There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.”

SUMMARY FINANCIAL DATA

The following summary financial data contains consolidated statement of operations data for each of the nine months ended September 30, 2007 and 2006 (unaudited) and for each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of September 30, 2007 (unaudited) and as of year-end for each of the years in the five-year period ended December 31, 2006 were derived from the audited consolidated financial statements except for the data as of and for the year ended December 31, 2002. Such summary financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended September 30,		Years Ended December 31,
Consolidated Statement of Operations	2007	2006	2006	2005	2004	2003	2002
	(Unaudited) (Restated)	(Unaudited) (Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Unaudited)
	(In Thousands, Except Share and Per Share Amounts)
Net sales	$64,960	$62,874	$81,134	$63,078	$36,553	$33,215	$43,893
Cost of sales	(54,829)	(55,599)	(71,496)	(57,026)	(34,609)	(31,953)	(43,036)
Gross profit	$10,131	$7,275	$9,637	$6,052	$1,944	$1,262	$857
Other income	145	126	424	939	—	—	—
Depreciation	(194)	(243)	(326)	(259)	(126)	(18)	(17)
Administrative and other operating expenses, including stock-based compensation	(3,296)	(972)	(1,285)	(1,436)	(1,345)	(834)	(700)
Income from operations	$6,786	$6,186	$8,450	$5,296	$473	$410	$140
Fees and costs related to reverse merger	(736)	—	—	—	—	—	—
Interest expense	(831)	(764)	(1,060)	(515)	(165)	(115)	(69)
Other income	118	166	238	156	28	20	74
Income before taxes	$5,337	$5,588	$7,628	$4,937	$336	$315	$145
Income taxes	(1,415)	(989)	(1,308)	(912)	(132)	(55)	(24)
Net income	$3,922	$4,599	$6,320	$4,025	$204	$260	$121
Earnings per common share:
- Basic	$0.18	$0.24	$0.32	$0.21	$0.01	$0.01	$0.01
- Diluted	$0.16	$0.24	$0.32	$0.21	$0.01	$0.01	$0.00
Dividends declared per common share	$—	$0.07	$0.11	$0.03	$—	$—	$—
Weighted average common shares:
- Basic	22,844,721	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420
- Diluted	24,874,262	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420

	As of September 30, 2007	As of December 31,
Consolidated Balance Sheets		2006	2005	2004	2003	2002
	(Unaudited, As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(Unaudited)
	(In Thousands)
Current Assets	$33,576	$21,400	$16,648	$12,432	$4,836	$3,838
Total Assets	35,999	24,096	18,533	13,866	4,876	3,947
Current Liabilities	19,028	15,553	13,890	12,620	3,847	3,171
Total Liabilities	19,065	15,585	13,890	12,620	3,847	3,178
Total Stockholders’ Equity	16,935	8,511	4,644	1,246	1,030	769

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his or her investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting us. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Risks Related to Our Operations

We are dependent on a limited number of suppliers. Loss of one or more of our key suppliers could harm our ability to manufacture and deliver our products to our customers, which would have a material adverse effect on our business.

We rely on a limited number of suppliers for products that generate a significant portion of our sales. During the nine months ended September 30, 2007 and the year ended December 31, 2006, products purchased from our 10 largest suppliers accounted for 89.9% and 81.1%, respectively, of our total net purchases. Substantially all of our inventory has been and will be purchased from suppliers with which we have entered into non-exclusive distribution agreements. Moreover, most of our distribution agreements are cancelable upon short notice. As a result, in the event that one or more of those suppliers experience financial difficulties or are not willing to do business with us in the future on terms acceptable to management, our ability to manufacture and deliver our products to our customers would be harmed, which would result in a material adverse effect on our business, results of operations or financial condition. Additionally, our relationships with our customers could be materially adversely affected because our customers depend on our distribution of watch movements from the industry’s leading suppliers.

Our industry is highly cyclical, and an industry downturn could cause limit our ability to generate revenues and have a material adverse effect on our business.

The watch movement distribution industry and, in particular, the timepiece manufacturing industry has historically been affected by general economic downturns and fluctuations in product supply and demand, often associated with changes in technology and manufacturing capacity. These industry cycles and economic downturns have often had an adverse economic effect upon manufacturers, end-users of watch movements and watch movement distributors, including our company. We cannot predict the timing or the severity of the cycles within our industry, or how long and to what levels any industry downturn and/or general economic weakness will last or be exacerbated by terrorism or war or other factors on our industry. Our revenues closely follow the strength or weakness of the timepiece market, and future downturns in this industry, would have a material adverse effect on our business, results of operations and financial condition.

Rapid technological change and new and enhanced products could cause declines in the value of our inventory or result in obsolescence of our inventory.

The watch movements industry is subject to rapid technological change, new and enhanced products and evolving industry standards, which can contribute to a decline in value or obsolescence of inventory. During an industry and/or economic downturn, it is possible that prices will decline due to an oversupply of product and, therefore, there may be greater risk of declines in inventory value. We cannot assure you that unforeseen new product developments or declines in the value of our inventory will not materially adversely affect our business, results of operations or financial condition, or that we will successfully manage our existing and future inventories.

We make commitments regarding the level of business we sill seek and accept, including production schedules and personnel levels, and significant order cancellations, reductions, or delays by our customers could materially adversely affect our commitments and business.

Our sales are typically made pursuant to individual purchase orders, and we generally do not have long-term supply arrangements with our customers, but instead work with our customers to develop nonbinding forecasts of future requirements. Based on these forecasts, we make commitments regarding the level of business that we will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each customer and generally affecting each customer’s industry, may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except for payment for services rendered or products competed and, in certain circumstances, payment for materials purchased and charges associated with such cancellation, reduction or delay. Significant or numerous order cancellations, reductions or delays by our customers could have a material adverse effect on our business, financial condition or results of operations.

The market for our products is very competitive and, if we cannot effectively compete, our business will be harmed.

The market for our products is very competitive and subject to rapid technological change. We compete with many other distributors of watch movements and complete watches many of which are larger and have significantly greater assets, name recognition and financial, personnel and other resources than we have. As a result, our competitors may be in a stronger position to respond quickly to potential acquisitions and other market opportunities, new or emerging technologies and changes in customer requirements. Occasionally, we compete for customers with many of our own suppliers and additional competition has emerged from, fulfillment companies, catalogue distributors and e-commerce companies, including on-line distributors and brokers, which have grown with the expanded use of the Internet. We cannot assure you that we will be able to maintain or increase our market share against the emergence of these or other sources of competition. Failure to maintain and enhance our competitive position could materially adversely affect our business and prospects.

Additionally, prices for our products tend to decrease over their life cycle. This reduces resale per component sold. There is also continuing pressure from customers to reduce their total cost for products. Our suppliers may also seek to reduce our margins on the sale of their products in order to increase their own profitability or to be competitive with other suppliers of comparable product. We incur substantial costs on our value-added services required to remain competitive, retain existing business and gain new customers, and we must evaluate the expense of those efforts against the impact of price and margin reductions.

Substantial defaults by our customers on accounts receivable or the loss of significant customers could have a material adverse effect on our liquidity and results of operations.

A substantial portion of our working capital consists of accounts receivable from customers. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for products and services, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collection costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could also impact the cost or availability of financing available to us.

We are dependent on Japanese manufacturers for our watch movements and subject to trade regulations which expose us to political and economic risk.

Approximately 97% of watch movements that we sell are manufactured by Japanese companies. As a result, our ability to sell certain products at competitive prices could be adversely affected by any of the following:

•	increases in tariffs or duties on imports from Japan;
•	changes in trade treaties between Japan and Hong Kong;
•	strikes or delays in air or sea transportation between Japan and Hong Kong;

•	future legislation with respect to pricing and/or import quotas on products imported from Japan; and
•	turbulence in the Japanese economy or financial markets.

Trade regulations between Hong Kong and Japan have remained stable for the past five years. However, there is long-standing political tension between China and Japan, which could intensify, causing trade retaliation and changes in trade regulations. As a special administrative region of China, Hong Kong could be indirectly affected by changes in trade regulation between China and Japan, which would limit our ability to sell our products.

Our industry is subject to supply shortages that could prevent us from manufacturing and delivering our products to our customers in a timely manner. Any delay or inability to deliver our products may have a material adverse effect on our results of operations.

During prior periods, there have been shortages of components in the watch movements industry and the availability of certain movements have been limited by some of our suppliers. We cannot assure you that any future shortages or allocations would not have such an effect on us. A future shortage can be caused by and result from many situations and circumstances that are out of our control, and such shortage could limit the amount of supply available of certain required movements and increase prices affecting our profitability.

We face risks related to our recent accounting restatements in December 2007 and February 2008.

In December 2007 and February 2008, we determined that we had accounting inaccuracies in previously reported financial statements and decided to restate our financial statements for the years ended December 31, 2006, 2005, and 2004, the three months ended March 31, 2007, the three months and six months ended June 30, 2007, and the three months and nine months September 30, 2007. The restatements for the foregoing periods related to the correction of errors with respect to the accounting for inventory by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, as we were able to estimate the value of the incentives as inventory is purchased, the accounting for fees and costs related to the January 2007 reverse merger as a charge to operations, and the recognition of stock-based compensation cost related to the Escrow Shares. As a result of these adjustments, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. We also corrected average and actual shares outstanding retroactively (and related earnings per share calculations) to reflect the January 2007 reverse merger. We also made various changes to footnote disclosures relating to these revisions. It is possible that such restatement of our financial statements could lead to litigation claims and/or regulatory proceedings against us. The defense of any such claims or proceedings may cause the diversion of management's attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor.

The prices of our products are subject to volatility, which could have a negative impact on our sales and gross profit margins.

A portion of the watch movements products we sell have historically experienced volatile pricing. If market pricing for these products decreases significantly, we may experience periods when our investment in inventory exceeds the market price of such products. In addition, at times there are price increases from our suppliers that we are unable to pass on to our customers. These market conditions could have a negative impact on our sales and gross profit margins unless and until our suppliers reduce the cost of these products to us. Furthermore, in the future, the need for aggressive pricing programs in response to market conditions, an increased number of low-margin, large volume transactions and/or increased availability of the supply of certain products, could further impact our gross profit margins.

A reversal of the trend for distribution to play an increasing role in the watch movements industry could limit demand for our services and materially adversely affect our results of operations.

In recent years, there has been a growing trend for large wholesalers and watch manufacturers to outsource their procurement, inventory and materials management processes to third parties, particularly watch movement distributors, including our company. A reversal of this trend for could limit demand for our services, materially adversely affecting our ability to generate revenues. If such a reversal occurs, we may be forced to change the focus of our operations if we are unable to generate sufficient revenues to support our operations as currently conducted.

Our manufacturing capacity restraints and limited experience may cause unexpected costs, delays and make it more difficult to compete, which may have an adverse effect on our results of operations.

As part of our expansion plan, we intend to substantially expand the design and manufacture of our own brands of complete watches and commence the manufacture of branded watch movements in-house. In order to produce our watches and watch movements in quantities sufficient to meet our anticipated market demand we will need to increase our manufacturing capacity by a significant factor over the current level. There are technical challenges to increasing manufacturing capacity, including equipment design and automation, material procurement, problems with production yields and quality control and assurance. Developing commercial scale manufacturing facilities will require the investment of substantial funds and the hiring and retaining of additional management and technical personnel who have the necessary manufacturing experience. We may encounter some difficulties, such as significant unexpected costs and delays, in scaling up the necessary manufacturing operations to produce required quantities of watch movements and watches. The failure to scale-up manufacturing operations in a timely and cost-effective way may adversely affect our income. Moreover, the lack of experience in watch movement and watch manufacture design may make it difficult to compete against companies that have more senior management and experience. If we are unable to satisfy demand for products, our ability to generate revenue could be impaired, market acceptance of our products could be adversely affected and customers may instead purchase our competitors’ products.

If third-party carriers were unable to transport our products on a timely basis, we may be unable to timely deliver products to our customers and our operations could be materially adversely affected.

All of our products are shipped through third party carriers. If a strike or other event prevented or disrupted these carriers from transporting our products, other carriers may be unavailable or may not have the capacity to deliver our products to our customers. If adequate third party sources to ship our products were unavailable at any time, our business would be materially adversely affected.

Our products may be found to be defective and, as a result, warranty and/or product liability claims may be asserted against us which could have a material adverse effect on our business.

Our products are sold at prices that are significantly lower than the cost of the watches in which they are incorporated. Since a defect or failure in a product could give rise to failures in the end products that incorporate them (and claims for consequential damages against us from our customers), we may face claims for damages that are disproportionate to the sales and profits we receive from our products involved. Our business could be materially adversely affected as a result of a significant quality or performance issue in the products sold by us depending on the extent to which we are required to pay for the damages that result. Although we currently have product liability insurance, such insurance is limited in coverage and amount.

The failure to manage growth effectively could have an adverse effect on our business, financial condition, and results of operations.

Any significant growth in the market for our products or entry into new markets by Asia Time may require us to expand our employee base for managerial, operational, financial, and other purposes. As of September 30, 2007, we had 30 full time employees. Continued future growth will impose significant added responsibilities upon the members of management to identify, recruit, maintain, integrate, and motivate new employees. Aside from increased difficulties in the management of human resources, we may also encounter working capital issues, as we will need increased liquidity to finance. For effective growth management, we will be required to continue improving our operations, management, and financial systems and control. Our failure to manage growth effectively may lead to operational and financial inefficiencies that will have a negative effect on our profitability.

We are dependent on certain key personnel and loss of our sole executive officer, which would have a material adverse effect on our business and results of operations.

Our success is, to a certain extent, attributable to our sole executive officer, Kwong Kai Shun. Kwong Kai Shun oversees the operation of our business. There can be no assurance that we will be able to retain Kwong Kai Shun or that he may not receive and/or accept competing offers of employment. The loss of Kwong Kai Shun could have a material adverse effect upon our business, financial condition, and results of operations.

Our planned expansion into new international markets poses additional risks and could fail, which could cost us valuable resources and affect our results of operations.

We plan to expand sales of products into new international markets including developing and developed countries, such as South America and Europe. These markets are untested for our products and we face risks in expanding the business overseas, which include differences in regulatory product testing requirements, intellectual property protection (including patents and trademarks), taxation policy, legal systems and rules, marketing costs, fluctuations in currency exchange rates and changes in political and economic conditions.

Risks Related to us Doing Business in China

All of our assets are located in Hong Kong and China and substantially all of our revenues are derived from our operations in Hong Kong and China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the results of operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The PRC has operated as a socialist state since the mid-1900s and is controlled by the Communist Party of China. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. The PRC has only permitted provincial and local economic autonomy and private economic activities since 1988. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy, particularly the pharmaceutical industry, through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under current leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes, in which system decided legal cases have little value as precedents unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We are considered a foreign persons or foreign funded enterprises under PRC laws, and as a result, we are required to comply with PRC laws and regulations. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation:

•	levying fines;
•	revoking our business and other licenses;
•	requiring that we restructure our ownership or operations; and
•	requiring that we discontinue any portion or all of our business.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. During the past decade, the rate of inflation in China has been as high as approximately 20% and China has experienced deflation as low as approximately minus 2%. If prices for our products rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability. In order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate.

The PRC State Administration of Foreign Exchange, or SAFE, issued a public notice in January 2005 concerning foreign exchange regulations on mergers and acquisitions in China. The public notice states that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to strict examination by the relevant foreign exchange authorities. The public notice also states that the approval of the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of a PRC company’s assets or equity interests to foreign entities for equity interests or assets of the foreign entities.

In April 2005, SAFE issued another public notice further explaining the January notice. In accordance with the April notice, if an acquisition of a PRC company by an offshore company controlled by PRC residents has been confirmed by a Foreign Investment Enterprise Certificate prior to the promulgation of the January notice, the PRC residents must each submit a registration form to the local SAFE branch with respect to their respective ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transaction or use of assets in China to guarantee offshore obligations. The April notice also provides that failure to comply with the registration procedures set forth therein may result in restrictions on our PRC resident shareholders and subsidiaries. Pending the promulgation of detailed implementation rules, the relevant government authorities are reluctant to commence processing any registration or application for approval required under the SAFE notices.

In addition, on August 8, 2006, the Ministry of Commerce (“MOFCOM”), joined by the State-Owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE, amended and released the Provisions for Foreign Investors to Merge and Acquire Domestic Enterprises, new foreign-investment rules which took effect September 8, 2006, superseding much, but not all, of the guidance in the prior SAFE circulars. These new rules significantly revise China’s regulatory framework governing onshore-offshore restructurings and how foreign investors can acquire domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

These new rules may significantly affect the means by which offshore-onshore restructurings are undertaken in China in connection with offshore private equity and venture capital financings, mergers and acquisitions. It is expected that such transactional activity in China in the near future will require significant case-by-case guidance from MOFCOM and other government authorities as appropriate. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure its domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance, which could divert the attention of our management and adversely affect our results of operations.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of the SAFE notices and new rules. Our business operations or future strategy could be adversely affected by the SAFE notices and the new rules. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, which could limit our ability to acquire companies in the PRC, restricting our ability to expand our operations.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls. Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC, and our executive officers and employees have not been subject to the United States Foreign Corrupt Practices Act prior to the completion of the Share Exchange. We can make no assurance that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our employees, customers, and our ability to continue our operations, including manufacturing and distribution.

A renewed outbreak of Severe Acute Respiratory Syndrome, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where all of our sales occur, could have a negative effect on our operations. Our business is dependent upon our ability to continue to manufacture our products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,
•	the sickness or death of our key officers and employees, and
•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities law.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system. In addition, we may need to rely on a new and developing communication infrastructure to efficiently transfer our information from retail nodes to the headquarters. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations are conducted in Hong Kong and China. Moreover all of our directors and officers are nationals and residents of Hong Kong and China. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or our officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Related to Our Capital Structure

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange in the future. There is no guarantee that the American Stock Exchange, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the American Stock Exchange, we may seek quotation on the OTC Bulletin Board. The NASD has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market (the “NASDAQ Global Market”). Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement with the Securities and Exchange Commission to register the 2,250,348 shares of common stock underlying shares of our Series A Convertible Preferred Stock issued in an equity financing. The registration statement must be filed with 30 days of the closing of the Share Exchange. We also agreed to register all of the 3,702,209 shares of common stock held by our shareholders immediately prior to the Share Exchange. Of these shares, 1,703,017 shares would be covered by the registration statement filed in connection with the Private Placement, and 1,999,192 shares, which are beneficially owned by affiliates of the placement agent would be included in a subsequent registration statement filed by us within 10 days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. Of the 1,999,192 shares to be registered, 1,528,933 shares are subject to a lock up arrangement such that the shares may not be sold until nine months after our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets. In addition, we agreed to file a registration statement no later than 90 days after our securities become listed for trading on the American Stock Exchange or other trading market to register the Bonds, the 2,285,714 shares of our common stock, subject to adjustment, issuable upon the conversion of the Bonds (assuming this offering is conducted at $3.50 per share, the Bond Warrants, and the 600,000 shares of our common stock, subject to adjustment, issuable upon the exercise of the Bond Warrants. All of the shares included in an effective registration statement as described above may be freely sold and transferred except if subject to a lock up agreement.

Additionally, following the Share Exchange, the former sole stockholder of Times Manufacture who received 19,454,420 shares of our comment stock in the Share Exchange may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”), subject to certain limitations. In general, pursuant to Rule 144 as it is currently in effect, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of January 1, 2008, 1% of our issued and outstanding shares of common stock was approximately 231,566 shares. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate that has satisfied a two-year holding period. Furthermore, effective February 15, 2007, Rule 144 is being amended to, among other things, shorten the holding period from one year to six months and to remove the volume limitations, among other things, for non-affiliates of the company, all of which would make it easier for a non-affiliate stockholder to sell shares under Rule 144. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

Following the Share Exchange, the former sole stockholder of Times Manufacture has significant influence over us.

Our largest shareholder, Kwong Kai Shun, who is also our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, beneficially owns or controls approximately 84.0% of our outstanding shares as of January 1, 2008. As a result of his holding, this shareholder has a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. This shareholder also has the power to prevent or cause a change in control. In addition, without the consent of this shareholder, we could be prevented from entering into transactions that could be beneficial to us. The interests of this shareholder may differ from the interests of our shareholders.

The ability of our operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of our operating subsidiaries. We expect in the future that a substantial portion of our revenue being earned and currency received may be denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On December 15, 2006, we entered into the Exchange Agreement with the sole shareholder of Times Manufacture, pursuant to which we agreed to acquire 100% of the issued and outstanding securities of Times Manufacture in exchange for shares of our common stock. On January 23, 2007, the Share Exchange closed, Times Manufacture became our 100%-owned subsidiary and our sole business operations became that of Times Manufacture. Also, the management and directors of Times Manufacture became the management and directors of us and we changed our corporate name from SRKP 9, Inc. to Asia Time Corporation.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which includes:

•	access to the capital markets of the United States;
•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;
•	the ability to use registered securities to make acquisition of assets or businesses;
•	increased visibility in the financial community;
•	enhanced access to the capital markets;
•	improved transparency of operations; and
•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized in respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

In connection with Mr. Kwong’s agreement to release, under certain conditions, up to 2,326,000 shares of his common stock in our company to investors in our January 2007 Private Placement, we will record a compensation charge of approximately $2.4 million for 2007.

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the“Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded a charge to operations of $1,852,494 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the Escrow Shares. The expense will have a negative effect on our results of operations for 2007 and cause our net income to be reduced by $2.4 million for the year. We may not realize a benefit from services provided under the agreement that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that need to be addressed, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Our failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act Of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our company’s independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2007 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2008 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We recently completed a placement of convertible bonds that included a beneficial conversion feature and are mandatorily redeemable and 600,000 warrants exercisable at $0.0001 per share. The features of the bonds and the value of the warrants will have the effect of reducing our reported operating results during the term of the bonds.

In November 2007, we issued $8,000,000 Variable Rate Convertible Bonds due in 2012, or the Bonds. The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Trust Deed. If our common stock ceases to be listed on AMEX or there is a change of control of the company as defined in the Trust Deed, each holder will have the right to require us to redeem all or part of that holder’s Bonds. If on or before November 13, 2008, the Bonds, Bond Warrants, and shares underlying the Bonds and Bond Warrants are not registered with the SEC, then holders of the Bonds can require us to redeem the Bonds at 106.09% of the principal amount of the Bonds. In addition, at any time after November 13, 2010, each holder can require us to redeem the Bonds at 126.51% of the principal amount of the Bonds and we are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012. If a triggering event occurs and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds. Finally, in connection with the issuance of the Bonds, we issued the holder of the Bonds the Bond Warrants exercisable at a per share exercise price of $0.0001.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles will require us to allocate $6,107,299 to the beneficial conversion feature of the Bonds and $1,652,701 to the Bonds Warrants, which will be reflected in our financial statements as an interest discount. In addition, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $4,069,600. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the Bonds and the value of the Bond Warrants will be amortized as additional interest expense over the term of the Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly.

Mandatory redemption of the Bonds could have a material adverse effect on our liquidity and cash resources.

If we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price. Furthermore, additional equity financing may be dilutive to the holders of our common stock, and debt financing, if available, may involve restrictive covenants, and strategic relationships, if necessary to raise additional funds, and may require that we relinquish valuable rights.

We will incur an expense charge of approximately $700,000 in the first quarter of 2008 in connection with 200,000 shares of common stock that we intend to issue for investor relation services.

On January 16, 2008, we entered into an investor relations agreement with Public Equity Group Inc. pursuant to which we agreed to issue 200,000 shares of our common stock to Public Equity Group Inc. if and when our registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. Upon the issuance of 200,000 shares of common stock, we expect to recognize a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, the mid-range offering price of this offering. The expense will have a negative effect on our results of operations for 2008 and we may not realize a benefit from services provided under the agreement that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future, and as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not currently plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and we currently intend to retain any future earnings for funding growth. As a result, you should not rely on an investment in our securities if you require dividend income. Capital appreciation, if any, of our shares may be your sole source of gain for the foreseeable future. Moreover, you may not be able to resell your shares in our company at or above the price you paid for them. We paid cash dividends of zero, $2.4 million, $643,000, and zero for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, and 2004, respectively.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statement that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our and their management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Dependence on a limited number of suppliers;
•	Cyclicality of our business;
•	Decline in the value of our inventory;
•	Significant order cancellations, reductions or delays;
•	Competitive nature of our industry;
•	Vulnerability of our business to general economic downturn;
•	Our ability to obtain all necessary government certifications and/or licenses to conduct our business;
•	Development of a public trading market for our securities;
•	Costs and expenses related to the Bonds and Bond Warrants;
•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and
•	The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

These risks and uncertainties, along with others, are also described above under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 700,000 shares of common stock in the offering will be approximately $1.8 million, assuming an initial public offering price of $3.50 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters’ over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $2.1 million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to the public capital markets. The net proceeds will be used for expansion of our operations which is expected to eventually lead to the manufacture our own brands of quartz movements and mechanical movements in-house, working capital, and general corporate purposes. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any further cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We paid cash dividends of zero, $2.4 million, $643,000, and zero for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, and 2004, respectively.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2007, on an actual basis and as adjusted basis to reflect our receipt of estimated net proceeds from the sale of 700,000 shares of common stock (excluding the 105,000 shares which the underwriters have the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $3.50 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $668,500.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2007
	Actual (Restated)	As Adjusted
	(In Thousands Except Share Data)
Bank borrowings	$15,196	$15,196
Other liabilities	3,831	3,831
Deferred tax liabilities	37	37
Stockholders’ equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,250,348 shares outstanding at September 30, 2007 (unaudited)	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized, 23,156,629 shares outstanding at September 30, 2007 (unaudited), and 23,856,629 shares issued and outstanding on an as-adjusted basis at September 30, 2007 (unaudited)(1)	2	2
Additional paid-in capital	5,140	6,922
Accumulated other comprehensive income	22	22
Retained earnings	11,770	11,770
Total stockholders’ equity	16,934	18,716
Total capitalization	$35,998	$37,780

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on 23,156,629 shares outstanding as of September 30, 2007. This information excludes (i) 2,250,348 shares of common stock issuable upon the conversion of outstanding Series A Convertible Preferred Stock at a conversion price of $1.29 per share, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, and (iv) 200,000 shares of common stock that we intend to issue to an investor relations firm upon effectiveness of the registration statement of which this prospectus is a part. The Bonds and Bond Warrants were issued in November 2007.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. As of January 1, 2008, we had eight registered shareholders of our common stock and 27 registered shareholders of our Series A Convertible Preferred Stock, which is convertible into shares of our common stock.

DILUTION

If you invest in our shares of common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of September 30, 2007 (unaudited) was approximately $16.7 million, or $0.72 per common share. Assuming the sale by us of 700,000 shares of common stock offered in this offering at an assumed public offering price of $3.50 per share (which is the mid-point of the offering price range of this offering) and after deducting the underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2007 would be approximately $18.5 million, or $0.77 per share. This represents an immediate increase in net tangible book value of $0.05 per share to our existing shareholders and an immediate dilution of $2.73 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$3.50
Net tangible book value per share before the offering	$0.72
Increase per share attributable to new public investors	0.05
Net tangible book value per share after this offering		0.77
Dilution per share to new public investors		$2.73

The following table sets forth, on an as adjusted basis as of September 30, 2007, the difference between the number of shares of common stock purchased from Asia Time Corporation, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $3.00 per share of common stock:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount (In Thousands)	Percent
Existing shareholders	23,156,629	97.1%	$654	21.1%	$0.03
New investors	700,000	2.9%	$2,450	78.9%	$3.50
Total	23,856,629	100%	$3,104	100%

If the underwriters’ over-allotment option of 105,000 shares of common stock is exercised in full, the number of shares held by existing shareholders will be reduced to 96.6% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 805,000 shares, or 3.4%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on 23,156,629 shares of common stock issued and outstanding as of September 30, 2007. This information excludes 2,250,348 shares of common stock issuable upon the conversion of outstanding Series A Convertible Preferred Stock at a conversion price of $1.29 per share. Each share of the Series A Convertible Preferred Stock will automatically convert into shares of common stock if (i) the closing price of our common stock on the trading market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a trading market exceeds 25,000 shares per day for 10 out of 20 prior trading days. This information also excludes 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, and 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment. We issued the Bonds and Bond Warrants in November 2007. To the extent that the Series A Convertible Preferred Stock, the Bonds, or Bond Warrants are exercised or converted, as applicable, there will be further dilution to new investors. This information also excludes 200,000 shares of common stock that we intend to issue to an investor relations firm upon effectiveness of the registration statement of which this prospectus is a part. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data contains consolidated statement of operations data for each of the nine months ended September 30, 2007 and 2006 (unaudited) and for each of the years in the five-year period ended December 31, 2006 and the consolidated balance sheet data as of September 30, 2007 (unaudited) and as of year-end for each of the years in the five-year period ended December 31, 2006 were derived from the audited consolidated financial statements except for the data as of and for the year ended December 31, 2002. Such selected consolidated financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Nine Months Ended September 30,		Years Ended December 31,
Consolidated Statement of Operations	2007	2006	2006	2005	2004	2003	2002
	(Unaudited) (Restated)	(Unaudited) (Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Unaudited)
	(In Thousands, Except Share and Per Share Amounts)
Net sales	$64,960	$62,874	$81,134	$63,078	$36,553	$33,215	$43,893
Cost of sales	(54,829)	(55,599)	(71,496)	(57,026)	(34,609)	(31,953)	(43,036)
Gross profit	$10,131	$7,275	$9,637	$6,052	$1,944	$1,262	$857
Other income	145	126	424	939	—	—	—
Depreciation	(194)	(243)	(326)	(259)	(126)	(18)	(17)
Administrative and other operating expenses, including stock-based compensation	(3,296)	(972)	(1,285)	(1,436)	(1,345)	(834)	(700)
Income from operations	$6,786	$6,186	$8,450	$5,296	$473	$410	$140
Fees and costs related to reverse merger	(736)	—	—	—	—	—	—
Interest expense	(831)	(764)	(1,060)	(515)	(165)	(115)	(69)
Other income	118	166	238	156	28	20	74
Income before taxes	$5,337	$5,588	$7,628	$4,937	$336	$315	$145
Income taxes	(1,415)	(989)	(1,308)	(912)	(132)	(55)	(24)
Net income	$3,922	$4,599	$6,320	$4,025	$204	$260	$121
Earnings per common share:
- Basic	$0.18	$0.24	$0.32	$0.21	$0.01	$0.01	$0.01
- Diluted	$0.16	$0.24	$0.32	$0.21	$0.01	$0.01	$0.00
Dividends declared per common share	$—	$0.07	$0.11	$0.03	$—	$—	$—
Weighted average common shares:
- Basic	22,844,721	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420
- Diluted	24,874,262	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420	19,454,420

	As of September 30, 2007	As of December 31,
Consolidated Balance Sheets		2006	2005	2004	2003	2002
	(Unaudited, As Restated)	(As Restated)	(As Restated)	(As Restated)	(As Restated)	(Unaudited)
	(In Thousands)
Current Assets	$33,576	$21,400	$16,648	$12,432	$4,836	$3,838
Total Assets	35,999	24,096	18,533	13,866	4,876	3,947
Current Liabilities	19,028	15,553	13,890	12,620	3,847	3,171
Total Liabilities	19,065	15,585	13,890	12,620	3,847	3,178
Total Stockholders’ Equity	16,935	8,511	4,644	1,246	1,030	769

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train. To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China.

Our core customer base consists primarily of large wholesalers, online retailers and small and medium-sized watch manufacturers that produce watches primarily for sale to customers in Hong Kong and China. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to online retailers and internet marketers.

We are mainly engaged in watch movement distribution business in Hong Kong and China which accounted for approximately 90% of our revenue for the year ended December 31, 2006 and 87% for the nine months ended September 30, 2007. We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and ETA SA Manufacture Horlogere Suisse, to a base of over 300 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Recent Events

January 2007 Private Placement

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors pursuant to which he agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if our common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. In addition, Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the“Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded a charge to operations of $1,852,494 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the Escrow Shares.

November 2007 Issuance of Bonds and Bond Warrants

On November 13, 2007, we closed a financing transaction under Regulation S with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) US $8,000,000 Variable Rate Convertible Bonds due 2012 (the “Bonds”) and (ii) warrants to purchase 600,000 shares of our common stock expiring 2010 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by us and the Subscriber dated October 31, 2007.

US $8,000,000 Variable Rate Convertible Bonds

The Bonds were issued further to a trust deed between us and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between us, The Bank of New York, and The Bank of New York, London Branch. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•	Interest. The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.
•	Conversion. Each Bond is convertible at the option of the holder at any time on and after 365 days after the date our shares of common stock commence trading on the American Stock Exchange or any alternative stock exchange (the “Listing Date”) into shares of our common stock at an initial per share conversion price (“Conversion Price”) equal to the price per share at which shares are sold in our proposed initial public offering on the American Stock Exchange (“AMEX”) with minimum gross proceeds of US$2,000,000. If no initial public offering has occurred prior to conversion, the Conversion Price will be US$2.00, subject to adjustment according to the Terms of the Bonds. No Bonds may be converted after the close of business on November 13, 2012, or if such Bond is called for redemption before the maturity date, then up to the close of business on a date no later than seven business days prior to the date fixed for redemption thereof.
•	Conversion Price Adjustments. The number of shares of our common stock to be issued on conversion of the Bonds will be determined by dividing the principal amount of each Bond to be converted by the Conversion Price in effect at the conversion date. The Conversion Price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable Conversion Price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the Conversion Price for the Bonds is higher than the average closing price for our shares, then the Conversion Price will be reset to such average closing price; provided that, the Conversion Price will not be reset lower than 70% of the then existing Conversion Price. In addition, the Trust Deed provides that the Conversion Price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).
•	Mandatory Redemptions. If on or before November 13, 2008, (i) our common stock is not listed on AMEX or the New York Stock Exchange or NASDAQ or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), the holder of the Bonds can require us to redeem the Bonds at 106.09% of their principal amount. Also, at any time after November 13, 2010, the holders of the Bonds can require us to redeem the Bonds at 126.51% of their principal amount. We are required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Warrants to Purchase 600,000 Shares of Common Stock

The Warrants, which are evidenced by a warrant instrument entered into by and between us and the Subscriber, dated November 13, 2007 (the “Warrant Instrument”), are subject to the terms of a warrant agency agreement by and among us, The Bank of New York and The Bank of New York, London Branch, dated November 13, 2007 (the “Warrant Agency Agreement”).

Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants are exercisable at $0.0001 per share and terminate on November 13, 2010. We have agreed to list the shares underlying the Warrants on AMEX, or any alternative stock exchange by November 13, 2008. In addition, we have agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to November 13, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

Registration Rights for Bonds, Warrants, and Underlying Shares

On November 13, 2007, we and the Subscriber also entered into a registration rights agreement pursuant to which we agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). We agreed to prepare and file with the SEC, no later than 90 days after the Listing Date, a Registration Statement on Form S-1 (the “Registration Statement”) to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the Listing Date, cause that Registration Statement, as amended, to become effective. In addition, we agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by us are then listed. The registration rights agreement does not provide for liquidated or specified damages in the event we do not timely register the Registrable Securities.

Accounting for the Bond and Warrant Transaction

The terms of Bonds include conversion features allowing the holders to convert the Bonds into shares of our common stock. Certain of those conversion features that allow for the reduction in conversion price upon the occurrence of stated events constitute a “beneficial conversion feature” for accounting purposes. In addition, we may be required to repurchase the Bonds at the request of the holders if certain events occur or do not occur, as set forth in the Bond trust deed. Upon the occurrence of any of the events that trigger a mandatory redemption, as described above, and we are requested by the holders to repurchase all or a portion of the Bonds, we will be required to pay cash to redeem all or a portion of the Bonds.

The accounting treatment related to the beneficial conversion and mandatory redemption features of the Bonds and the value of the Bond Warrants will have an adverse impact on our results of operations for the term of the Bonds. The application of Generally Accepted Accounting Principles will require us to allocate $6,107,299 to the beneficial conversion feature of the Bonds and $1,652,701 to the Bonds Warrants, which have been reflected in our financial statements as an interest discount. Also, we have determined that the total redemption premium associated with the mandatory redemption feature of the Bonds is $4,069,600. All of the aforementioned amounts associated with the beneficial conversion and mandatory redemption feature of the

Bonds and the value of the Bond Warrants are being amortized as additional interest expense over the term of the Bonds. This accounting will result in an increase in interest expense in all reporting periods during the term of the Bonds, and, as a result, reduce our net income accordingly.

In addition, if we are required to redeem all or any portion of the Bonds, this may have a material adverse effect on our liquidity and cash resources, and may impair our ability to continue to operate. If we are required to repurchase all or a portion of the Bonds and do not have sufficient cash to make the repurchase, we may be required to obtain third party financing to do so, and there can be no assurances that we will be able to secure financing in a timely manner and on favorable terms, which could have a material adverse effect on our financial performance, results of operations and stock price.

January 2008 Investor Relations Agreement

In addition, on January 16, 2008, we entered into a consulting agreement with Public Equity Group Inc. Pursuant to the agreement, Public Equity Group will provide us with business consulting and investor relation services, oversee of all of our investor public relation and related service providers, and monitor our investor relation meetings with brokerage firms and brokers to develop support for our stock and research coverage, in addition to strategic advice and other customary investor relation services. The agreement has a term of one year, unless terminated earlier with 60-days prior written notice. As consideration for entering in the agreement and compensation for Public Equity Group’s services under the agreement, we will issue 200,000 shares of our common stock to Public Equity Group Inc. if and when our registration statement, of which this prospectus is a part, is declared effective by the Securities and Exchange Commission. In connection with anticipated issuance of 200,000 shares of common stock, we expect to recognize a one-time charge to operations in the first quarter of 2008 in an amount equal to approximately $700,000, which is derived from valuing each share at $3.50, the mid-range offering price of this offering.

Corporate Structure

We were incorporated in the State of Delaware on January 3, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On January 23, 2007, we closed a share exchange transaction (“Share Exchange”) pursuant to which we (i) issued 19,454,420 shares of our common stock to acquire 100% equity ownership of Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), which has eight wholly-owned subsidiaries, (ii) assumed the operations of Times Manufacture and its subsidiaries, and (iii) changed our name from SRKP 9, Inc. to Asia Time Corporation. Times Manufacture also paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. Times Manufacture was founded in January 2002 and is based in Hong Kong.

In 2005, we re-aligned the structure and business functions of our subsidiaries to clearly define the scopes our business objectives in order to strengthen our ability to effectively conduct our business operations. Billion Win International Enterprise Limited, or Billion Win, is our central sourcing component. Billion Win, which is held indirectly through Times Manufacture, procures and imports watch movements and distributes them to suppliers, volume users in China, and two of our subsidiaries, Goldcome Industrial Limited, or Goldcome, and Citibond Industrial Limited, or Citibond. Goldcome mainly focuses it distributions to wholesalers and large manufacturers and Citibond focuses on distributions to small to medium size manufacturers. Megamooch International Limited is a complete watch distributor and exporter targeting overseas buyers. Another two subsidiaries, TME Enterprise Ltd. and Citibond Design Ltd., are responsible for complete watch design for manufacturers and exporters and handles large volume watch movement transactions between buyers and sellers solely on a commission basis. Megamooch Online Ltd. operations are focused on complete watch marketing and distribution, with manufacturing being outsourced, and it concentrates on overseas markets.

Watch Movement Segment

Presently, Hong Kong does not generally have watch movement manufacturing. Watch movements are largely imported from Japan and Switzerland. The revenue for the watch movement segment of our business for the nine months ended September 30, 2007 was $56.6 million, with a gross profit $6.2 million, a 2.5% and 71.5% increase, respectively, as compared to $55.2 million in revenue and $3.6 million in gross profit for the nine months ended September 30, 2006. The gross profit margin increased to 11.0% for the nine months ended September 30, 2007 from 6.6% for the same period in 2006, primarily due to more diversified products being promoted to customers and higher selling prices as a result of extended credit terms to our customers. We provide a wide product spectrum of products carrying major brands as well as middle-low end China movements. We believe carrying a wide product spectrum enables us to provide a convenient one-stop provider for our customers, which may result in higher sales per customer. We began to target small to medium manufacturers in mid-2005 and our customer base has expanded to more than 300 watch manufacturers. In addition, we have extended our credit period from an average to 30 days to 60 days to major customers that have maintained a history of timely settlement of receivables. We believe that this extension lead to an increase of purchase orders from those customers. We review the credit status of each customer and periodically adjust the credit period to specific customers in an attempt to maximize business with each customer without suffering significant credit risk.

Complete Watch Segment

Revenue of our complete watch segment was $8.4 million for the nine months ended September 30, 2007, a 9.2% increase compared to the same period in 2006 in which revenue was $7.7 million. This segment contributed approximately 12.9% of our revenue for the nine months ended September 30, 2007, as compared to 12.2% of revenue for the period ended September 30, 2006. Our main market positioning in China is on the middle-class adult, daily, sporty and classy design.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60 recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. The Securities and Exchange Commission (“SEC”) defines critical accounting policies as those that are, in management’s view, most important to the portrayal of our financial condition and results of operations and those that require significant judgments and estimates.

The preparation of these consolidated financial statements requires our management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience, actuarial valuations and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Some of those judgments can be subjective and complex and, consequently, actual results may differ from these estimates under different assumptions or conditions. While for any given estimate or assumption made by our management there may be other estimates or assumptions that are reasonable, we believe that, given the current facts and circumstances, it is unlikely that applying any such other reasonable estimate or assumption would materially impact the financial statements. The accounting principles we utilized in preparing our consolidated financial statements conform in all material respects to generally accepted accounting principles in the United States of America.

Impairment of long-lived assets

The long-lived assets held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount of fair value less costs to sell.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. We have vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by us from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the nine months ended September 30, 2007 and 2006 and the years ended December 31, 2006, 2005 and 2004, we did not make any allowance for slow-moving or defective inventories.

We evaluate our inventories for excess, obsolescence or other factors rendering inventories as unsellable at normal gross profit margins. Write-downs are recorded so that inventories reflect the approximate market value and take into account our contractual provisions with our suppliers governing price protections and stock rotations. Due to the large number of transactions and complexity of managing the process around price protections and stock rotations, estimates are made regarding the valuation of inventory at market value.

In addition, assumptions about future demand, market conditions and decisions to discontinue certain product lines can impact the decision to write-down inventories. If assumptions about future demand change and/or actual market conditions are different than those projected by management, additional write-downs of inventories may be required. In any case, actual results may be different than those estimated.

Trade receivables

Trade and other receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that we will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognized in the income statement.

Foreign currency translation

Our consolidated financial statements are presented in United States dollars. Our functional currency is the Hong Kong Dollar (HKD). Our consolidated financial statements are translated into United States dollars from HKD at period-end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances. We recognize revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. We provide pre- and post- sales service to our customers related to inventory management information in order to facilitate and manage sales to customers. Our integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. We believe these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Deferred income tax

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax assets is realized or the deferred income tax liability is settled.

Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that we measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in our financial statements over the vesting period of the awards. Accordingly, we recognize compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. We account for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

We did not recognize any stock-based compensation during the three months or nine months ended September 30, 2006. During the three months and nine months ended September 30, 2007, we recorded $200,289 and $1,852,494, respectively, as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement, as described above, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the Escrow Agreement.

Results of Operations

The following table sets forth certain items in our statement of operations as a percentage of net sales for the periods shown:

	Three Months Ended September 30,		Nine Months Ended September 30,		Year Ended December 31,
	2007	2006	2007	2006	2006	2005	2004
Net sales	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	80.1%	88.2%	84.4%	88.4%	88.1%	90.4%	94.7%
Gross profit	19.9%	11.8%	15.6%	11.6%	11.9%	9.6%	5.3%
Other income — Note 4	0.2%	0.2%	0.2%	0.2%	0.5%	1.5%	—
Depreciation	0.3%	0.4%	0.3%	0.4%	0.4%	0.4%	0.3%
Administrative and other operating expenses, including stock-based compensation	3.0%	1.8%	5.1%	1.5%	1.6%	2.3%	3.7%
Income from operations	16.8%	9.8%	10.4%	9.9%	10.4%	8.4%	1.3%
Fees and costs related to reverse merger	—	—	1.1%	—	—	—	—
Other income — Note 4	0.2%	0.3%	0.2%	0.3%	0.3%	0.2%	0.1%
Interest expenses — Note 5	1.4%	1.4%	1.3%	1.2%	1.3%	0.8%	0.5%
Income before taxes	15.6%	8.7%	8.2%	9.0%	9.4%	7.8%	0.9%
Income taxes — Note 6	3.0%	1.6%	2.2%	1.6%	1.6%	1.4%	0.3%
Net income	12.6%	7.1%	6.0%	7.4%	7.8%	6.4%	0.6%

Comparison of the three months ended September 30, 2007 with the three months ended September 30, 2006

Net sales for the three months ended September 30, 2007 was $23.0 million as compared to $19.6 million for the comparable period in 2006, an increase of $3.3 million, or 16.9%. This increase was primarily due to an increase in the sales of both completed watches and watch movements. Net sales of movements was $18.4 million for the three months ended September 30, 2007, accounting for approximately 79.9% of our total sales for the period, an increase of 5.9% as compared to $17.3 million for the comparable period in 2006. The increase was primarily attributable to an increase in volume of movements, which increased from 24.4 million pieces to 26.1 million pieces in the comparable three month period in 2006 and

2007, respectively. The increase in the volume of movements was primarily due to the increase in sale of high-end items. Sales of completed watches for the three months ended September 30, 2007, was $4.6 million as compared to $2.3 million for the comparable period in 2006, an increase of 99.7%. The increase was due to an increase in sales volume from 0.26 million pieces to 0.54 million pieces in the comparable periods in 2007 and 2006, respectively. The increase in volume of completed watches was primarily due to our new product launch from during the third quarter.

Cost of sales for the three months ended September 30, 2007 was $18.4 million, or 80.1% of net sales, as compared to $17.3 million, or 88.2% of net sales, for the same period in 2006. The decrease in cost of sales as a percentage of net sales was largely attributable to the improved economies of scale and an increase in rebate receivables of $2.4 million for the three months ended September 30, 2007. The increase in rebate receivables was primarily due to the increase of sales in the third quarter of 2007.

Gross profit for the three months ended September 30, 2007 was $4.6 million, or 19.9% of net sales, compared to $2.3 million, or 11.8% of net sales for the same period in 2006. The increase in our gross profit margin was primarily attributable to the increase in sales of higher-margin products as a result of diversification of products, a decrease in costs due to rebate receivables in the three months ended September 30, 2007, and improved economies of scale. Gross profit margins are usually a factor of product mix and demand for product. The gross profit margin of watch movements increased from 7.2% for the three months ended September 30, 2006 as compared to 13.2% of net sales for same period in 2007. The gross profit margin for completed watches for the three months ended September 30, 2007, which was 46.5% of net sales, as compared to 46.3% of net sales for the comparable period in 2006, as the product mix had no significant change.

Other income from operations was $48,425, or 0.2% of net sales for the three months ended September 30, 2007, as compared to $41,724, or 0.2% of net sales for the three months ended September 30, 2006. The slight increase was primarily due to an increase in rental income, which was $15,757 for the three months ended September 30, 2007, partially offset by a decrease in income received from the license fees of intangible assets, which was $32,668 for the three months ended September 30, 2007, as compared to $41,724 for the same period in 2006.

Administrative and other operating expenses were $690,514, or 3.0% of net sales, for the three months ended September 30, 2007, as compared to $359,472, or 1.8% of net sales, for the comparable period in 2006. The increase in amount and as a percentage of net sales was primarily due to the recognition of $200,289 of stock-based compensation in 2007 related to the Escrow Shares provided by our CEO, Kwong Kai Shun, which are subject to the achievement of defined annual net income for 2007 pursuant to the Private Placement agreement entered into with our investors. We will recognize a final charge to operations for stock-based compensation related to the Escrow Shares of $581,156 at December 31, 2007. The increase was also attributable to the increase in professional fees related to reporting requirements as a public company and additional employees and upgraded staff benefits in the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operating activities was $39,555, or 0.2% of net sales, for the three months ended September 30, 2007, as compared to $55,342, or 0.3% of net sales, for the three months ended September 30, 2006. The decrease was primarily due to a decrease in bank interest income, which was $35,114 for the three months ended September 30, 2007, as compared to $47,246 for the same period in 2006 and a lack of other interest income in the comparable period in 2007.

Interest expense for the three months ended September 30, 2007 was $316,516, or 1.4% of net sales, as compared to $265,872, or 1.4% of net sales, in 2006 which was consistent in the comparable period.

Income taxes for the three months ended September 30, 2007 were $697,737, or 3.0% of net sales, as compared to $304,821, or 1.6% of net sales for the three months ended September 30, 2006. The increase in income taxes is primarily due to an increase in the operating margin to 16.5% for the three months ended September 30, 2007 compared to an operating margin of 8.7% for the three months ended September 30, 2006.

Net income for the three months ended September 30, 2007 (net of the charge for stock-based compensation of $200,289) was $2.9 million, or 12.6% of net sales, as compared to $1.4 million, or 7.1% of net sales for the comparable period in 2006.

Comparison of the nine months ended September 30, 2007 with the nine months ended September 30, 2006

Net sales for the nine months ended September 30, 2007 was $65.0 million as compared to $62.9 million for the comparable period in 2006, an increase of $2.1 million, or 3.3%. This increase was primarily due to an increase in sales of completed watches. Net sales of movements was $56.6 million for the nine months ended September 30, 2007, accounting for approximately 87.1% of our total sales for the period, an increase of 2.5% as compared to $55.2 million for the comparable period in 2006. The slight increase was primarily attributable to an increase in selling price, partially offset by a decrease in sales volume in the third quarter of 2007. The sales volume of movements decreased from 77.3 million pieces to 72.7 million pieces in the comparable nine month periods in 2006 and 2007, respectively. The decrease in the sales volume of movements is primarily due to the decrease in low-end items. Sales of completed watches for the nine months ended September 30, 2007, was $8.4 million as compared to $7.7 million for the comparable period in 2006, an increase of 9.2%. The increase was due to the increase in sales volume from 0.96 million pieces to 0.83 million pieces in the comparable periods in 2007 and 2006, respectively.

Cost of sales for the nine months ended September 30, 2007 was $54.8 million, or 84.4% of net sales, as compared to $55.6 million, or 88.4% of net sales, for the same period in 2006. The slight decrease in cost of sales as a percentage of net sales was largely attributable to the improved economies of scale.

Gross profit for the nine months ended September 30, 2007 was $10.1 million, or 15.6% of net sales, compared to $7.3 million, or 11.6% of net sales for the same period in 2006. The increase in our gross profit margin was primarily attributable to the increase in sales of higher-margin products as a result of diversification of products, a decrease in costs due to rebate receivables in the nine months ended September 30, 2007, and improved economies of scale. Gross profit margins are usually a factor of product mix and demand for product. The gross profit of watch movements as a percentage of net sales had increased from 6.6% for the nine months ended September 30, 2006 as compared to 11.0% of net sales for same period in 2007. The increase in gross profit margin was primarily due to an increase in sales of higher-margin items. There was a slight decrease of gross profit for completed watches for the nine months ended September 30, 2007, which was 46.5% of net sales as compared to 47.5% of net sales for the comparable period in 2006 as the product mix had no significant change.

Other income from operations was $145,203, or 0.2% of net sales for the nine months ended September 30, 2007, as compared to $125,504, or 0.2% of net sales for the same period in 2006. The increase was primarily due to an increase in rental income, which was $47,248 for the nine months ended September 30, 2007, partially offset by a decrease in income received from the license fees of intangible assets, which was $97,955 for the nine months ended September 30, 2007 comparable to $125,504 for the nine months ended September 30, 2006.

Administrative and other operating expenses were $3.3 million, or 5.1% of net sales, for the nine months ended September 30, 2007, as compared to $971,717, or 1.5% of net sales, for the comparable period in 2006. The increase in amount and as a percentage of net sales was primarily due to the recognition of $1,852,494 of stock-based compensation in 2007 related to the Escrow Shares provided by our CEO, Kwong Kai Shun, which are subject to the achievement of defined annual net income for 2007 pursuant to the Private Placement agreement entered into with our investors. We will recognize a final charge operations for stock-based compensation related to the Escrow Shares of $581,156 at December 31, 2007. The increase was also attributable to the increase in professional fees related to reporting requirements as a public company and additional employees and upgraded staff benefits in the comparable period in 2007. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Fees and costs related to the reverse merger for the nine months ended September 30, 2007 were $736,197, which included the shell cost $317,000 paid to the shareholders of SRKP 9, Inc., the shell company. There were no such expenses in the same period in 2006.

Other income from non-operating activities was $117,936, or 0.2% of net sales, for the nine months ended September 30, 2007, as compared to $165,638, or 0.3% of net sales, for the nine months ended September 30, 2006. The decrease was primarily due to a decrease in bank interest income, which was $112,020 for the nine months ended September 30, 2007, and $141,250 for the same period in 2006 and a lack of other interest income in the comparable period in 2007.

Interest expense for the nine months ended September 30, 2007 was $830,935, or 1.3% of net sales, as compared to $763,726, or 1.2% of net sales, in 2006 which was consistent in the comparable period.

Income taxes for the nine months ended September 30, 2007 were $1.4 million, or 2.2% of net sales, as compared to $1.0 million for the nine months ended September 30, 2006, or 1.6% of net sales. The increase in income taxes is primarily due to an increase in the operating margin to 11.1% for the nine months ended September 30, 2007 compared to an operating margin of 9.0% for the nine months ended September 30, 2006.

Net income for the nine months ended September 30, 2007 (net of the charge for stock-based compensation of $1,852,494) was $3.9 million, or 6.0% of net sales, as compared to $4.6 million, or 7.4% of net sales for the comparable period in 2006.

Comparison of year ended December 31, 2006 (“Fiscal 2006”) with year ended December 31, 2005 (“Fiscal 2005”)

Net sales for the year ended December 31, 2006 were $81.1 million compared to $63.1 million for the comparable period in 2005, an increase of 28.6%. This increase was largely due to the improved sales of watch movements and completed watches. Sales of watch movements for the year ended December 31, 2006 were $73.0 million compared to $58.8 million for the comparable period in 2005 an increase of 24.1%. The increase was primary due to the increase of volume from 72.9 million to 97.8 million pieces, an increase of 34.2%. Sales of completed watches for the year ended December 31, 2006 was $8.1 million compared to $4.2 million for the comparable period in 2005, an increase of 90.9%.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales was $71.5 million for the year ended December 31, 2006 as compared to $57.0 million for the comparable period in 2005. As a percentage of net sales, cost of sales decreased to 88.1% for the year ended December 31, 2006 compared to 90.4% for the comparable period in 2005. The increase in total dollars was attributable to higher costs associated with our products and the decrease as a percentage of net sales was attributable to improved economy of scale and more trading volume of watch movements. Our increase in revenue was 28.6% and our increase in cost of sales was 25.4% for Fiscal 2006 compared to Fiscal 2005.

Gross profit for the year ended December 31, 2006 were $9.6 million, or 11.9% of net sales, compared to $6.1 million, or 9.6% of net sales for the comparable period in 2005. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to i) the economies of scale, where we can get a lower cost for the sales, and ii) the improved profit margin by higher mark-up prices as a result of extended credit terms to our customers. Together, the profit margin of movements as a percentage of net sales had increased to 8.0% for the year ended December 31, 2006 as compared to 6.4% of net sales for same period in 2005. There was a slight decrease of profit margin for completed watches for the year ended December 31, 2006 to 47.2% of net sales as compared to 53.8% for the same period of 2005. This was primarily due to the increase of sales of basic units in 2006 which had a lower profit margin. However, this decrease was offset by the increase of profit margin in movement segment, which accounted for 90% of the total sales in 2006.

Other income from operation was $424,016 or 0.5% of net sales for Fiscal 2006, as compared to $938,573, or 1.5% of net sales for Fiscal 2005. The decrease in income from operation was attributable to the lack of commission income in Fiscal 2006 as compared to $771,432 in Fiscal 2005. This was the commission received for connecting buyers and sellers in China. The decrease in income from operation was partially offset by a one time income of $210,594 derived from the selling of intangible assets and a rental income of $46,284 in Fiscal 2006, which was the rent received from our company-owned properties.

Administrative and other operating expenses were $1.3 million or 1.6% of net sales for Fiscal 2006, as compared to $1.4 million, or 2.3% of net sales, for Fiscal 2005. The decrease as a percentage of net sales was primarily attributable to economies of scale. Management considers these expenses as a percentage of net sales to be a key performance indicator in managing our business.

Other income from non-operation was $237,571 or 0.3% of net sales for Fiscal 2006, as compared to $156,199, or 0.3% of net sales for Fiscal 2005. The increase was primarily due to the increase in bank interest, which was $208,854 for Fiscal 2006 and $76,358 for Fiscal 2005 partially offset by a decrease in other interest income of $18,635 and $49,440 for Fiscal 2006 and Fiscal 2005 respectively.

Interest expense increased to $1.1 million for Fiscal 2006, compared to $514,637 for Fiscal 2005. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates. Further increases in borrowing rates would further increase our interest expense, which would have a negative effect on our results of operations.

Income taxes for Fiscal 2006 were $1.3 million, or 1.6% of net sales, as compared to $911,687 for Fiscal 2005, or 1.4% of net sales. The decrease of effective income tax rates from 18.5% for Fiscal 2005 to 17.1% for Fiscal 2006 is primarily due to increase in income not subject to tax by $30,000 and decrease in unused tax losses not recognized by $50,000 for Fiscal 2006. Unused tax losses not recognized represents valuation allowances established to reduce deferred tax assets to the amount expected to be realized.

Net income for Fiscal 2006 was $6.3 million, compared to net income of $4.0 million for Fiscal 2005.

Comparison of year ended December 31, 2005 (“Fiscal 2005”) with year ended December 31, 2004 (“Fiscal 2004”)

Net sales for the year ended December 31, 2005 were $63.1 million compared to $36.6 million for the comparable period in 2004, an increase of 72.6%. This increase was largely due to the improved sales of watch movements and the introduction of completed watches segment. Sales of watch movements for the year ended December 31, 2005 were $58.8 million, compared to $36.5 million for the comparable period in 2004, an increase of 61.1%. The increase was primary due to the increase of volume from 31.7 million to 72.9 million pieces, an increase of 130%. There was only small change in the selling price of most of the movements in this period; however, there was much stronger increase in basic units than that in high-end units. Sales of completed watch for the year ended December 31, 2005 was $4.2 million, there were no sales of completed watches in for the comparable period in 2004.

Cost of sales consists of cost of purchases, net of discounts and returns. Cost of sales for the year ended December 31, 2005 was $57.0 million, as compared to $34.6 million for the comparable period in 2004. As a percentage of net sales, cost of sales decreased to 90.4% for the year ended December 31, 2005, compared to 94.7% for the comparable period in 2004. The increase in total dollars was attributable to higher costs associated with our products and the decrease as a percentage of net sales was attributable to improved economy of scale.

Gross profit for the year ended December 31, 2005 was $6.1 million, or 9.6% of net sales, compared to $1.9 million, or 5.3% of net sales for the comparable period in 2004. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are usually a factor of product mix and demand for product. The increase of profit margin was primarily attributable to i) the economies of scale, where we can get a lower cost for the sales, and ii) the introduction of the completed watches segment, which had a 53.8% profit margin as a percentage of net sales compared to the 6.4% of net sales of movements in 2005.

Other income from operation was $938,573 or 1.5% of net sales for Fiscal 2005 as compared to zero in Fiscal 2004. The income from operation in Fiscal 2005 was from the commission income of $771,432, which was the commission received for connecting buyers and sellers in China and a license fee income of $167,141. There were no such activities in 2004.

Administrative and other operating expenses were $1.4 million, or 2.3% of net sales, for Fiscal 2005, as compared to $1.3 million, or 3.7% of net sales, for Fiscal 2004. The decrease as a percentage of net sales was attributable to economy of scale.

Other income from non-operation was $156,199 or 0.3% of net sales for Fiscal 2005, as compared to $28,047, or 0.0% of net sales for Fiscal 2004. The increase as a percentage of net sales was attributable to a number of factors. Bank interest income was $76,358 in Fiscal 2005, compared to $15,720 in Fiscal 2004 a yearly growth of 385.7% from Fiscal 2004 to 2005. There were net exchange gains in the fluctuation of exchange rates in both Fiscal 2005 and Fiscal 2004 of $1,302 and $170, respectively. Other interest income in Fiscal 2005 was $49,440. There is no such income in 2004.

Interest expense increased to $514,637 for Fiscal 2005, compared to $164,558 for Fiscal 2004. This increase is primarily attributable to higher borrowing levels to maintain adequate inventory, and higher borrowing rates.

Income taxes for Fiscal 2005 were $911,687, or 1.4% of net sales, as compared to $131,951 for Fiscal 2004, or 0.4% of net sales. The decrease of effective income tax rates from 39.2% for Fiscal 2004 to 18.5% for Fiscal 2005 is primarily due to decrease in unused tax losses not recognized by $67,000. Unused tax losses not recognized represents valuation allowances established to reduce deferred tax assets to the amount expected to be realized.

During Fiscal 2005, we recorded a provision for income taxes of $949,000.

Net income for Fiscal 2005 was $4.0 million, compared to net income of $204,958 for Fiscal 2004.

Liquidity and Capital Resources

To provide liquidity and flexibility in funding our operations, we borrow amounts under bank facilities and other external sources of financing. As of September 30, 2007 we had general banking facilities amounted to $15.2 million for overdraft, letter of credit, trust receipt, invoice financing and export loans granted by nine banks. The amount increased by $2.0 million compared to $13.2 million as at September 30, 2006. Interest on the facilities ranged from minus 2.0 to 0.75% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). These banking facilities were secured by the leasehold properties, time deposits and held-to maturity investments of the group and personal guarantees executed by our Chairman of the Board.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate gross proceeds of $2,902,946 (the “Private Placement”). Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. After commissions and expenses, we received net proceeds of approximately $2.3 million in the Private Placement.

Pursuant to Subscription Agreements entered into with the investors in the Private Placement, each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the per share purchase price. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, Nasdaq Capital Market, Nasdaq Global Market or New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of the Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of the Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock.

We agreed to file, and did file, a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor.

On November 13, 2007, we completed a financing transaction pursuant to which we issued $8,000,000 Variable Rate Convertible Bonds that will be due in 2012. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber of the Bonds. The Bonds bear cash interest at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds. Each Bond is convertible at the option of the holder at any time on and after a date that is 365 days after the date that our shares of common stock commence trading on the AMEX at an initial conversion price equal to the price per share at which shares are sold in our proposed initial public offering on AMEX with minimum gross proceeds of $2,000,000. If no initial public offering occurs prior to conversion, the conversion price per share will be $2.00, subject to adjustment in accordance with the terms and conditions of the Bonds. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the conversion price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain instances. In connection with the issuance of the Bonds, we also issued to the Subscriber warrants to purchase 600,000 shares of our common stock. The warrants were subscribed at a price of $0.0001 per warrant, are exercisable at $0.0001 per share, and terminate on November 13, 2010.

For the nine months ended September 30, 2007, net cash used by operating activities was approximately $3.7 million, as compared to net cash provided by operating activities of $423,364 for the comparable period in 2006. The increase in net cash used by operating activities was primarily attributable to an increase in accounts receivable of $7.3 million, an increase in prepaid expenses and other receivables of $4.3 million, partially offset by the decrease in inventories of $275,517 and an adjustment related to stock-based compensation to our CEO, Kwong Kai Shun of $1.9 million. The increase in accounts receivable was due to extended aging. The increase in prepaid expenses and other receivables was attributable to an increase in rebate receivables of $2.4 million and the deposit for a potential acquisition of plant facilities, but no acquisition has been completed as of the date of this report. The decrease in inventories was due to the decrease in inventories of completed watches. The increase in net income is due to the improved profit margin of movements segment as a result of improved economies of scale and increased selling price.

For the year ended December 31, 2006, net cash provided by operating activities was $190,906, as compared to net cash used in operating activities of $445,644 and $422,275 for the comparable period in 2005 and 2004. The increase in net cash provided by operating activities in Fiscal 2006 was primarily attributable to an increase in net income of 6.3 million, partially offset by an increase in cash used for accounts receivable of $3.4 million, prepaid expenses and other receivables of $1.7 million, accounts payable of $462,658, income tax payable of $701,921 and a decrease in unearned revenue of $1.6 million. The increase in cash used for accounts receivable was primarily attributable to an increase in net sales of 28.6% for fiscal year 2006 as compared to fiscal year 2005. The increase in cash used for prepaid expenses and other receivables was primarily attributable to an increase in purchase deposits paid from $361,000 of fiscal year 2005 to $1.5 million of fiscal year 2006 and the sales proceed of intangible assets receivable of $301,000. The decrease in cash used for accounts payable was primarily attributable to an increase utilization of bank borrowings to settle purchase costs. The increase in cash used for income tax payable of $701,921 was attributable to the settlement of income taxes incurred in fiscal year 2005. The decrease in unearned revenue was due to (i) the recognition of the unearned revenue and (ii) payment for the completed watch when the warranty period was due. The increase in net cash used in operating activities in the Fiscal 2005 was primarily attributable to an increase in accounts receivable of $1.4 million, an increase in inventories of

$2.4 million and a decrease in unearned revenue of $1.6 million, partially offset by an increase in net income of $4.0 million. The increase in net income and account receivable were attributable to the increase in sales in Fiscal 2005 as compared to Fiscal 2004. Inventories were also increased for an expected increase in sales. The decrease in unearned revenue was due to the recognition of the unearned revenue and payment for the completed watch was made when the warranty period was due. For Fiscal 2004, the increase in net cash used in operating activities was primarily attributable to an increase in accounts receivable of $2.0 million and an increase in inventories of $2.6 million, partially offset by an increase in unearned revenue of $3.2 million and net income of $0.2 million. The increase in accounts receivable was due to the extended aging. The increase in inventories was due to an expected increase in sales. The increase in unearned revenue was due to the warranty period of the completed watch sold, where payment was recognized as income until the warranty period was due.

Net cash used in investing activities was $29,937 for the nine months ended September 30, 2007, compared to $1.2 million in the comparable period in 2006. The decrease in net cash used was primarily due to the decrease in expenditures for acquiring plant and equipment and no significant investment was made during the nine months ended September 30, 2007. Net cash used in investing activities was $859,823 for the year ended December 31, 2006, which was relatively similar to the $875,395 in cash used for the comparable period in 2005. The net cash used in investing activities in Fiscal 2006 reflected the acquisition of two properties for $618,025 which were pledged for banking facilities and the acquisition of manufacturing facilities for the completed watches segment, offset by the disposal of an intangible asset of $300,849 and disposal of equipment of $2,031. The net cash used in investing activities in Fiscal 2005 was due to the acquisition of a property of $330,884 and a held-to-maturity investment fund which were pledged for banking facilities, and the acquisition of plant and equipment of $243,504 and acquisition of furniture and fixtures. The net cash used in investing activities in Fiscal 2004 was due to the acquisition of certain intangible assets, and acquisition of manufacturing facilities for the completed watches segment.

Net cash provided by financing activities was $3.6 million for the nine months ended September 30, 2007 and $176,304 for the comparable period in 2006. The increase in net cash provided by financing activities for the nine months ended September 30, 2007 was primarily attributable to the issuance of equity securities in a private placement in the amount of $2.6 million and an increase in net advances under short term bank borrowings of $3.2 million, partially offset by a repayment of short term bank loans of $4.0 million, and a lack of dividend payment for the nine months ended September 30, 2007. Net cash provided by financing activities was $0.20 million for the year ended December 31, 2006 as compared to $1.18 million and $2.77 million for the comparable period in 2005 and 2004, respectively. The decrease in net cash provided by financing activities was attributable to dividends paid of $2.45 million in 2006 as compared to $642,848 in 2005. The bank borrowing for Fiscal 2005 was increased to $10 million as compared to $7.4 million for Fiscal 2004. The total borrowing amount was granted by ten different banks for overdraft, letters of credit, trusts receipts, invoices financing and export loans. Interest on the facilities ranged from minus 1.5 to 0.5% over the Bank’s Best Lending Rate of Hong Kong (Prime Rate) or Hong Kong Inter Bank Offered Rate (HIBOR). The decrease in net cash provided by financing activities is primarily attributable to dividends paid of $642,000 for Fiscal 2005.

For the nine months ended September 30, 2007 and the same period in 2006, our average inventory turnover was approximately 30 days and 26 days, respectively. The average days outstanding of our accounts receivable for the nine months ended September 30, 2007 was 50 days, as compared to 28 days for the same period in 2006. The increase in the average days outstanding of our accounts receivable was due to the change in our credit policy. Since January 2007, we have extended our credit terms from 30 days to 60 day to customers who have a good credit history in order to improve our profit margin and competitiveness. Inventory turnover and average days outstanding are key operating measures that management relies on to monitor our business.

For fiscal year 2006, 2005 and 2004, our inventory turnover was 10.8, 10.8 and 13.2 times, respectively. During 2004, our stock level was kept at a relatively low level to improve cash flow however, we also risked stock shortage. In 2005 and 2006 we increased our stock level and, thus, the turnover ratio to a more optimal level of 10.8. We expect the turnover ratio will further decrease in 2007 as the order delivery cycle time of our supplies has shortened, possibly allowing us to keep a lower stock level with a decreased risk of stock shortages. The average days outstanding of our accounts receivable at December 31, 2006 were 29 days, as compared to 24 days and 10.8 days at December 31, 2005 and 2004. The increase in accounts receivable was due to the change in credit policy since 2005 where credit terms of up to 30 days were given to customers who had good credit history in order to improve our profit margin and competitiveness.

In an attempt to reduce our reliance on third-party watch movement manufacturers, we have plans to manufacture our own brands of quartz movements and mechanical movements in-house. To manufacture our own brands of quartz and mechanical movements in-house, we would need to acquire watch movement facilities in China and invest in new equipment and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. Our plan to acquire manufacturing facilities and equipment to manufacture our own brand of quartz and mechanical movements in-house will not take place until after the completion of our initial public offering, the proceeds of which will give us a portion of the required capital. We will be required to raise the appropriate amount of capital needed for our future operations from future equity sales or through debt financings. Failure to obtain funding when needed may force us to delay, reduce, or eliminate our plans to manufacture our own watch movement parts. We may not be able to obtain additional financial resources when necessary or on terms favorable to us, if at all, and any available additional financing may not be adequate. Moreover, new equity securities issued in financings, including any shares of Series A Convertible Preferred Stock or any new series of preferred stock authorized by our Board of Directors, may have greater rights, preferences or privileges than our existing common stock. To the extent stock is issued or options and warrants are exercised, holders of our common stock will experience further dilution.

Based on our current plans, we believe that cash on hand, cash flow from operations and funds available under our bank facilities will be sufficient to fund our capital needs for the next 12 months. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Off-Balance Sheet Arrangements

Other than the Escrow Agreement and Escrow Shares, as described above, we do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

Contractual Obligations

Other than those commitments and obligations being entered into in the normal course of business, we do not have any additional, material capital commitments and obligations due to other parties.

Inflation and Seasonality

Inflation and seasonality have not had a significant impact on our operations during the last two fiscal years.

New Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 simplifies the accounting for certain derivatives embedded in other financial instruments by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS No. 155 also clarifies and amends certain other provisions of SFAS No. 133 and SFAS No. 140. SFAS No. 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided we have not yet issued financial statements, including for interim periods, for that fiscal year. We do not believe the adoption of SFAS No. 155 will have a material impact on our consolidated financial position or results of operations.

The FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets,” to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS No. 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS No. 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS No. 156 will be effective for us as of December 31, 2006, the beginning of our 2007 fiscal year. We do not believe the adoption of SFAS No. 156 will have a material impact on our consolidated financial position or results of operations.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that we recognize in our financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We are currently evaluating the effect of FIN 48 on our financial statements and do not believe the adoption of FIN No. 48 will have a material impact on our consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This Statement shall be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. We are currently evaluating the effect, if any, of SFAS 157 on our financial statements. Although we will continue to evaluate the provisions of SFAS No. 157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on our consolidated financial statements.

The FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R),” which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. We are required to initially recognize the funded status of our defined benefit and other postretirement plans as of December 31, 2006, and to provide the required disclosures in our 2006 annual report on Form 10-KSB. The adoption of SFAS No. 158 has no material effect on our financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115.” The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS. No.157. We have chosen not to adopt this statement early. Although we will continue to evaluate the provisions of SFAS No. 159, management currently does not believe the adoption of SFAS No. 159 will have a material impact on our consolidated financial statements.

Quantitative and Qualitative Disclosure Regarding Market Risk

Credit Risk.  We are exposed to credit risk from our cash at bank, fixed deposits and contract receivables. The credit risk on cash at bank and fixed deposits is limited because the counterparts are recognized financial institutions. Contract receivables are subject to credit evaluations. As we are getting more new customers and offering credit terms, financial efficiency, we believe that cash flow and controlling bad debt and late payment become more and more important. We carry out thorough research through public filing records available on our new customers, coupled with the employment of business intelligence information provider, before extending any credit to new customers. Different levels of credit periods and credit limits are granted to different customers according to their size, financial position, business position and payment history, among other factors, in order to offer the right credit terms to our customers to enhance competitiveness yet manage the risk. We have not recorded bad debt since inception.

Foreign Currency Risk.  The functional currency of our company is the Hong Kong Dollar (HKD). In the future, we expect Renminbi (RMB) also to be a functional currency. Substantially all of our operations are conducted in the PRC. Our sales and purchases are conducted within the PRC in HKD and in the future will include RMB. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. Dollar. Exchange rate fluctuations may adversely affect the value, in U.S. Dollar terms, of our net assets and income derived from its operations in the PRC. In addition, the RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.

Country Risk.  The substantial portion of our business, assets and operations are located and conducted in Hong Kong and China. While these economies have experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of Hong Kong and China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

DESCRIPTION OF BUSINESS

Overview

With respect to this discussion, the terms “we” and “our” refer to Asia Time Corporation, its 100%-owned subsidiary Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation, (“Times Manufacture”) and its subsidiaries, Times Manufacturing & E-Commerce Corporation Ltd., TME Enterprise Ltd., Citibond Design Ltd. and Megamooch Online Ltd., each of which is a British Virgin Islands corporation, and the Hong Kong corporate subsidiaries Billow Win International Enterprise Ltd., Goldcome Industrial Ltd., Citibond Industrial Ltd., and Megamooch International Ltd. Times Manufacture was founded in March 2002 and is based in Hong Kong.

Our Company

We are a distributor of watch movements components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Our core customer base consists primarily of wholesalers, and medium-to-large sized watch manufacturers that produce watches primarily for consumer sale. To a lesser extent, we design watches for manufacturers and exporters of watches and manufacture and distribute complete watches primarily to internet marketers.

We have distribution centers and strategically located sales offices throughout Hong Kong and the People’s Republic of China (“China” or “PRC”). We distribute more than 350 products from over 30 vendors, including such market leaders as Citizen Group, Seiko Corporation and ETA SA Manufacture Horlogere Suisse, to a base of over 300 customers primarily through our direct sales force. As a part and included in our sale of watch movements, we provide a variety of value-added services, including automated inventory management services, integration, design and development, management, and support services.

Our Industry

A typical watch manufacturing process begins with the watch being designed, either from scratch or based on a chosen watch movement according to the required features. For example, if a watch manufacturer wants to design a three-hand chronograph with split-second, three dials and date, they will source the watch movements that meet these requirements and design the watch according to the specifications of this movement. Next in the process is the sourcing, purchasing or manufacture of the required components, including the watch case, watch movement, strap and crown. The last steps in the process are the assembly of the watch components, followed by testing and quality control.

Except for the largest watch manufactures, such as Citizen, Seiko, and Swatch, which produce and use their own watch movements, most watch manufacturers source and purchase the movements in the market.

In the watch manufacturing process, we provide watch movements directly to the manufacturers or through movement wholesalers, assisting the manufacturers to source the movement by providing technical information, advise, and pricing. We also assist provide our customers with watch design and technical assistance.

There are two categories of watch movements, quartz and mechanical. The main parts of an analog quartz watch movement are the battery; the oscillator, a piece of quartz that vibrates in response to the electric current; the integrated circuit, which divides the oscillations into seconds; the stepping motor, which drives the gear train; and the gear train itself, which makes the watch’s hands move. A digital watch movement has the same timing components as an analog quartz movement but has no stepping motor or gear train.

The main parts of a mechanical watch movement are the winding mechanism; the mainspring, which is the source of the watch’s power; the gear train, which transmits power from the mainspring to the escapement and drives the watch’s minutes and seconds hands; the escapement, which distributes power to the oscillator (i.e., the balance) and controls how fast the mainspring unwinds; the balance itself, which measures out time by vibrating at a steady rate; and the motion works, which moves the watch’s hour hand.

Most mechanical and quartz analog watch movements are made by one of three companies: Japan’s Citizen and Seiko, or Switzerland’s ETA, which is owned by the Swatch Group watch conglomerate. There are several smaller watch movement companies: Ronda, ISA, and others. Digital watch movements are made by various companies, most of them in China. Most watch manufacturers buy the movements, case them and sell them under their own brand names.

Watch movement distributors relieve movement manufacturers of a portion of the costs and personnel needed to warehouse, sell and deliver their products. Distributors market movement manufacturers’ products to a broader range of customers than such manufacturers could economically serve with their direct sales forces. Today, movement distributors have become an integral part of a watch manufacturer’s purchasing and inventory processes. Generally, companies engaged in the distribution of watch movement components, including us, are required to maintain a relatively significant investment in inventories and accounts receivable to be responsive to the needs of customers. To meet these requirements, we, as well as other companies in our industry, typically depend on internally generated funds as well as external sources of financing.

Products

We currently offer over 350 items. Our products primarily consist of watch movements and, to a lesser extent, complete watches.

Watch Movements

We primarily distribute quartz watch movements that are produced primarily in Switzerland and Japan. All quartz watch movements distributed by our company are multi-function and have three hands. The watch movements have high adaptability so that a range of watches, from inexpensive to luxury, may be made from the same watch movement. To a lesser extent, we also offer mechanical movements manufactured by Citizen, ETA and Tsinlien Sea Gull Co. Ltd. For the nine months ended September 30, 2007 and the year ended December 31, 2006, we acquired most of our watch movement products from the following two manufacturers: Citizen Miyota Co., Ltd., which is a member company in the Citizen Group, supplied 64% for each of the periods, and Seiko Corporation supplied 29% and 32%, for each of the respective periods. The next highest supplier was ETA SA Manufacture Horlogere Suisse, a member of the Swatch Group, which supplied us with less than 1% of our watch movements during the respective periods.

Complete Watches

To a lesser extent we also distribute complete analog-quartz and automatic watches with pricing between $20.00 to $50.00. Manufacturing for these watches is currently outsourced to third party factories in China. Our top three brand names include NxTime, SIDIO and Marcellus. The watches are primarily designed by U.S. designers and range from fashion watches to classic designs. Watches can either be made-to-order or design-to-order.

Strategy

Our goal is to be a leading watch movement and timepiece distributor in Hong Kong and China through the following strategies.

Offer wide-ranging product spectrum to customers.  Management estimates that it can increase revenues by broadening our product spectrum and offering more brands of quartz movement to customers. Apart from quartz movement, we intend to offer mechanical movements. By broadening our product spectrum, we hope to increase our market share through sales to manufacturers of high-end watches utilizing sophisticated mechanical movements. We plan to source other brands of quartz and mechanical movement in order to broaden our product spectrum. The number of brands and products that we plan to introduce will depend on the terms and conditions offered by our suppliers.

Manufacture branded proprietary watch movements.  To further diversify our product offering and reduce our reliance on third party watch movement manufacturers, we eventually hope to manufacture our own brands of quartz movements and high end mechanical movements in-house. We estimate that our company can replace a portion of our current third-party watch movement sales with our own brand movements, watch movements manufactured in-house would be higher margin offerings than distributed products of third-party suppliers. In addition, in-house manufacturing will allow product offerings at more competitive price points which we believe will enhance our competitive position. To manufacture our own brands of quartz and mechanical movements in-house, would need to acquire watch movement facilities in China and invest in new equipments and research and development. We expect that up to $5.5 million will be required to obtain the equipment and facilities to manufacture branded proprietary watch movements. Our plan to acquire manufacturing facilities and equipment to manufacture our own brand of quartz and mechanical movements in-house will not take place until after the completion of our initial public offering, the proceeds of which will give us a portion of the required capital.

Developing closer relationships with product brands owners and distributors.  We believe it is important for our company to develop closer relationships with product brand owners and its distributors, which we believe would lead to more competitive pricing and stable supply of products. We also have plans to develop closer relationships with our existing brands and distributors by expanding our sales force. We intend to commence expansion of our sales force in the fourth quarter of 2007.

Expand the distribution of complete watches.  Currently, the distribution of complete watches represents less than 12% of our revenues. As part of our expansion plan, we intend to expand our sales and marketing efforts in China. We believe that a heightened focus in this area can lead to an increase in market share and enhance our earning capacity. It is expected that these watches will be marketed through a lower to middle pricing strategy, with sales price range from US$100-$200. We plan to appoint watch distributors in larger China cities in the next two years to expand the distribution of our complete watches.

Value-Added Services

As a part of and included in our sale of watch movements, we provide a number of value-added services which are intended to attract new customers and to maintain and increase sales to existing customers. These value-added services include:

•	Automated inventory management services. We manage our customers’ inventory reordering, stocking and administration functions. We believe these services reduce paperwork, inventory, cycle time and the overall cost of doing business for our customers. The automated inventory management services are provided through our computer system through which we can manage our customer’s inventory reordering, stocking and administration functions. We believe this helps us to provide better service to our customers by understanding their stock level, purchase behavior and allows us to be more responsive to their demands and queries.
•	Integration. Our sales specialists work directly with our customers to develop and deliver customized solutions and technical support to meet specific requirements for our customers’ applications. We are able to offer customers a one-stop source for their integration needs.

Sales and Marketing

Watch Movements

We believe we have developed valuable long-term customer relationships and an understanding of our customers’ requirements. Our sales personnel are trained to identify our customers’ requirements and to actively market our entire product line to satisfy those needs. We serve a broad range of wholesalers, medium to small watch manufacturers and volume users in China and Hong Kong. We have established inventory management programs to address the specific distribution requirements of our customers.

As a distributor for leading watch movement manufacturers, we are able to offer technical support as well as a variety of supply chain management programs. Technical support and supply chain management services enhance our ability to attract new customers. Many of our services revolve around our use of software automation, computer-to-computer transactions through Internet-based solutions, technically competent product managers and business development managers.

Sales are made throughout China and Hong Kong from the sales departments maintained at our distribution facilities located in Hong Kong and from strategically located sales offices. Sales are made primarily through personal visits by our employees and telephone sales personnel who answer inquiries and receive and process orders from customers. Sales are also made through general advertising, referrals and marketing support from component manufacturers.

Complete Watches

Currently, the main distribution channels of our watches are US direct marketers, online retailers and China department stores. As part of our expansion plan, we intend to increase our focus on China’s complete watch market along with exportation to overseas markets.

With our foothold in Southern China, we intend further develop Eastern China and Northern China regions so as to cover the entire China market in complete watches.

We intend continue to outsource the production of complete watches to third parties. As part of our integrated efforts, we intend to supply these manufacturers with watch movements.

Suppliers

Manufacturers of watch movements are increasingly relying on the marketing, customer service, technical support and other resources of distributors who market and sell their product lines to customers not normally served by the manufacturer, and to supplement the manufacturer’s direct sales efforts for other accounts often by providing value-added services not offered by the manufacturer. Manufacturers seek distributors who have strong relationships with desirable customers, have the infrastructure to handle large volumes of products and can assist customers in the design and use of the manufacturers’ products. Currently, we have stable supplies from many manufacturers, including Miyota, Seiko, ETA and Suissebaches. We continuously seek to identify potential new suppliers. During the nine months ended September 30, 2007 and the year ended December 31, 2006, products purchased from our ten largest suppliers accounted for 89.9% and 81.1%, respectively, of our total net purchases.

Operations

Inventory management is critical to a distributor’s business. We constantly focus on a high number of resales or “turns” of existing inventory to reduce our exposure to product obsolescence and changing customer demand.

Our central computer system facilitates the control of purchasing and inventory, accounts payable, shipping and receiving, and invoicing and collection information for our distribution business. Our distribution software system includes financial systems, customer order entry, purchase order entry to manufacturers, warehousing and inventory control. Each of our sales departments and offices is electronically linked to our central computer systems, which provide fully integrated on-line, real-time data with respect to our inventory levels. We track inventory turns by vendor and by product, and our inventory management system provides immediate information to assist in making purchasing decisions and decisions as to which inventory to exchange with suppliers under stock rotation programs. In some cases, customers use computers that interface directly with our computers to identify available inventory and to rapidly process orders. Our computer system also tracks inventory turns by customer. We also monitor supplier stock rotation programs, inventory price protection, rejected material and other factors related to inventory quality and quantity. This system enables us to more effectively manage our inventory and to respond quickly to customer requirements for timely and reliable delivery of components.

Competition

The watch movement distribution industry is highly competitive, primarily with respect to price, product availability, knowledge of product and quality of service. We believe that the breadth of our customer base, services and product lines, our level of technical expertise and the overall quality of our services are particularly important to our competitive position. We compete with large distributors such as National Electronics Holding Ltd., as well as mid-size distributors, such as PTS Resources Ltd., many of whom distribute the same or competitive products as we do.

Our major competitors in complete watches include designer brands from overseas, China and Hong Kong such as Guess, Calvin Klein and Dolce & Gabanna.

Backlog

As is typical of watch movement distributors, we have a backlog of customer orders. At September 30, 2007 we had a backlog of approximately $1.97 million as compared to a backlog of approximately $1.06 million at September 30, 2006. At December 31, 2006, we had a backlog of approximately $1.38 million as compared to a backlog of approximately $0.87 million at December 31, 2005. We believe that a substantial portion of our backlog represents orders due to be filled within the next 90 days. In recent years, the trend in our industry has been toward outsourcing, with more customers entering into just-in-time contracts with distributors, instead of placing orders with long lead times. As a result, the correlation between backlog and future sales is changing. In addition, we have increased our use of transactions where we purchase inventory based on electronically transmitted forecasts from our customers that may not become an order until the date of shipment and, therefore, may not be reflected in our backlog. Our backlog is subject to delivery rescheduling and cancellations by the customer, sometimes without penalty or notice. For the foregoing reasons our backlog is not necessarily indicative of our future sales for any particular period.

Employees

At September 30, 2007, we had a total of 30 full-time employees. There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory.

Properties

In addition to our executive offices located at Room 1601-1604, 16/F., CRE Centre 889 Cheung Sha Wan Road, Kowloon, Hong Kong, we have offices at the following locations:

Unit B, 17/F, Tower 2,

Maritime Bay,
No. 18 Pui Shing Road,
Tseung Kwan O, Sai Kung,
NT

Car Park No. 77 on the Basement,
Maritime Bay

Flat F, 8/F Hoi Tsui Mansion,

Tower 16 Rivera Gardens,
Nos. 2-12 Yi Lok Street,
Tsuen Wan,
NT

Car Park No. 46, 2/F Podium of
Podium D of Riviera Gardens

Flat G, 59/F,

Tower 6 Banyan Garden,
No. 863 Lai Chi Kok Road
Kowloon

Car Park No. 270
2/F of Banyan Garden

Each of the above properties is owned by our subsidiary Billion Win International Enterprise Ltd.

Legal Proceedings

We are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers, Directors and Key Employees

Upon closing of the Share Exchange, the following individuals were named to our board of directors and executive management:

Name	Age	Position
Kwong Kai Shun	44	Chairman of the Board, Chief Executive Officer and Chief Financial Officer
Michael Mak	61	Director and Corporate Secretary
Siu Po Lee	39	Director
Dr. Ching Wah Leung	49	Director
Wu Hok Lun	50	Director

Kwong Kai Shun has been the Chairman of the Board, Chief Executive Officer and Chief Financial Officer of our company since 2002. Mr. Kwong was educated in Hong Kong, receiving a Post-Secondary Diploma in 1983. He started his career with Wah Kwong Hon Trading Ltd. In 1983; when he left four years later, he was sales manager for the optical and eyewear company. He held management positions with Zeiss Optical Co. and Wing Hing Optical Co. Ltd., which were eyewear and lenses trading companies, for the next four years. Zeiss was a public company listed in Germany. In 1991, he founded and served as Managing Director for Song Lam Industrial Ltd., which was engaged in the watch movement trading business, where he developed his network of contacts and connections throughout China and Southeast Asia. He joined Stanford International Holdings in 1999 and was part of management of BonusAmerica and resigned in 2005.

Michael Mak has been Director of our company since 2005 and has served as corporate secretary since 2007. Mr. Mak currently serves as President, CEO and a Director of BonusAmerica Worldwide Corp., a Nevada corporation, which is an OTC.BB listed E-Commerce and direct marketing firm providing online shopping. An independent entrepreneur, Mr. Mak founded Stanford International Holding Corporation in 1999 and BonusAmerica Corporation in 2002. He ran eCommerce, a direct marketing firm, from 1999 to present. Mr. Mak started his business career after high school at Berlin & Company (Hong Kong), a financial company, in 1963 as a foreign exchange dealer. He was promoted to Manager five years later, and made Associate Partner in 1972. He managed the organization until 1985 when he immigrated to the USA. He subsequently founded and managed the following corporations: Triwell International Corporation, 1985 to 2005, an importer and wholesaler of general merchandise; Unitex Trading Corporation, 1987 to present, a designer and manufacturer of brand-name leather goods and watches, wholesaling to department stores and specialties stores throughout North America; and Dingbats Inc., 1995 to present, a designer and importer of timepieces and licensed watches to discount stores.

Dr. Ching Wah Leung (Tony) has served as a director of our company since January 2008. Since May 2006, Mr. Leung has been the General Manager of Techtronics Industries Ltd. From 2002 to 2006, Dr. Leung was an Adjunct Professor at the Graduate School of Engineering at the University of Bridgeport in Connecticut. Additionally, from June 2000 to April 2006, Dr. Leung was the Program Manager for Johnson Electric (USA) Corp. (OTCBB:JELCY), a provider of motion subsystems and motion components for automotive and industrial applications. From 1999 to 2000, Dr. Leung served as the Senior Factory Manager for Johnson Electric (China) Ltd. Dr. Leung received a Ph.D. in Manufacturing Strategy from the University of Wales, Swansea in the United Kingdom in 1997 and an MBA from the University of Macau in 1986. Additionally, Dr. Leung has a diploma in Electronics Engineering form the Hong Kong Polytechnic University and a diploma in Computer Programming and Internet Application from the Institute for Computer Studies in Canada.

Siu Po Lee (Simon) has served as a director of our company since January 2008. Since September 2006, Mr. Lee has served as a lecturer in the Department of Accountancy and Law at Hong Kong Baptist University, serving as the Assistant Director of the Centre for Corporate Governance and Financial Policy since June 2007. From September 1999 to August 2006, Mr. Lee served as an instructor at the School of Accountancy at the Chinese University of Hong Kong. Since January 2007, Mr. Lee has served as a director of Infosmart Group, Inc. (OTCBB: IFSG), a developer of recordable digital versatile disc media. Mr. Lee received an M.S.

in Computer Science from the Open University of Hong Kong in 2002, an MBA from the Chinese University of Hong Kong in 1992, and a B.S. in Physics from the Chinese University of Hong Kong in 1990.

Wu Hok Lun (Benson) has served as a director of our company since January 2008. Since May 2005, Mr. Wu has served as a director of Woo Ping Investments, Ltd. (HK), a real estate management firm. Since July 2004, Mr. Wu has also served as a director of Hainan New Meyer Industry Ltd., China, a manufacturer of motor vehicle lubricants. Additionally, Mr. Wu has been a director of Hong Kong Kentford Ltd., HK, a company involved in the trading of motor lubricant, since March 2003; a director of Meyer Technology International Ltd., HK, since July 1997; a director of Meyer International Ltd., HK, a pharmaceutical exporter since February 1995; a director of Nidoway Investment Ltd., HK, a pharmaceutical wholesaler and exporter since August 1992; and a director of Meyer Pharmaceuticals Ltd., HK, a pharmaceutical manufacturer since January 1990. Mr. Wu received a B.S. in 1982 from the School of Pharmacy at Brighton Polytechnic in the United Kingdom (now known as the University of Brighton). Mr. Wu is a registered Pharmacist in Hong Kong and the United Kingdom.

Family Relationships

None.

Board Composition

Subject to certain exceptions, under the listing standards of the American Stock Exchange (“AMEX”), a listed company’s board of directors must consist of a majority of independent directors. Although we are eligible for an exemption from this requirement because we are considered a “controlled company” pursuant to Section 801(a) of the AMEX Company Guide as one of our shareholders owns more than 50% of our voting power, we have a majority of independent directors. Our Board of Directors has determined that three of the five members of our Board of Directors are independent under the listing standards of AMEX, as follows: Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun.

Audit Committee

We established our audit committee in January 2008. The audit committee consists of Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun, each of whom is an independent director. Siu Po Lee is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the audit committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The audit committee’s responsibilities include:

•	The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.
•	Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

Our Board of Directors does not maintain a separate nominating or compensation committee. Functions and duties customarily performed by such committees are performed by a majority of our independent directors in compliance with the requirements for listing on AMEX. Such responsibilities include:

•	The design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key ebl level="1"mployees, and for the administration of any equity incentive plans, including the approval of grants under any such plans to our employees, consultants and directors.
•	The review and determination of compensation of our executive officers, including our Chief Executive Officer.

•	The selection of director nominees, the approval of director nominations to be presented for shareholder approval at our annual general meeting and filling of any vacancies on our board of directors, the consideration of any nominations of director candidates validly made by shareholders, and the review and consideration of developments in corporate governance practices.

Executive Compensation

Compensation Discussion and Analysis

Prior to the Share Exchange on January 23, 2007, we were a “blank check” shell company that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. The officers and directors of our company prior to the Share Exchange are no longer employed by or affiliated with our company. Richard Rappaport and Anthony Pintsopolous, our President and Chief Financial Officer, respectively, during 2006 prior to Share Exchange, received no compensation or other perquisites for serving in such capacity.

Our Chief Executive Officer, Chief Financial Officer and Chairman of the Board, Kwong Kai Shun, determined the compensation for our current executive officers that was earned and paid in fiscal 2007, during which Mr. Kwong was our only executive officer. On January 1, 2007, Kwong Kai Shun began receiving compensation under a plan pursuant to which he received a monthly base salary of $20,000 and actual housing and insurance expenses, which we expected to be approximately $3,000 and $1,000 per month, respectively. For the year ended December 31, 2007, Mr. Kwong earned $240,000 in base salary and $12,691 for housing expenses. Mr. Kwong will also receive an annual bonus equivalent to three months salary, equal to $60,000, and 200,000 stock options. The annual bonus is subject to a minimum company achievement of $2,000,000 annual profit before tax. The bonus for 2007 will be paid only after the 2007 fiscal year performance has been determined and evaluated, which we expect to occur on or around on March 31, 2008. The bonus of Kwong Kai Shun is solely (100%) based on the achievement of annual profit before tax as this performance indicator is best to reflect his overall responsibility and contribution to the company for the relevant period. Based on preliminary results of operations for 2007, Mr. Kwong will achieve this bonus payment for 2007.

In addition, we will record a charge of $2,433,650 in 2007 for a performance-based compensatory stock arrangement with Mr. Kwong. In connection with our January 2007 Private Placement, Mr. Kwong entered into an agreement (the “Escrow Agreement”) with the investors pursuant to which he agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded $1,769,928 as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $663,722 with respect to the Escrow Shares.

In comparison to 2007, Mr. Kwong was paid a salary of $61,538 and automobile, housing and medical personal benefits allowance in the amount of $12,312. Mr. Kwong did not receive a cash bonus in 2006. The increase in compensation during 2007 as compared to 2006 was primarily due to the increased level of responsibilities to be assumed by the executive in becoming a publicly-listed company. The compensation for Mr. Kwong was set and approved by the Board of Directors.

Compensation for our executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Key areas of corporate performance taken into account in setting compensation policies and decisions are growth of sales, cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused on. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary, housing and bonus. The salary and housing components of compensation are paid and rewarded to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement. With respect to the amount of a bonus, we determine company achievement based on performance factors and results of operations such as revenues generated, cost of revenues, net income, and whether we obtain significant contracts. We determine achievement level of an executive based on performance factors such as contribution to the achievement of the company.

The level and components of the compensation packages for our executive officers are primarily determined based upon previous compensation, comparisons with the compensation packages of certain public companies in the United States and Hong Kong. We review and evaluate the compensation packages of specialty timepiece manufacturers, distributors and retailers, in addition to other Chinese specialty companies engaged in the manufacture and distribution of consumer products.

As a result of these criteria, we have reviewed the following companies:

•	Hong Kong/Chinese timepiece and jewelry companies: National Electronics Holdings Ltd. (SEHK:213), Hang Fung Gold Technology Limited (SSEHK:870), and Peace Mark Holdings Ltd. (SEHK:304), LJ International, Inc. (NasdaqNM: JADE), and Man Sang Holdings, Inc. (Amex: MHJ).
•	Hong Kong/Chinese companies listed in the United States: China Architectural Engineering, Inc. (AMEX: RCH), Wonder Auto Technology, Inc. (NasdaqNM:WATG — manufacturer of automotive electrical parts in China), SORL Auto Parts, Inc. (NasdaqNM:SORL — manufacturer and distributor of commercial vehicle air brake valves and related components in China and internationally), and Orsus Xelent Technologies, Inc. (Amex:ORS — designer for retail and wholesale distribution of cellular phones).

Our Board of Directors focuses its evaluation and analysis on companies of similar market size and stage of growth, while taking into account our relative performance and our own strategic goals. We believe that the companies that we evaluate are comparable to us and provided valuable guidance to us in setting the appropriate levels and form of compensation for our executive officers.

We believe that the salary paid to our executive officer during 2007, 2006, and 2005 are indicative of the objectives of our compensation program and reflect the fair value of the services provided to our company. We set an executive’s base salary with the objective of attracting and retaining highly qualified individuals for the relevant position and rewarding individual performance. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

Currently, we have no specific plans to provide raises after we have become a company with securities publicly traded in the United States. Although no specific plans have yet been discussed, we may adopt such a plan to provide raises to our executive officers in the future. Adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company. We may also expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals.

Our board of directors has not yet developed or considered a compensation program for our executive officers for fiscal 2008 and beyond. It is expected that our board will seek to establish a compensation program for executive officers that will be designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. We also expect that our executive compensation program will be designed to afford our executive officers a sense of ownership in our company and overall entrepreneurial spirit, and to link rewards to measurable company and individual performance.

In addition, our board of directors does not currently have a compensation committee. We anticipate that our board of directors will establish a compensation committee in fiscal 2008 that will be comprised of non-employee members of our board of directors. Our current expectation is that the compensation committee of our board of directors will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in Hong Kong or China or even, in all cases, companies in a similar business. The companies that we review may include the comparable companies listed above, in addition other companies of a size, scope and magnitude similar to us at the time we conduct our annual review, which may include companies not currently listed or reporting. We believe that the companies that we evaluate are comparable to us and can provide valuable guidance to us in determining whether the levels and forms of compensation for our executive officers are adequate.

For 2008, until such time as a formal compensation program and committee is established, which we expect will occur in 2008, our board of directors will determine the bonus levels for 2008 after the completion of the fiscal year. After the compensation committee is formed, it will make such determinations.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the three fiscal years ended December 31, 2007, 2006, and 2005 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary ($)	Bonus ($)		Option Awards ($)		Stock Awards ($)		All Other Compensation ($)(1)	Total ($)
Kwong Kai Shun Chief Executive Officer, Chief Financial Officer and Chairman of the Board	2007	240,000	$60,000	(2)		(3)	$2,433,650	(4)	$12,691	$2,746,341	(5)
	2006	61,538	—		—		—		12,312	73,850
	2005	62,000	—		—		—		13,500	75,500
Richard Rappaport(6) Former Chief Executive Officer and Former Director	2007	—	—		—		—		—	—
	2006	—	—		—		—		—	—
	2005	—	—		—		—		—	—
Anthony Pintsopoulos(6) Former Chief Financial Officer and Former Director	2007	—	—		—		—		—	—
	2006	—	—		—		—		—	—
	2005	—	—		—		—		—	—

(1)	This relates to automobile, housing and medical personal benefits.
(2)	Mr. Kwong will receive an annual bonus equivalent to three months salary, equal to $60,000, subject to a minimum company achievement of $2,000,000 annual profit before tax. The bonus for 2007 will be paid only after the 2007 fiscal year performance has been evaluated, which we expect to occur on or around on March 31, 2008. Based on preliminary results of operations for 2007, Mr. Kwong will achieve the $60,000 bonus payment for 2007.
(3)	Mr. Kwong will receive an annual bonus of 200,000 stock options, subject to a minimum company achievement of $2,000,000 annual profit before tax. The stock option grant for 2007 will be issued only after the 2007 fiscal year performance has been determined and evaluated, which we expect to occur on or around on March 31, 2008. Based on preliminary results of operations for 2007, Mr. Kwong will achieve the 200,000 stock options for 2007. The specific terms of the options will be determined by the independent members of the Board of Directors of our company after the audited 2007 financial statements are completed. For this award of options, the value of the options, as measured by the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS 123(R), is not yet calculable and will be calculated in 2008 in conjunction with the final results of operations for 2007.
(4)	In connection with our January 2007 Private Placement, Mr. Kwong entered into an agreement (the “ Escrow Agreement”) with the investors pursuant to which he agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). Pursuant to the Escrow Agreement, if our net income for 2006 or 2007, subject to specified adjustments, as set forth in our filings with the SEC is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income, if any, for such fiscal years. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded a charge to operations of $1,852,494 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the Escrow Shares.
(5)	Total does not include value of stock options to be granted. See footnote no. 3, above, for additional information.
(6)	Messrs. Rappaport and Pintsopoulos resigned from all positions with the Company upon the close of the Share Exchange on January 23, 2007.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Director Compensation

For the year ended December 31, 2007, our directors received compensation for his or her service as a director, as set forth in the table below.

Name(2)	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Kwong Kai Shun	—		—	—	—	—	—	—
Michael Mak	210,000	(1)	—	—	—	—	—	210,000

(1)	In January 1, 2007, Michael Mak began receiving compensation under a plan pursuant to which he receives monthly compensation with respect to salary, housing and insurance in the amounts of $15,000, $3,000 and $1,000, respectively. Mr. Mak did not claim any housing or insurance allowance for 2007. Mr. Mak will also receive an annual bonus equivalent to two months salary subject to a minimum company achievement of $2,000,000 annual profit before tax, which is the same company performance standard to which our CEO’s annual bonus is subject. The bonus for 2007 would be paid, if at all, only after the 2007 fiscal year performance has been evaluated, which we expect to occur on or around on March 31, 2008. Based on preliminary results of operations for 2007, Mr. Mak will achieve this bonus payment for 2007. The compensation for Mr. Mak was set and approved by the Board of Directors.
(2)	Siu Po Lee, Dr. Ching Wah Leung, and Wu Hok Lun were appointed to the Board of Directors in January 2008. The directors will be paid $10,000 annually for their services as a member of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,
AND DIRECTOR INDEPENDENCE

Times Manufacture & E-Commerce Corporation Limited

Times Manufacture & E-Commerce Corporation Limited (“Times Manufacture”) is our wholly-owned subsidiary, which has interlocking executive and director positions with us.

January 2007 Share Exchange

On January 23, 2007, we completed the Share Exchange with Times Manufacture and Kwong Kai Shun, the former sole shareholder of Times Manufacture. At the close of the Share Exchange, Times Manufacture became our wholly-owned subsidiary and 100% of the issued and outstanding securities of Times Manufacture were exchanged for our securities. An aggregate of 19,454,420 shares of our common stock were issued to this shareholder. Further to the Share Exchange, Times Manufacture paid an aggregate of $350,000 to the shareholders of SRKP 9, Inc. As of the close of the Share Exchange and as of January 1, 2008, Mr. Kwong owned approximately 84.0% of our issued and outstanding stock. Moreover, concurrent with the closing of the Share Exchange, our board appointed Kwong Kai Shun as Chairman of the Board, Chief Executive Officer and Chief Financial Officer, as well as Michael Mak as a director. Kwong Kai Shun is Chief Executive Officer and director of Times Manufacture.

WestPark Capital, Inc.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,902,946 (the “Private Placement”). WestPark Capital, Inc. (“WestPark”) acted as the placement agent for the Private Placement. Of the gross proceeds, $50,000 is represented by a subscription receivable from one investor. For its services as placement agent, WestPark received an aggregate fee of approximately $261,265, which consisted of a commission equal to 9.0% of the gross proceeds from the financing. WestPark is acting as the managing underwriter for our public offering that we intend to conduct. Upon the closing of the offering, we agreed to sell to WestPark Capital, Inc. warrants to purchase up to a number of shares of our common stock that will be determined. The warrants will be exercisable on their date of issuance at a per share exercise price equal to 165% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire five years. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. In addition, we have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof. We will pay WestPark a non-accountable expense allowance to be determined. We also agreed to retain WestPark as a consultant to assist us with shareholder and investor matters. The consulting arrangement will be for a period of 12 months, which will commence upon the closing of the offering, at a rate of $3,000 per month.

Some of the controlling shareholders, control persons of WestPark were also, prior to the completion of the Share Exchange, shareholders and/or control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark and an officer, director and significant shareholder of our company prior to the Share Exchange and Kevin DePrimio and Jason Stern, each employees of WestPark and shareholders of our company prior to the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange. Affiliates of WestPark who own shares of our common stock have agreed to a lock-up whereby they shall not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

We believe that the WestPark Capital arrangements are at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Agreement of Kwong Kai Shun

In connection with the Private Placement, Kwong Kai Shun, our Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement with the investors in the Private Placement. Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the “Escrow Shares”). According to the agreement, if our annual net income for 2006 or 2007 (subject to specified adjustment) as set forth in its filings with the Securities and Exchange Commission is less than $6.3 million or $7.7 million, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon our actual net income for such fiscal years. According to the agreement, the number of shares Mr. Kwong will distribute to shareholders will be determined by a formula based on the number of common stock held by the investors multiplied by the shortfall in a valuation agreed upon by the parties. We met our net income threshold of $6.3 million for 2006, and the investors are not entitled to shares from Mr. Kwong for that year. If our defined net income for the year ended December 31, 2007 is less than $7.7 million (a price-earning ratio of 4 times using $1.29), then Mr. Kwong will make up the shortfall by transferring to the investors the following number of common stock as calculated below:

A = N × S

A	means the number of additional shares of common stock to be transferred by Mr. Kwong to the investors.
N	means the number of stock held by the investors.
S	means the shortfall in agreed valuation per share of Common Stock calculated as follows: $1.29 – ((actual amount of net income for 2007 × 4) / 25,482,210).

For illustration purposes, if our net income for fiscal 2007 was $7.0 million, as opposed to $7.7 million, then Mr. Kwong would be required to transfer approximately 430,254 shares of common stock to the investors under the agreement. In no circumstances will the shares distributed by Mr. Kwong exceed 2,326,000 shares. Each shareholder will receive a pro rata amount of shares based on the number of the shares that they hold at the time of any distribution per the agreement. In the event that Mr. Kwong transfers shares to investors under the agreement, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

Based on preliminary results of operations for 2007, we will achieve the $7.7 million target. We have accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between Mr. Kwong and us. Accordingly, during the nine months ended September 30, 2007, we recorded a charge to operations of $1,852,494 to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Shares, and during the three months ended December 31, 2007, we will recognize a final charge to operations of $581,156 with respect to the shares.

In addition, Mr. Kwong has agreed to purchase all shares of Series A Preferred Stock then held by such investors at a per-share purchase price of $1.29 if our common stock shall fail to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before an agreed upon date. The date for listing was originally set by the parties at June 30, 2007 and was subsequently extended to March 31, 2008. Mr. Kwong and the investors also executed an amendment to the agreement to revise the agreement to provide that our 2007 net income will be determined in accordance with US GAAP except that following will be added back to our US GAAP net income for purposes of calculating our 2007 net income under the agreement: (i) any and all non-cash charges and expenses related to the Bonds and Bond Warrants that we issued in November 2007, and (ii) any and all charges and expenses related to our Private Placement of the Series A Convertible Preferred Stock in January 2007 and the reverse takeover that occurred in January 2007.

We believe that arrangement with Kwong Kai Shun is at fair market value and are on terms comparable to those that would have been reached in arm’s-length negotiations had the parties been unaffiliated at the time of the negotiations.

Director Independence

We are not currently required to comply with director independence requirements under the rules applicable to companies that do not have securities listed or quoted on a national securities exchange or national quotation system. If we are able to list our common stock on the American Stock Exchange, or AMEX, we would be required to maintain a board of directors comprised of at least 50% independent directors and to have an independent audit committee formed, in compliance with the requirements for listing on AMEX and in compliance with Rule 10A-3 of the Securities Exchange Act of 1934. We currently have three members of our Board of Directors who are “independent directors” as that term is defined in the AMEX Company Guide.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS
AND LIMITATION OF LIABILITY

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of no monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by the us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. We have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT FOLLOWING THE SHARE EXCHANGE

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of January 1, 2008, we had 23,156,629 issued and outstanding shares of common stock, 2,250,348 shares of Series A Preferred Stock and no options to purchase shares of common stock. We also have outstanding variable rate convertible Bonds that are convertible into 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, and 600,000 shares of our common stock issuable upon the exercise of outstanding Bond Warrants, subject to adjustment.

The following table sets forth, as of January 1, 2008 certain information with respect to beneficial ownership of our common stock based on 23,156,629 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of the outstanding common stock of our company;
•	Each executive officer;
•	Each director; and
•	All of the executive officers and directors as a group.

Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Asia Time Corporation, Room 1601-1604, 16/F., CRE Centre, 889 Cheung Sha Wan Road, Kowloon, Hong Kong.

Name and Address of Beneficial Owner	Title	Beneficially Owned		Percent of Class Beneficially Owned Prior to the Offering	Percent of Class Beneficially Owned After the Offering(1)
Officers and directors
Kwong Kai Shun	Chairman of the Board, Chief Executive Officer and Chief Financial Officer	19,454,420		84.0%	81.5%
Michael Mak	Director and Corporate Secretary	—		—	—
Siu Po Lee	Director	—		—	—
Dr. Ching Wah Leung	Director	—		—	—
Wu Hok Lun	Director	—		—	—
Officers and Directors as a Group (5 persons)		19,454,420		84.0%	81.5%
5% of more shareholders
Kam Yuen Suite 2911 Shell Tower Times Square 1 Matheson Street Causeway Bay, Hong Kong		1,550,388	(2)	6.7%	6.5%
Debbie Schwartzberg 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795		5.8%	5.6%
Richard Rappaport 1900 Avenue Of The Stars Suite 301 Los Angeles, CA 90067		1,332,795		5.8%	5.6%

(1)	Assumes offering of 700,000 shares without underwriter’s exercise of its 105,000 additional shares to cover over-allotments.
(2)	Represents 775,194 shares of Series A Convertible Preferred Stock held by Success Day International Limited and 775,194 shares of Series A Convertible Preferred Stock held by Sino Sky Enterprise Limited. The Preferred Stock is convertible into shares of Common Stock. Mr. Kam Yuen may be deemed to be the beneficial owner of the shares as the majority shareholder of each of Success Day International Limited and Sino Sky Enterprise Limited. Mr. Kam Yuen disclaims beneficial ownership of the shares except to the extent of his pecuniary interest.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $.0001 par value per share, of which 23,156,629 shares are issued and outstanding as of January 1, 2008. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;
(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;
(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and
(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

As of January 1, 2008, the sole shareholder of Times Manufacture prior to the Share Exchange owns approximately 84.0% of the outstanding shares of our common stock. Accordingly, this stockholder is in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $.0001 per share, from time to time in one or more series. As of the date of this prospectus, 2,250,348 shares of Series A Convertible Preferred Stock have been issued. Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

If we pay a stock dividend on our shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of our common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of our capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of our company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If our assets are insufficient to pay the above amounts in full, then all of our assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If we redeem or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, we cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

Warrants

In connection with the Bond offering completed in November 2007, we issued three-year warrants (the “Bond Warrants”) to purchase 600,000 shares of our common stock subject to the terms of a warrant instrument entered into by and between us and ABN AMRO and a warrant agency agreement entered into by and among us, The Bank of New York and The Bank of New York, London Branch, both dated November 13, 2007. We agreed to register the Bond Warrants and the shares of common stock underlying the Bond Warrants. The Warrants are exercisable at $0.0001 per share and terminate on November 13, 2010.

Convertible Bonds

On November 13, 2007, we issued the Bonds. Each Bond is convertible at the option of the holder at any time on and after 365 days after the date our shares of common stock commence trading on the American Stock Exchange or any alternative stock exchange. Assuming this offering is conducted at $3.50 per share, the Bonds are convertible into shares of our common stock at an initial conversion price of $3.50. The conversion price is subject to adjustment in certain events, including our issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable per share conversion price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the conversion price for the Bonds is higher than the average closing price for the shares, then the conversion price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the conversion price will only be adjusted pursuant to the Trust Deed to an amount not less than $0.25 per share (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events) except in certain circumstances.

Market Price of Our Common Stock

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. As of January 1, 2008, we had 8 registered shareholders of our common stock and 27 registered shareholders of our Series A Convertible Preferred Stock, which is convertible into shares of our common stock.

If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside its control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and efficiency of our products and services or our competitors’ products and services;
•	Announcements of innovations or new products or services by us or our competitors;
•	U.S. federal and state governmental regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Period-to-period fluctuations in our operating results;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Investor perceptions of us; and
•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of us, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;
•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;
•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer.

Listing

We are applying to have our common stock approved for listing on the American Stock Exchange under the trading symbol “TYM.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering (assuming the sale of 700,000 shares), we will have outstanding an aggregate of 23,856,629 shares of common stock, no options, Series A Convertible Preferred Stock convertible into 2,250,348 shares of common stock, Bonds convertible into 2,285,714 shares of common stock (subject to adjustment and assuming this offering is conducted at $3.50 per share), Bond Warrants to purchase 600,000 shares of common stock, (subject to adjustment), and warrants outstanding to purchase 70,000 shares of our common stock. The 70,000 warrants (assuming the sale of 700,000 shares) will be issued to WestPark Capital, Inc. pursuant to the terms of our underwriting agreement. Of the outstanding shares of common stock as of the completion of this offering, the 700,000 shares sold in the offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. All other outstanding shares not sold in this offering will be deemed “restricted securities” as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows:

Approximate Number of Shares Eligible for Future Sale	Date
700,000	After the date of this prospectus, freely tradeable shares sold in this offering.
3,953,365	After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradeable by certain selling stockholder listed in the Resale Prospectus, subject to the lock up arrangement described below. These shares consist of all of the shares of common stock registered under the Resale Prospectus, including 2,250,348 shares of common stock that have or may be issued upon conversion of outstanding Series A Convertible Preferred Stock. However, selling stockholders that hold the 2,250,348 shares have agreed that they will not sell any of the securities until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.
1,999,192	These shares will be freely tradeable, subject to the lock up arrangement described below, after the Securities and Exchange Commission declares effective the registration statement that we will file to register shares of common stock held by affiliates of West Park Capital. Selling stockholders holding these shares have agreed not to sell 1,528,933 of these shares of common stock until nine months after our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Approximate Number of Shares Eligible for Future Sale	Date
2,850,348	These shares will be freely tradeable, subject to the lock up arrangement described below, after the Securities and Exchange Commission declares effective the registration statement that we have agreed to file with the SEC no later than 90 days after our securities are listed for trading on the American Stock Exchange. We agreed to use our best efforts to cause the registration statement to be declared effective as promptly as possible and, in any event, no later than 365 days after the listing date of our securities. These shares of common stock consist of 2,285,714 shares of common stock issuable upon conversion of the Bonds (subject to adjustment and assuming this offering is conducted at $3.50 per share) and 600,000 shares of common stock issuable upon the exercise of 600,000 Bond Warrants (subject to adjustment).
19,454,420	On January 23, 2008, which is one year after the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144.

Rule 144

In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding (which will equal approximately 234,566 shares immediately after this offering); or
•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Furthermore, effective February 15, 2007, Rule 144 is being amended to, among other things, shorten the holding period from one year to six months and to remove the volume limitations, among other things, for non-affiliates of the company, all of which would make it easier for a non-affiliate stockholder to sell shares under Rule 144.

An aggregate of 3,702,209 shares of our issued and outstanding shares are not eligible for resale under Rule 144; however, we have agreed to register all of these shares under the Securities Act of 1933, as amended. We issued 3,702,209 shares of common stock to shareholders prior to the Share Exchange. Because we issued these shares while we were a “blank check” shell company with no operations, these shareholders are considered to be promoters or affiliates. It should be noted that these shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule. The position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission is that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute such shares to the public without coming within the registration requirements of the Securities Act. Therefore, these promoters or affiliates, or their transferees, can only resell their shares through a registration statement filed under the Securities Act. Of the 3,702,209 shares held by our shareholders prior to the Share Exchange, we agreed to register 1,703,017 shares in the registration statement filed in connection with the Private Placement. We agreed to register the remaining 1,999,192 shares, which are beneficially owned by affiliates of WestPark Capital, Inc., in a subsequent registration statement filed by us within ten days after the end of the six-month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. All of the shares included in an effective registration statement may be freely sold and transferred except if subject to a lock up agreement. Of the 1,999,192 shares, 1,528,933 shares are subject to a lock up agreement such that they cannot be sold until nine months after our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Rule 144(k)

Under Rule 144(k), as currently in effect, a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except one of our affiliates, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, 144(k) shares could be sold immediately upon the completion of this offering.

Lock-Up Agreements

The investors in the Private Placement, in which we sold 2,250,348 shares of Series A Convertible Preferred Stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares, or the common stock that underlie their shares, until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. We have the option to release the investors from the lock-up agreements. In addition, during the 60-day period immediately following the listing or quotation of our securities, up to three-ninths of the shares that are locked up may be released early by WestPark Capital, equally applied to all investors, if, in its opinion, the market for our common stock would not be adversely impacted by sales. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, market conditions, the trading price of our securities, historical trading volumes of our securities. We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares.

We agreed to file a registration statement covering the common stock sold in the private placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Subject to the lock up agreement, the shares will be freely tradeable upon effectiveness of the registration statement. In addition, affiliates of WestPark who own shares of our common stock have agreed to a lock-up with us whereby they agreed not sell an aggregate of 1,528,933 shares of common stock held by them until that date which is nine months from the day that our common stock begins to be traded on either the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market, the OTC Bulletin Board or the Pink Sheets.

Upon closing of the offering, we will have also agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of this prospectus. In addition, each of our executive officers and directors, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 12 months after the date of this prospectus.

We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

Registration

We are also concurrently registering for resale under a separate prospectus up to 3,953,365 shares of our common stock held by the selling stockholders named under the prospectus, including 2,250,348 shares that have been or may be acquired upon conversion of outstanding Series A Convertible Preferred Stock. None of these shares are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary — Recent Events — January 2007 Share Exchange” and “— January 2007 Private Placement.”

In addition, we agreed to file a registration statement with the Securities and Exchange Commission to register (i) 1,999,192 shares of common stock held by shareholders of our company prior to the share exchange who are affiliates of WestPark Capital, Inc. We originally agreed to file the registration statement within ten days after the end of the six month period that immediately follows February 14, 2007, which is the date on which we initially filed the registration statement to register the shares issued in the Private Placement. We currently intend to file the registration statement promptly after the completion of this offering.

In addition, we agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Bond Warrants (the “Registrable Securities”). The shares of common stock underlying the Bonds and the Bond Warrants shares of common stock consist of 2,285,714 shares of common stock issuable upon conversion of the Bonds (subject to adjustment and assuming this offering is conducted at $3.50 per share) and 600,000 shares of common stock issuable upon the exercise of 600,000 Bond Warrants (subject to adjustment). We agreed to prepare and file with the SEC, no later than 90 days after the listing of our securities on a national exchange, a registration statement on Form S-1 to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the listing date, cause that registration statement, as amended, to become effective.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [], the underwriters named below, through their representative WestPark Capital, Inc., have severally agreed to purchase from us the number of shares of common stock set forth opposite their names at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The representative, WestPark Capital, also acted as placement agent for our Private Placement.

Underwriter	Number of Shares
WestPark Capital, Inc.
Total

The underwriters propose to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriters may offer the common stock to some dealers at that price less a concession not in excess of $[] per share. Dealers may reallow a concession not in excess of $[] per share to some other dealers. After the shares of common stock are released for sale to the public, the underwriters may vary the offering price and other selling terms.

We have granted to the underwriters an option, exercisable for up to 60 days after the date of this prospectus, to purchase up to 105,000 additional shares of common stock at the public offering price set forth on the cover of this prospectus solely to cover over-allotments, if any. If the underwriters exercise their over-allotment option, the underwriters have severally agreed, subject to limited conditions, to purchase approximately the same percentage that the number of shares of common stock to be purchased by each of them, as shown in the foregoing table, bears to the common stock covered by this prospectus.

We have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect thereof.

We have agreed to pay the representative a $[__________] non-accountable expense allowance. In addition, we have agreed to pay the representative’s counsel fees (excluding blue sky) of $[________] and road show expenses of $[______________].

Upon the closing of this offering, we have agreed to sell to WestPark Capital, Inc. warrants to purchase up to [___________] shares of our common stock. The warrants will be exercisable commencing upon their date of issuance at a per share exercise price equal to 165% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will expire five years from the date of this prospectus. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. The warrants and underlying shares are deemed by FINRA to be underwriting compensation in connection with this offering pursuant to NASD Conduct Rule 2710. In addition, unless an exemption is available under Conduct Rule 2710(g)(2), these securities will be subject to lock-up restrictions under Conduct Rule 2710(g). Conduct Rule 2710(g) provides that the warrants and underlying shares shall not be sold during this offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering.

We have also agreed to retain WestPark Capital, Inc. as a consultant to assist us with shareholder and investor matters. The consulting arrangement will be for a period of 12 months, commencing upon the closing of this offering, at a rate of $3,000 per month.

The representative may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over- allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short

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positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the American Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriters. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We estimate that our out of pocket expenses for this offering will be approximately $[].

The underwriting agreement provides that the agreement may be terminated by WestPark Capital at any time prior to delivery of and payment for the shares by notifying us if, in WestPark Capital’s judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of numerous events as set forth in the underwriting agreement, including, but not limited to:

•	us having sustained a material loss, whether or not insured, by reason of fire, earthquake, flood, accident or other calamity, or from any labor dispute or court or government action, order or decree;
•	trading in securities generally on the New York Stock Exchange, the American Stock Exchange or NASDAQ Global Market having been suspended or limited;
•	material governmental restrictions having been imposed on trading in securities generally;
•	any material adverse change in the financial markets in the United States;
•	any outbreak or escalation of hostilities or act of terrorism involving the United States, any other calamity or emergency, or any change or development in political, financial or economic conditions if, in the judgment of WestPark Capital, the effect of which makes it impractical or inadvisable to proceed with this offering; and
•	the adoption or proposed adoption of legislation that WestPark Capital believes could reasonably be expected to result in a material adverse effect on the market for the shares being offered.

Subject to the foregoing, the underwriters are severally committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

In connection with the offering, the underwriters may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered’ short sales are sales made in an amount not greater than the underwriters’ ‘overallotment’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short

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sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California. Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the underwriters. A partner of Kirkpatrick & Lockhart Preston Gates Ellis LLP owns 185,110 shares of common stock of our company.

EXPERTS

The consolidated financial statements of Asia Time Corporation as of December 31, 2006 and 2005 and 2004 and for the years ended December 31, 2006, 2005, and 2004, appearing in this prospectus have been audited by Dominic K. F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We filed a Form 10-SB with the SEC and, as a result, we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

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ASIA TIME CORPORATION
FINANCIAL STATEMENTS
(Stated in US dollars)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)
	$	$
	(Restated)	(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	166,216	316,621
Restricted cash	5,551,704	4,523,679
Accounts receivable	15,482,635	8,188,985
Prepaid expenses and other receivables — Note 8	6,397,568	2,101,133
Income tax prepayments	—	767
Inventories — Note 9	5,961,014	6,246,185
Prepaid lease payments — Note 11	17,193	22,958
Total Current Assets	33,576,330	21,400,328
Deferred tax assets — Note 6	19,536	14,042
Plant and equipment, net — Note 10	719,473	890,258
Leasehold lands — Note 11	882,444	895,322
Held-to-maturity investments — Note 12	300,771	301,196
Intangible assets — Note 13	244,168	337,836
Restricted cash — non-current	256,937	257,301
Total Assets	35,999,659	24,096,283
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	1,075,980	770,360
Other payables and accrued liabilities — Note 14	51,491	190,358
Advance from a related party — Note 15	12,268	—
Income taxes payable	2,691,393	1,387,571
Bank borrowings — Note 16	15,196,458	13,205,167
Total Current Liabilities	19,027,590	15,553,456
Deferred tax liabilities — Note 6	37,180	31,711
Total Liabilities	19,064,770	15,585,167
Commitments and Contingencies — Note 19
Stockholders’ Equity
Preferred stock — Note 17
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: 2007 — 2,250,348 shares (2006 — none)	225	—
Common stock — Note 17
Par value: US$0.0001
Authorized: 100,000,000 shares (2006 — 100,000,000 shares)
Issued and outstanding: 2007 — 23,156,629 shares (2006 — 19,454,420 shares)	2,316	1,946
Additional paid-in capital	5,139,880	654,298
Accumulated other comprehensive income	22,112	7,470
Retained earnings	11,770,356	7,847,402
Total Stockholders’ Equity	16,934,889	8,511,116
Total Liabilities and Stockholders’ Equity	35,999,659	24,096,283

See notes to condensed consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
	(Restated)	(Restated)	(Restated)	(Restated)
Net sales	22,972,645	19,647,209	64,960,224	62,874,395
Cost of sales	(18,410,524)	(17,332,702)	(54,829,393)	(55,599,295)
Gross profit	4,562,121	2,314,507	10,130,831	7,275,100
Other income — Note 4	48,425	41,724	145,203	125,504
Depreciation	(64,635)	(83,730)	(193,499)	(243,096)
Administrative and other operating expenses, including stock-based compensation	(690,514)	(359,472)	(3,295,777)	(971,717)
Income from operations	3,855,397	1,913,029	6,786,758	6,185,791
Fees and costs related to reverse merger — Note 1	—	—	(736,197)	—
Other income — Note 4	39,555	55,342	117,936	165,638
Interest expense — Note 5	(316,516)	(265,872)	(830,935)	(763,726)
Income before taxes	3,578,436	1,702,499	5,337,562	5,587,703
Income taxes — Note 6	(697,737)	(304,821)	(1,414,608)	(989,132)
Net income	2,880,699	1,397,678	3,922,954	4,598,571
Earnings per common share — Note 3
— Basic	$0.12	$0.07	$0.17	$0.24
— Diluted	$0.11	$0.07	$0.16	$0.24
Weighted average common shares
— Basic	23,156,629	19,454,420	22,844,721	19,454,420
— Diluted	25,406,977	19,454,420	24,874,262	19,454,420

See notes to condensed consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Nine Months Ended September 30,
	2007	2006
	(Unaudited)	(Unaudited)
	$	$
	(Restated)	(Restated)
Cash flows from operating activities
Net income	3,922,954	4,598,571
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Stock-based compensation	1,852,494	—
Amortization of intangible assets	92,884	115,965
Amortization of leasehold lands	17,287	17,481
Depreciation	193,499	243,096
Loss on disposal of plant and equipment	5,406	7,725
Income taxes	1,414,608	989,132
Changes in operating assets and liabilities:
(Increase) decrease in —
Accounts receivable	(7,281,110)	(3,264,603)
Prepaid expenses and other receivables	(4,260,214)	(1,118,481)
Inventories	275,517	767,389
Increase (decrease) in —
Accounts payable	306,241	(279,202)
Other payables and accrued liabilities	(138,142)	(37,981)
Income taxes payable	(112,601)	(16,055)
Unearned revenue	—	(1,595,187)
Net cash provided by (used in) operating activities	(3,711,177)	427,850
Cash flows from investing activities
Acquisition of plant and equipment	(30,257)	(1,164,095)
Proceeds from disposal of plant and equipment	320	2,034
Net cash used in investing activities	(29,937)	(1,162,061)
Cash flows from financing activities
Proceeds from issuance of Series A convertible preferred stock	2,641,683	—
Proceeds from new short-term bank loans	2,816,620	33,932
Repayment of short-term bank loans	(4,029,839)	(259,532)
Net advances under other short-term bank borrowings	3,175,698	3,925,836
Increase in restricted cash	(1,031,003)	(1,180,479)
Advances from related parties	(20,773)	(28,798)
Decrease in bank overdrafts	40,840	131,057
Dividends paid	—	(2,445,712)
Net cash provided by financing activities	3,593,226	176,304
Net decrease in cash and cash equivalents	(147,888)	(557,907)
Effect of foreign currency translation on cash and cash equivalents	(2,517)	(538)
Cash and cash equivalents — beginning of period	316,621	778,563
Cash and cash equivalents — end of period	166,216	220,118
Supplemental disclosures for cash flow information:
Cash paid for:
Interest	830,935	763,726
Income taxes	112,601	15,521

See notes to condensed consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

1. Organization and recapitalization

Asia Time Corporation (the “Company”) (formerly SRKP 9, Inc.) was incorporated in the State of Delaware on January 3, 2006. Effective January 23, 2007, the Company changed its name from SRKP 9, Inc. to Asia Time Corporation.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”), and Kwong Kai Shun, the sole shareholder of Times Manufacture (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

The Company effected a 1.371188519-for-one stock reverse split in the course of the share exchange process such that there were 3,702,209 shares of common stock outstanding immediately prior to the closing of the Exchange Agreement. These financial statements give retroactive effect to this share split.

At the closing of the Exchange Agreement, the Company acquired all of the capital shares of Times Manufacture from the Original Shareholder, in exchange for which the Company issued 19,454,420 shares of its Common Stock to the Original Shareholder. The 19,454,420 shares of common stock issued to the Original Shareholder in conjunction with this transaction have been presented as outstanding for all periods presented.

The Original Shareholder of Times Manufacture acquired 84% of the Company’s issued and outstanding common stock in conjunction with the completion of the Exchange Agreement. Therefore, although Times Manufacture became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization in the form of a reverse merger of Times Manufacture, whereby Times Manufacture was deemed to be the accounting acquirer and was deemed to have retroactively adopted the capital structure of SRKP 9, Inc. Since the transaction was accounted for as a reverse merger, the accompanying consolidated financial statements reflect the historical consolidated financial statements of Times Manufacture for all periods presented, and do not include the historical financial statements of SRKP 9, Inc. All costs associated with the reverse merger transaction were expensed as incurred.

The Company agreed to register the 1,999,192 shares of common stock that were held by certain of the Company’s shareholders immediately prior to the closing of the Exchange Agreement. If the Company fails to register 1,999,192 shares due to failure on the part of the Company, additional shares of its common stock shall be issued to the respective shareholders in the amount of 0.0333% of their respective shares for each calendar day until the registration becomes effective. There is no maximum potential consideration to be transferred in connection with the registration of these shares. The Company agreed to file a registration statement no later than the tenth day after the end of the six month period that immediately follows the filing date of the initial registration statement (the “Required Filing Date”). The Company agreed to use reasonable best efforts to cause such registration statement to become effective within 120 days after the Required Filing Date or the actual filing date, whichever is earlier, or 150 days after the Required Filing Date or the actual filing date, whichever is earlier, if the registration statement is subject to a full review by the Securities and Exchange Commission (“SEC”). In addition, the Company agreed to use its reasonable best efforts to maintain the registration statement effective for a period of 24 months at the Company’s expense.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

1. Organization and recapitalization  – (continued)

Restatement

The Company has revised its financial statements for the three months and nine months ended September 30, 2007 and 2006 to reflect various adjustments, primarily to account for all fees and costs related to the January 2007 reverse merger as a charge to operations, to adjust the accounting for inventories and cost of sales by accruing for vendor incentives, and to recognize stock-based compensation in 2007. As a result of these adjustments, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company has also corrected average and actual shares outstanding retroactively (and related earnings per share calculations) to reflect the January 2007 reverse merger. These adjustments are more fully described at Note 21.

2. Description of business

The Company and its subsidiaries are engaged in sales to distributors of completed watches and watch components.

Name of Company	Place and Date of Incorporation	Issued and Fully Paid Capital	Principal Activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding
Times Manufacturing & E-Commerce Corporation Ltd (“TMEHK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding
Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components
Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components
Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components
Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components
TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding
Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive
Megamooch Online Ltd	British Virgin Islands September 6, 2003	US$2 Ordinary	Trading of watches and watch components

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies

Consolidation

The consolidated financial statements include the accounts of the Company and its majority owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Basis of presentation

The accompanying condensed consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and notes necessary for a comprehensive set of consolidated financial statements.

In the opinion of the management of the Company, the accompanying financial statements include all adjustments, including those of a normal recurring nature, necessary for a fair presentation of the results of operations for the three months and nine months ended September 30, 2007 and 2006. Results for the interim periods presented are not necessarily indicative of the results that might be expected for the full fiscal year. These condensed financial statements should be read in conjunction with the consolidated financial statements of Asia Time Corporation and the notes thereto for the years ended December 31, 2006, 2005 and 2004 as filed with Securities and Exchange Commission.

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and equipment and intangible assets. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Group’s net sales and accounts receivable.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies  – (continued)

For the nine months ended September 30, 2007 and 2006, customers representing 10% or more of the Group’s net sales and their related accounts receivable were as follows:

	Nine Months Ended September 30,
	2007	2006
	$	$
Customer A	—	7,656,660
Customer B	—	7,522,227
Customer C	—	7,342,760
Net sales	—	22,521,760
Accounts receivable	—	3,658,548

Restricted cash

Deposits in banks for securities of bank borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at their original amount less an allowance for doubtful accounts, based on a review of outstanding amounts at the period end. An allowance for doubtful accounts is also recorded when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Uncollectible amounts are written off when identified. The Company extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables are fully collectible. The Company does not accrue interest on trade accounts receivable.

During the nine months ended September 30, 2007 and 2006, the Company had no uncollectible accounts receivable and, accordingly, did not record any allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company has vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by the Company from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the nine months ended September 30, 2007 and 2006, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold land

Leasehold lands, representing upfront payments or land use rights, are recorded at their acquisition cost and amortized using the straight-line method over the lease terms.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies  – (continued)

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives at the following annual rates:

Trademarks	20%
Websites	20%

Held-to-maturity investments

The Company’s policies with respect to investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the Company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at cost to purchase including transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

Buildings	Over the Unexpired Lease Term
Furniture and fixtures	20 – 25%
Office equipment	25 – 33%
Machinery and equipment	25 – 33%
Moulds	33%
Motor vehicles	25 – 33%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to the statement of operations.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cashflows attributable to such assets.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies  – (continued)

No impairment of long-lived assets was recognized for any of the periods presented.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. The Company provides pre and post sales service to its customers related to inventory management information in order to facilitate and manage sales to customers. By providing such services to keep track of customers’ inventory levels, the Company can manage and replenish inventory levels on a timely basis. The Company’s integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. The Company believes these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Income taxes

The Group uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109 “Accounting for Income Taxes”. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carry forwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Earnings per share

The Company computes earnings per share in accordance with SFAS No. 128, “Earnings per Share” (“SFAS 128”), and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). SFAS 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is measured as net income divided by the weighted average common shares outstanding for the period. Diluted earnings per share is similar to basic earnings per share but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been issued at the beginning of the periods presented, or date of issuance, if later. Potential common shares that have an anti-dilutive effect (i.e., that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.

The Company did not have any potential common shares during the three months and nine months ended September 30, 2006. The calculation of diluted earnings per share for the three months and nine months ended September 30, 2007 includes the shares of Series A Convertible Preferred Stock on an “as converted” basis.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies  – (continued)

The following table is a reconciliation of the weighted average common shares used in the computation of basic and diluted earnings per share for the periods presented:

	Three Months Ended September 30,
	2007			2006
	Net Income	Weighted Average Shares	Per-Share	Net Income	Weighted Shares	Per-Share
Earnings per share — basic
Net income	$2,880,699	23,156,629	$0.12	$1,397,678	19,454,420	$0.07
Effect of dilutive securities Convertible preferred stock	—	2,250,348		—	—
Earnings per share — diluted
Net income	$2,880,699	25,406,977	$0.11	$1,397,678	19,454,420	$0.07

	Nine Months Ended September 30,
	2007			2006
	Net Income	Weighted Average Shares	Per-Share	Net Income	Weighted Average Shares	Per-Share
Earnings per share — basic
Net income	$3,922,954	22,844,721	$0.17	$4,598,571	19,454,420	$0.24
Effect of dilutive securities Convertible preferred stock	—	2,029,541		—	—
Earnings per share — diluted
Net income	$3,922,954	24,874,262	$0.16	$4,598,571	19,454,420	$0.24

Stock-Based Compensation

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), a revision to SFAS No. 123, “Accounting for Stock-Based Compensation”. SFAS 123R requires that the Company measure the cost of employee services received in exchange for equity awards based on the grant date fair value of the awards, with the cost to be recognized as compensation expense in the Company’s financial statements over the vesting period of the awards. Accordingly, the Company recognizes compensation cost for equity-based compensation for all new or modified grants issued after December 31, 2005. The Company did not have equity awards outstanding at December 31, 2005.

The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with EITF 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”, and EITF 00-18, “Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees”, whereas the value of the stock compensation is based upon the measurement date as determined at either (a) the date at which a performance commitment is reached or (b) at the date at which the necessary performance to earn the equity instruments is complete.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

3. Summary of significant accounting policies  – (continued)

The Company did not recognize any stock-based compensation during the three months or nine months ended September 30, 2006. During the three months and nine months ended September 30, 2007, the Company recorded $200,289 and $1,852,494, respectively, as a charge to operations to recognize the grant date fair value of stock-based compensation in conjunction with the Escrow Agreement described at Note 17.

Recent accounting pronouncements

In July 2006, the FASB issued FIN 48, “Accounting for Uncertainty in Income Taxes.” FIN 48 requires that the Company recognize in its financial statements the impact of a tax position if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of the Company’s 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings, if any. The Company did not have any material unrecognized tax benefits as of January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although the Company will continue to evaluate the provisions of SFAS 157, the Company currently does not believe the adoption of SFAS 157 will have a material impact on the Company’s consolidated financial statements.

On February 15, 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115” (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Company has not chosen to early adopt this statement. Although the Company will continue to evaluate the provisions of SFAS 159, management currently does not believe the adoption of SFAS 159 will have a material impact on the Company’s consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

4. Other income

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Operating income
License fee of intangible assets	32,668	41,724	97,955	125,504
Rental income	15,757	—	47,248	—
	48,425	41,724	145,203	125,504
Non-operating income
Bank interest income	35,114	47,246	112,020	141,250
Net exchange gains	600	276	2,075	574
Other interest income	—	7,820	—	23,787
Sundry	3,841	—	3,841	27
	39,555	55,342	117,936	165,638
	87,980	97,066	263,139	291,142

5. Interest expense

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Interest on bank trust receipts	291,499	252,359	759,539	709,661
Interest on short-term bank loans	10,844	2,384	27,608	10,758
Interest on bank overdrafts	11,859	11,129	33,050	43,307
Interest on other loans	2,314	—	10,738	—
	316,516	265,872	830,935	763,726

6. Income taxes

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Hong Kong profits tax
Current period	697,737	304,821	1,414,608	989,132

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

6. Income taxes  – (continued)

The Company’s subsidiaries operating in Hong Kong are subject to profits tax of 17.5% on the estimated assessable profits during the periods. The difference in the periods between the actual effective tax rate and the Hong Kong Statutory rate results from minor non-deductable items in the periods ended in 2006 and the three months ended September 30, 2007, which result in less than a 1% increase to the Company’s effective tax rate. During the nine months ended September 30, 2007, the tax rate was approximately 21% due to the effect on the tax rate of non tax deductable fees and costs related to the reverse merger that were charged to operations during the period.

Deferred tax (assets) liabilities as of September 30, 2007 and December 31, 2006 are composed of the following:

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Temporary difference on accelerated tax depreciation on plant and equipment	17,644	17,669
Deferred tax liabilities, net	17,644	17,669
Recognized in the balance sheet:
Net deferred tax assets	(19,536)	(14,042)
Net deferred tax liabilities	37,180	31,711
	17,644	17,669

Deferred tax assets of the Company relating to the tax effect of the change in valuation allowance of the Company have not been accounted for in the financial statements for the nine months ended September 30, 2007 and 2006, as management determined that it was more likely than not that these tax losses would not be utilized in the foreseeable future. There was no other significant unprovided deferred taxation of the Company at September 30, 2007 or December 31, 2006.

7. Comprehensive income

	Three Months Ended		Nine Months Ended
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	$	$	$	$
Net income	2,880,699	1,397,678	3,922,954	4,598,571
Foreign currency translation adjustment	62,784	(13,703)	14,642	(23,976)
Total comprehensive income	2,943,483	1,383,975	3,937,596	4,574,595

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

8. Prepaid expenses and other receivables

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Rebate receivable	2,379,725	—
Interest receivable	—	20,218
Rental receivable	—	46,314
Other receivable	300,617	—
Purchase deposits paid	3,573,480	1,530,372
Sales proceeds of intangible assets receivable	—	301,042
Other deposits and prepayments	143,746	203,187
	6,397,568	2,101,133

9. Inventories

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Completed watches, at cost	—	1,745,648
Watch movements, at cost	5,961,014	4,500,537
	5,961,014	6,246,185

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

10. Plant and equipment

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Cost
Buildings	242,007	242,350
Furniture and fixtures	489,780	492,866
Office equipment	58,816	145,911
Machinery and equipment	407,944	321,626
Moulds	384,121	384,665
Motor vehicles	70,455	45,928
	1,653,123	1,633,346
Accumulated depreciation
Buildings	12,856	8,441
Furniture and fixtures	308,224	237,508
Office equipment	39,951	100,612
Machinery and equipment	224,203	93,475
Moulds	316,232	276,936
Motor vehicles	32,184	26,116
	933,650	743,088
Net
Buildings	229,151	233,909
Furniture and fixtures	181,556	255,358
Office equipment	18,865	45,299
Machinery and equipment	183,741	228,151
Moulds	67,889	107,729
Motor vehicles	38,271	19,812
	719,473	890,258

Depreciation expense included in administrative and other operating expenses for the three months and nine months ended September 30, 2007 and September 30, 2006 was $64,635, $193,499, $83,730, and $243,096, respectively.

As at September 30, 2007 and December 31, 2006, the carrying amount of buildings pledged as security for the Company’s banking facilities amounted to $229,151 and $233,909, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

11. Leasehold lands

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Cost	948,172	949,514
Accumulated amortization	(48,535)	(31,234)
Net	899,637	918,280
Analyzed for reporting purposes as:
Current asset	17,193	22,958
Non-current asset	882,444	895,322
	899,637	918,280

Amortization expense included in administrative and other operating expenses for the three months and nine months ended September 30, 2007 and September 30, 2006 were $5,765, $17,287, $8,187, and $17,481, respectively.

As at September 30, 2007 and December 31, 2006, the carrying amount of leasehold lands pledged as security for the Company’s banking facilities amounted to $899,637 and $918,280, respectively.

12. Held-to-maturity investments

As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Hang Seng Capital Guarantee Investment Fund
— 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	300,771	301,196

The carrying amount of the held-to-maturity investment approximates its fair value at September 30, 2007.

As at September 30, 2007 and December 31, 2006, the carrying amount of the held-to-maturity investment pledged as security for the Company’s banking facilities amounted to $300,771 and $301,196, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

13. Intangible assets

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Cost
Trademarks	420,863	200,695
Websites	200,411	421,459
	621,274	622,154
Accumulated amortization
Trademarks	234,814	112,389
Websites	142,292	171,929
	377,106	284,318
Net
Trademarks	186,048	88,306
Websites	58,119	249,530
	244,168	337,836

Amortization expense included in administrative and other operating expenses for the three months and nine months ended September 30, 2007 and September 30, 2006 were $30,977, $92,884, $38,552, and $115,965, respectively.

14. Other payables and accrued liabilities

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Accrued expenses	42,498	181,352
Sales deposits received	8,993	9,006
	51,491	190,358

15. Advance from a related party

Advance from a related party for working capital is as follows:

As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Advance from a director	12,268	—

The advance is interest-free, unsecured and has no fixed repayment terms.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

16. Bank borrowings

	As of
	September 30, 2007	December 31, 2006
	(Unaudited)	(Audited)
	$	$
Secured:
Bank overdrafts repayable on demand	591,908	551,714
Repayable within one year
Short-term bank loans	283,956	1,469,866
Other bank borrowings	14,320,594	11,183,587
	15,196,458	13,205,167

As of September 30, 2007, the above banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,128,788 (notes 10 and 11);
(b)	charge over bank deposits of $5,808,641;
(c)	charge over held-to-maturity investments of $300,711 (note 12);
(d)	personal guarantee executed by a director of the Company; and
(e)	other financial covenant.

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $3,854,060. The Company’s subsidiary was in compliance with this requirement at September 30, 2007.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

17. Common stock and convertible preferred stock

A reconciliation of certain of the equity accounts of SRKP 9, Inc. and Times Manufacture as a result of the January 2007 reverse merger is as follows:

	Series A Convertible Preferred Stock ($0.0001 Par Value)		Common Stock ($0.0001 Par Value)		Additional Paid-In Capital
	Shares	Amount	Shares	Amount
Balances, December 31, 2006	0	$0	19,454,420	$1,946	$654,298
Jan 23, 2007 Shares issued to SRKP 9 founders:
Originally issued on Jan 3, 2006; deemed issued on Jan 23, 2007 for reverse merger purposes	—	—	2,700,000	270	(270)
Issued in connection with 1.371188519 – for – 1 retroactive stock split	—	—	1,002,209	100	(100)
Jan 23, 2007 Adjustment to SRKP 9 accounts to reflect reverse merger					(7,999)
Jan 23, 2007 Gross proceeds from shares sold in offering — initial closing	1,749,028	175	—	—	2,256,071
Jan 23, 2007 Offering costs — initial closing (9% of gross)					(203,062)
Jan 23, 2007 Stock-based compensation	—	—	—	—	1,852,494
Feb 9, 2007 Gross proceeds from shares sold in offering — final closing	501,320	50	—	—	646,651
Feb 9, 2007 Offering costs — initial closing (9% of gross)					(58,203)
Balances, September 30, 2007	2,250,348	$225	23,156,629	$2,316	$5,139,880

The Company conducted a private placement (“Private Placement”) pursuant to subscription agreements (the “Subscription Agreement”) entered into by the Company and certain investors. Pursuant to the Private Placement, the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for aggregate gross proceeds of $2,902,947.

At the initial closing of the Private Placement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Private Placement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

The shares of the Company’s Series A Preferred Stock are convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments. Accordingly, each share of Series A Preferred Stock is initially convertible into one share of common stock.

If the Company at any time prior to the first trading day on which the common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1,000,000, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

17. Common stock and convertible preferred stock  – (continued)

(i) the closing price of the common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

The Company agreed to file a registration statement covering the common stock underlying the Series A Convertible Preferred Stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the Subscription Agreement with each investor. The Company agreed to a penalty provision with respect to its obligation to register the Series A Convertible Preferred Stock. If the Company fails to register the Series A Convertible Preferred Stock due to failure on the part of the Company, the Company will pay to the holders of Series A Convertible Preferred Stock a cash payment equal to 0.0333% of the purchase price of their respective shares for each business day of the failure. There is no maximum potential consideration to be transferred. The Company is required to file the registration statement no later than 30 days after the consummation of the Private Placement and agreed to use reasonable best efforts to cause such Registration Statement to become effective within 150 days after the closing of the Private Placement, or 180 days if the Registration Statement is subject to a full review by the SEC. The Company is also required to use its reasonable best effort to maintain the Registration Statement effective for a period of 24 months at the Company’s expense.

The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

In connection with the Private Placement, in January and February 2007, Kwong Kai Shun, the Company's Chairman of the Board, Chief Executive Officer and Chief Financial Officer, entered into an agreement (the “Escrow Agreement”) with the investors in the Private Placement pursuant to which Mr. Kwong agreed to place 2,326,000 shares of his common stock in escrow for possible distribution to the investors (the“Escrow Shares”). Pursuant to the Escrow Agreement, if the Company's net income for 2006 or 2007 (subject to specified adjustments) as set forth in its filings with the SEC is less than $6,300,000 or $7,700,000, respectively, a portion, if not all, of the Escrow Shares will be transferred to the investors based upon the Company's actual net income, if any, for such fiscal years. In addition, Mr. Kwong has agreed to purchase all of the shares of Series A Preferred Stock then held by such investors at a per share purchase price of $1.29 if the Company's common stock fails to be listed or quoted for trading on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange on or before June 30, 2007, which has been subsequently extended to March 31, 2008. The number of shares that Mr. Kwong will distribute to shareholders will be determined by the number of shares of common stock that have not been sold by the investors, multiplied by the shortfall in a valuation agreed upon by the parties. The agreed upon shortfall in valuation is calculated using the $1.29 purchase price per share of the common stock, the actual amount of net income for either 2006 or 2007 (subject to specified adjustments) and a price earnings ratio set at 5 for 2006 and 4 for 2007. In no circumstances will Mr. Kwong be required to distribute in excess of 2,326,000 shares. In the event that Mr. Kwong transfers any shares to investors, it is anticipated that the transfer will be effected under an exemption from registration pursuant to the Securities Act of 1933, as amended.

The Company has accounted for the Escrow Shares as the equivalent of a performance-based compensatory stock plan between the Company and Mr. Kwong. Accordingly, the Company determined the fair value

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

17. Common stock and convertible preferred stock  – (continued)

of the stock-based compensation related to the Escrow Shares by employing a binomial tree model, which is commonly used to value performance-based equity compensation packages. The valuation model used a volatility factor of 57%, a risk-free interest rate of 5.7%, and weekly steps to incorporate various possible scenarios for net income and common stock price. The probability at each quarter-end represents the probability of achieving the annual 2006 and 2007 net income targets specified in the Escrow Agreement. This quarterly probability is a time-weighted average of the implicit probabilities of achieving each net income target. The probabilities are calculated using multi-period scenario analyses through a backward induction tree, which generated an aggregate fair value for the Escrow Shares of $2,433,650. The inputs to the valuation mode were based on actual quarterly net income and estimates made by the Company that the required annual net income would be equaled or exceeded.

As the performance conditions under this compensatory stock plan relate to the attainment of specific defined net income milestones for both 2006 and 2007, the Company has determined that the appropriate period over which to recognize the charge to operations for the aggregate fair value of this compensatory stock plan of $2,433,650 is the 11-month period from February 2007 through December 2007, which is the period of vesting (which is equivalent to the period of benefit), since this is the period in which the Escrow Shares are subject to the Escrow Agreement.

The Company has allocated the $2,433,650 based on the quarterly weighted average of the implicit probabilities of achieving each net income target as follows:

Three Months Ended	Cumulative Probability Factor at Quarter-End	Amount Charged to Operations
March 31, 2007	66.22%	$1,611,563
June 30, 2007	67.89%	40,642
September 30, 2007	76.12%	200,289
Total through September 30, 2007		$1,852,494

Approximately 66% of the aggregate fair value of $2,433,650 was charged to operations during the three months ended March 31, 2007 because at March 31, 2007 it appeared probable (but not certain) that the Company would meet or exceed the required net income for 2006, and net income for the three months ended March 31, 2007 was within expectations. For the three months ended June 30, 2007, net income was below the expected growth rate and annualized quarterly net income was below the amount required to reach the 2007 required net income, as a result of which the probability factor at June 30, 2007 increased only slightly. For the three months ended September 30, 2007, net income had recovered to expected growth rates, as a result of which the probability factor at September 30, 2007 had increased to approximately 76% that the Company would reach the 2007 required income.

The Company met the 2006 net income requirement of $6,300,000. However, at September 30, 2007, it was still possible that the 2007 net income requirement would not be met. As the Company closes 2007 and completes its audit, the final expense related to this matter for 2007 will be determined and recorded. Based on 2007 final net income (as defined), the Escrow Shares will either be partially or fully returned to Mr. Kwong or partially or fully distributed to the investors in the Private Placement when the results for 2007 are known.

If the Company pays a stock dividend on the shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of the common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

17. Common stock and convertible preferred stock  – (continued)

common stock, any shares of capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of the Company’s assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If the Company redeems or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

18. Pension plans

The Company participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Company’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Company’s contributions together with accrued returns irrespective of their length of service with the Company, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Company with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Company. Total pension cost was $20,074, $32,597, $13,627 and $22,619 for the three months and nine months ended September 30, 2007 and 2006, respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

19. Commitments and contingencies

Operating leases commitments

The Company leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of September 30, 2007 are as follows:-

Period Ending September 30,
2008	$79,636
2009	12,759
$92,395

Rental expenses for the three months and nine months ended September 30, 2007 and 2006 were $16,142, $66,444, $7,225 and $57,527, respectively.

20. Segment Information

For management purposes, the Company is currently organized into two principal activities — sale of watch movements (components) and sale of completed watches. These principal activities are the basis on which the Company reports its primary segment information.

Three Months Ended September 30, 2007	Watch Movements	Completed Watches	Total
	$	$	$
Sales	18,366,450	4,606,195	22,972,645
Cost of sales	(15,947,637)	(2,462,887)	(18,410,524)
Segment result	2,418,813	2,143,308	4,562,121

Three Months Ended September 30, 2006	Watch Movements	Completed Watches	Total
	$	$	$
Sales	17,340,582	2,306,627	19,647,209
Cost of sales	(16,094,160)	(1,238,542)	(17,332,702)
Segment result	1,246,422	1,068,085	2,314,507

Nine Months Ended September 30, 2007	Watch Movements	Completed Watches	Total
	$	$	$
Sales	56,600,993	8,359,231	64,960,224
Cost of sales	(50,356,664)	(4,472,729)	(54,829,393)
Segment result	6,244,329	3,886,502	10,130,831

Nine Months Ended September 30, 2006	Watch Movements	Completed Watches	Total
	$	$	$
Sales	55,217,795	7,656,600	62,874,395
Cost of sales	(51,577,493)	(4,021,802)	(55,599,295)
Segment result	3,640,302	3,634,798	7,275,100

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

20. Segment Information  – (continued)

The Company’s operations are conducted primarily in Hong Kong and China and the Company’s sales, gross profit and total assets attributable to other geographical areas are less than 10% of the Company’s corresponding consolidated totals for the three months and nine months ended September 30, 2007 and 2006. Consequently, no segment information by geographical areas is presented.

21. Restatement

The Company has restated its financial statements for the three months and nine months ended September 30, 2007 and 2006 to correct various accounting errors and/or disclosure omissions.

The restated financial statements include adjustments to account for all fees and costs related to the January 2007 reverse merger (see Note 1) as a charge to operations, to account for inventories by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, as the Company was able to estimate the value of the incentives as inventory is purchased, and to recognize stock-based compensation cost related to the Escrow Agreement (see Note 17). As a result of these adjustments, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company has also corrected average and actual shares outstanding retroactively (and related earnings per share calculations) to reflect the January 2007 reverse merger (see Note 1). The Company also made various changes to footnote disclosures relating to these revisions.

Below are summaries of the financial statement line items that were affected by the restatements described above.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENT OF OPERATIONS
Nine months ended September 30, 2007 (Unaudited)

	2007	2007	2007
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Net sales	64,960,224	64,960,224	—
Cost of sales	(54,644,056)	(54,829,393)	(185,337)
Gross profit	10,316,168	10,130,831	(185,337)
Other income	145,203	145,203	—
Depreciation	(193,499)	(193,499)	—
Administrative and other operating expenses, incuding stock-based compensation	(1,443,283)	(3,295,777)	(1,852,494)
Income from operations	8,824,589	6,786,758	(2,037,831)
Fees and costs related to reverse merger	(736,197)	(736,197)	—
Other income	117,936	117,936	—
Interest expenses	(830,935)	(830,935)	—
Income before taxes	7,375,393	5,337,562	(2,037,831)
Income taxes	(1,512,523)	(1,414,608)	97,915
Net income	5,862,870	3,922,954	(1,939,916)
Earnings per common share
- Basic	0.26	0.17	(0.09)
- Diluted	0.24	0.16	(0.08)
Weighted average common shares
- Basic	22,844,721	22,844,721	—
- Diluted	24,874,262	24,874,262	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENT OF OPERATIONS
Nine Months Ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Net sales	62,874,395	62,874,395	—
Cost of sales	(56,510,946)	(55,599,295)	911,651
Gross profit	6,363,449	7,275,100	911,651
Other income	125,504	125,504	—
Depreciation	(243,096)	(243,096)	—
Administrative and other operating expenses, including stock-based compensation	(971,717)	(971,717)	—
Income from operations	5,274,140	6,185,791	911,651
Fees and costs related to reverse merger	—	—	—
Other income	165,638	165,638	—
Interest expenses	(763,726)	(763,726)	—
Income before taxes	4,676,052	5,587,703	911,651
Income taxes	(829,593)	(989,132)	(159,539)
Net income	3,846,459	4,598,571	752,112
Earnings per common share
- Basic and Diluted	0.20	0.24	0.04
Weighted average common shares
- Basic and Diluted	19,454,420	19,454,420	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENT OF OPERATIONS
Three Months Ended September 30, 2007 (Unaudited)

	2007	2007	2007
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Net sales	22,972,645	22,972,645	—
Cost of sales	(18,099,186)	(18,410,524)	(311,338)
Gross profit	4,873,459	4,562,121	(311,338)
Other income	48,425	48,425	—
Depreciation	(64,635)	(64,635)	—
Administrative and other operating expenses, including stock-based compensation	(490,225)	(690,514)	(200,289)
Income from operations	4,367,024	3,855,397	(511,627)
Fees and costs related to reverse merger	—	—	—
Other income	39,555	39,555	—
Interest expenses	(316,516)	(316,516)	—
Income before taxes	4,090,063	3,578,436	(511,627)
Income taxes	(752,221)	(697,737)	54,484
Net income	3,337,842	2,880,699	(457,143)
Earnings per common share
- Basic	0.14	0.12	(0.02)
- Diluted	0.13	0.11	(0.02)
Weighted average common shares
- Basic	23,156,629	23,156,629	—
- Diluted	25,406,977	25,406,977	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENT OF OPERATIONS
Three Months Ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Net sales	19,647,209	19,647,209	—
Cost of sales	(16,730,052)	(17,332,702)	(602,650)
Gross profit	2,917,157	2,314,507	(602,650)
Other income	41,724	41,724	—
Depreciation	(83,730)	(83,730)	—
Administrative and other operating expenses	(359,472)	(359,472)	—
Income from operations	2,515,679	1,913,029	(602,650)
Fees and costs related to reverse merger	—	—	—
Other income	55,342	55,342	—
Interest expenses	(265,872)	(265,872)	—
Income before taxes	2,305,149	1,702,499	(602,650)
Income taxes	(410,284)	(304,821)	105,463
Net income	1,894,865	1,397,678	(497,187)
Earnings per common share
- Basic and diluted	0.10	0.07	(0.03)
Weighted average common shares
- Basic and diluted	19,454,420	19,454,420	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

CONSOLIDATED BALANCE SHEET
September 30, 2007 (Unaudited)

	2007	2007	2007
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	166,216	166,216	—
Restricted cash	5,551,704	5,551,704	—
Accounts receivable	15,482,635	15,482,635	—
Prepaid expenses and other receivables	6,397,568	6,397,568	—
Income tax prepayments	—	—	—
Inventories	6,520,527	5,961,014	(559,513)
Prepaid lease payments	17,193	17,193	—
Total Current Assets	34,135,843	33,576,330	(559,513)
Deferred tax assets	19,536	19,536	—
Plant and equipment, net	719,473	719,473	—
Leasehold lands	882,444	882,444	—
Held-to-maturity investments	300,771	300,771	—
Intangible assets	244,168	244,168	—
Restricted cash — non current	256,937	256,937	—
Total Assets	36,559,172	35,999,659	(559,513)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	1,075,980	1,075,980	—
Other payables and accrued liabilities	51,491	51,491	—
Advance from a related party	12,268	12,268	—
Income taxes payable	2,854,788	2,691,393	(163,395)
Bank borrowings	15,196,458	15,196,458	—
Total Current Liabilities	19,190,985	19,027,590	(163,395)
Deferred tax liabilities	37,180	37,180	—
Total Liabilities	19,228,165	19,064,770	(163,395)
Commitments and Contingencies
Stockholders’ Equity
Preferred stock
Par value: US$0.0001
Authorized: 10,000,000 shares
Issued and outstanding: 2007 — 2,250,348 shares	225	225	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

	2007	2007	2007
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Common stock
Par value: US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2007 — 23,156,629 shares	2,316	2,316	—
Additional paid-in capital	3,287,386	5,139,880	1,852,494
Accumulated other comprehensive income	22,112	22,112	—
Retained earnings	14,018,968	11,770,356	(2,248,612)
Total Stockholders’ Equity	17,331,007	16,934,889	(396,118)
Total Liabilities and Stockholders’ Equity	36,559,172	35,999,659	(559,513)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENTS OF CASH FLOWS
Nine months ended September 30, 2007 (Unaudited)

	2007	2007	2007
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
Cash flows from operating activities
Net income	5,862,870	3,922,954	(1,939,916)
Adjustments to reconcile net income to net cash flows used in operating activities:
Stock-based compensation	—	1,852,494	1,852,494
Amortization of intangible assets	92,884	92,884	—
Amortization of leasehold lands	17,287	17,287	—
Depreciation	193,499	193,499	—
Loss on disposal of plant and equipment	5,406	5,406	—
Income taxes	1,512,523	1,414,608	(97,915)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(7,281,110)	(7,281,110)	—
Prepaid expenses and other receivables	(4,260,214)	(4,260,214)	—
Inventories	90,180	275,517	185,337
Increase (decrease) in:
Accounts payable	306,241	306,241	—
Other payables and accrued liabilities	(138,142)	(138,142)	—
Income taxes payable	(112,601)	(112,601)	—
Net cash used in operating activities	(3,711,177)	(3,711,177)	—
Cash flows from investing activities
Acquisition of plant and equipment	(30,257)	(30,257)	—
Proceeds from disposal of plant and equipment	320	320	—
Net cash used in investing activities	(29,937)	(29,937)	—
Cash flows from financing activities
Proceeds from issuance of Series A convertible preferred stock	2,641,683	2,641,683	—
Proceeds from new short-term bank loans	2,816,620	2,816,620	—
Repayment of short-term bank loans	(4,029,839)	(4,029,839)	—
Net advances under other short-term bank borrowings	3,175,698	3,175,698	—
Increase in restricted cash	(1,031,003)	(1,031,003)	—
Advances from related parties	(20,773)	(20,773)	—
Decrease in bank overdrafts	40,840	40,840	—
Net cash provided by financing activities	3,593,226	3,593,226	—
Net decrease in cash and cash equivalents	(147,888)	(147,888)	—
Effect of foreign currency translation on cash and cash equivalents	(2,517)	(2,517)	—
Cash and cash equivalents — beginning of period	316,621	316,621	—
Cash and cash equivalents — end of period	166,216	166,216	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

21. Restatement  – (continued)

STATEMENT OF CASH FLOWS
Nine months ended September 30, 2006 (Unaudited)

	2006	2006	2006
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Cash flows from operating activities
Net income	3,846,459	4,598,571	752,112
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization of intangible assets	115,965	115,965	—
Amortization of leasehold lands	17,481	17,481	—
Depreciation	243,096	243,096	—
Dividend income	(4,486)	— A	4,486
Loss on disposal of plant and equipment	7,725	7,725	—
Income taxes	829,593	989,132	159,539
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(3,264,603)	(3,264,603)	—
Prepaid expenses and other receivables	(1,118,481)	(1,118,481)	—
Inventories	1,679,040	767,389	(911,651)
Increase (decrease) in:
Accounts payable	(279,202)	(279,202)	—
Other payables and accrued liabilities	(37,981)	(37,981)	—
Income taxes payable	(16,055)	(16,055)	—
Unearned revenue	(1,595,187)	(1,595,187)	—
Net cash provided by operating activities	423,364	427,850	4,486
Cash flows from investing activities
Acquisition of plant and equipment	(1,164,095)	(1,164,095)	—
Proceeds from disposal of plant and equipment	2,034	2,034	—
Dividend received	4,486	— A	(4,486)
Net cash used in investing activities	(1,157,575)	(1,162,061)	(4,486)
Cash flows from financing activities
Proceeds from new short-term bank loans	33,932	33,932	—
Repayment of short-term bank loans	(259,532)	(259,532)	—
Net advances under other short-term bank borrowings	3,925,836	3,925,836	—
Increase in restricted cash	(1,180,479)	(1,180,479)	—
Advances from related parties	(28,798)	(28,798)	—
Decrease in bank overdrafts	131,057	131,057	—
Dividends paid	(2,445,712)	(2,445,712)	—
Net cash provided by financing activities	176,304	176,304	—
Net decrease in cash and cash equivalents	(557,907)	(557,907)	—
Effect of foreign currency translation on cash and cash equivalents	(538)	(538)	—
Cash and cash equivalents — beginning of period	778,563	778,563	—
Cash and cash equivalents — end of period	220,118	220,118	—

A –	to eliminate non cash activity related to dividends.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

22. Subsequent Events

Bond and Warrant Transaction

On November 13, 2007, the Company closed a financing transaction under Regulation S with ABN AMRO Bank N.V. (the “Subscriber”) issuing (i) US $8,000,000 Variable Rate Convertible Bonds due 2012 (the “Bonds”) and (ii) warrants to purchase 600,000 shares of common stock of the Company expiring 2010 (the “Warrants”). The financing transaction was completed in accordance with a subscription agreement entered into by the Company and the Subscriber dated October 31, 2007.

US $8,000,000 Variable Rate Convertible Bonds

The Bonds were issued further to a trust deed between the Company and The Bank of New York, London Branch, dated November 13, 2007 (the “Trust Deed”) and are represented by the global certificate in the form as set forth in the Trust Deed. The Bonds are subject to a paying and conversion agency agreement between the Company, The Bank of New York, and The Bank of New York, London Branch. The Bonds were subscribed at a price equal to 97% of their principal amount, which is the issue price of 100% less a 3% commission to the Subscriber. The Terms and Conditions of the Bonds (the “Terms”) contained in the Trust Deed, set forth, among other things, the following terms:

•	The Bonds bear cash interest from November 13, 2007 at the rate of 6% per annum for the first year after November 13, 2007 and 3% per annum thereafter, of the principal amount of the Bonds.
•	Each Bond is convertible at the option of the holder at any time on and after 365 days after the date the Company’s shares of common stock commence trading on the American Stock Exchange or any alternative stock exchange (the “Listing Date”) into shares of common stock of the Company at an initial per share conversion price (“Conversion Price”) equal to the price per share at which shares are sold in the Company’s proposed initial public offering on the American Stock Exchange (“AMEX”) with minimum gross proceeds of US$2,000,000. If no initial public offering has occurred prior to conversion, the Conversion Price will be US$2.00, subject to adjustment according to the Terms of the Bonds. No Bonds may be converted after the close of business on November 13, 2012, or if such Bond is called for redemption before the maturity date, then up to the close of business on a date no later than seven business days prior to the date fixed for redemption thereof.
•	The number of shares of the Company’s common stock to be issued on conversion of the Bonds will be determined by dividing the principal amount of each Bond to be converted by the Conversion Price in effect at the conversion date. The Conversion Price is subject to adjustment in certain events, including the Company’s issuance of additional shares of common stock or rights to purchase common stock at a per share or per share exercise or conversion price, respectively, at less than the applicable Conversion Price of the Bonds. If for the period of 20 consecutive trading days immediately prior to November 13, 2009 or September 29, 2012, the Conversion Price for the Bonds is higher than the average closing price for the shares, then the Conversion Price will be reset to such average closing price; provided that, the conversion price will not be reset lower than 70% of the then existing conversion price. In addition, the Trust Deed provides that the Conversion Price of the Bonds cannot be adjusted to lower than $0.25 per share of common stock (as adjusted for stock splits, stock dividends, spin-offs, rights offerings, recapitalizations and similar events).
•	If on or before November 13, 2008, (i) the Company common stock is not listed on AMEX or the New York Stock Exchange or NASDAQ or (ii) the Bonds, Warrants, and shares underlying the Bonds and Warrants are not registered with the Securities and Exchange Commission (the “SEC”), the holder of the Bonds can require the Company to redeem the Bonds at 106.09% of their principal

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

22. Subsequent Events – (continued)

amount. Also, at any time after November 13, 2010, the holders of the Bonds can require the Company to redeem the Bonds at 126.51% of their principal amount. The Company is required to redeem any outstanding Bonds at 150.87% of its principal amount on November 13, 2012.

Warrants to Purchase 600,000 Shares of Common Stock

The Warrants, which are evidenced by a warrant instrument entered into by and between the Company and the Subscriber, dated November 13, 2007 (the “Warrant Instrument”), are subject to the terms of a warrant agency agreement by and among the Company, The Bank of New York and The Bank of New York, London Branch, dated November 13, 2007 (the “Warrant Agency Agreement”).

Pursuant to the terms and conditions of the Warrant Instrument and Warrant Agency Agreement, the Warrants are exercisable at $0.0001 per share and terminate on November 13, 2010. The Company has agreed to list the shares underlying the Warrants on AMEX, or any alternative stock exchange by November 13, 2008. In addition, the Company has agreed to register the shares of common stock underlying the Warrants with the SEC on or prior to November 13, 2008 and will keep the registration effective until 30 days after the Warrants terminate.

Registration Rights

On November 13, 2007, the Company and the Subscriber also entered into a registration rights agreement pursuant to which the Company agreed to register the Bonds and Warrants, and the shares of common stock underlying the Bonds and Warrants (the “Registrable Securities”). The Company agreed to prepare and file with the SEC, no later than 90 days after the Listing Date, a Registration Statement on Form S-1 (the “Registration Statement”) to register the Registrable Securities and, as promptly as possible, and in any event no later than 365 days after the Listing Date, cause that Registration Statement, as amended, to become effective. In addition, the Company agreed to list all Registrable Securities covered by the Registration Statement on each securities exchange on which similar securities issued by the Company are then listed. The registration rights agreement does not provide for liquidated or specified damages in the event the Company does not timely register the Registrable Securities.

Accounting for Bonds and Warrants

At November 13, 2007, the date of issuance, the Company determined the fair value of the Bonds to be zero, net of discounts for the fair value of the Warrants and the beneficial conversion feature aggregating $7,760,000, which were determined using the relative fair value method in accordance with APB 14 and EITF 98-5. The Warrants and the beneficial conversion feature were valued at $1,652,701 and $6,107,299, respectively, with the fair value of the Warrants calculated using the Black-Scholes valuation model with a stock price fair value of $3.50 per share (the mid-point of the pending initial public offering) and the fair value of the beneficial conversion feature calculated using a conversion price of $2.00 per share (which is the Bond conversion price called for if the Company does not complete an initial public offering) and a fair value of $3.50 per share. The total amount allocated to the beneficial conversion feature is limited to the face value of the Bond, net of the Warrant fair value. The Bond discounts related to the Warrants and the beneficial conversion feature will be included in additional paid-in capital. The discounts will be recorded as interest expense over the five-year term of the Bonds using the interest method. The value of the Warrants and beneficial conversion feature are subject to adjustment based on the actual public offering price when the Company completes such an offering. There will be very significant adjustments to the aforementioned discounts if the actual initial public offering price is $3.50 per share, as the actual number of shares issuable upon conversion of the Bonds will decrease from 4,000,000 shares to 2,285,714 shares, and the beneficial conversion feature

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)
Three Months and Nine Months Ended September 30, 2007 and 2006

22. Subsequent Events – (continued)

will decrease accordingly. The Company will recalculate these amounts after its initial public offering based on the public offering price and will make any appropriate adjustments.

As indicated above, the Company will redeem each unconverted Bond at 150.87% of its principal amount on November 13, 2012 (the maturity date). Based on this commitment, the Company has determined the total redemption premium to be $4,069,600, which is in addition to the original face value of the Bonds of $8,000,000. This redemption premium will be amortized to interest expense over the term of the Bonds by the interest method.

January 2008 Investor Relations Agreement

On January 16, 2008, the Company entered into a consulting agreement with Public Equity Group Inc. (“PEG”). Pursuant to the agreement, PEG will provide the Company with business consulting and investor relations services, oversee of all of the Company’s investor public relations and other related service providers, and monitor the Company’s investor relations meetings with brokerage firms and brokers to develop support for the Company’s stock and generate research coverage, in addition to strategic advice and other customary investor relations services. The agreement has a term of one year unless terminated earlier pursuant to 60-days prior written notice. The Company will issue 200,000 shares of its common stock to PEG as consideration under the agreement when the Company’s registration statement is declared effective by the Securities and Exchange Commission. During the three months ending March 31, 2008, the Company expects to recognize a one-time charge to administrative and other operating expenses with respect to the issuance of the 200,000 shares of common stock of approximately $700,000, based on an estimate of $3.50 per share, the mid-range offering price of the initial public offering. The per share amount could vary based on the actual initial public offering price.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Asia Time Corporation
(Formerly SRKP 9, Inc.)

We have audited the accompanying consolidated balance sheets of Asia Time Corporation (the “Company”) and its subsidiaries (collectively referred to as the “Group”) as of December 31, 2006, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2006, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2006, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 23 to the consolidated financial statements, the Company corrected an accounting error by restating previously issued financial statements.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
(April 12, 2007, except as to Note 23, as to which the date is December 13, 2007)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)

CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	At December 31,
	2006	2005	2004
	$	$	$
	(Restated)	(Restated)	(Restated)
ASSETS
Current Assets:
Cash and cash equivalents	316,621	780,090	911,487
Restricted cash	4,523,679	4,306,474	3,551,304
Accounts receivable	8,188,985	4,829,586	3,369,326
Prepaid expenses and other receivables — Note 8	2,101,133	394,236	727,934
Tax prepayment	767	16,367	—
Inventories, net — Note 9	6,246,185	6,313,662	3,872,831
Prepaid lease payments — Note 11	22,958	7,993	—
Total Current Assets	21,400,328	16,648,408	12,432,882
Deferred tax assets — Note 7	14,042	—	—
Plant and equipment, net — Note 10	890,258	682,901	696,552
Leasehold lands — Note 11	895,322	315,939	—
Held-to-maturity investments — Note 12	301,196	301,954	—
Intangible assets — Note 13	337,836	584,149	736,934
Restricted cash	257,301	—	—
Total Assets	24,096,283	18,533,351	13,866,368
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	770,360	1,236,418	1,805,995
Other payables and accrued liabilities — Note 14	190,358	145,249	41,798
Advance from a related party — Note 15	—	28,854	89,296
Income tax payable	1,387,571	816,758	85,439
Unearned revenue — Note 4	—	1,598,314	3,197,160
Bank borrowings — Note 16	13,205,167	10,064,129	7,400,775
Total Current Liabilities	15,553,456	13,889,722	12,620,463
Deferred tax liabilities — Note 7	31,711	—	—
Total Liabilities	15,585,167	13,889,722	12,620,463
COMMITMENTS AND CONTINGENCIES — Note 18
Stockholders’ Equity
Preferred stock
Par value: US$0.0001
Authorized: 2006 — 10,000,000 shares
Issued and outstanding: 2006 — none issued (2005 and 2004 — none)	—	—	—
Common stock
Par value: US$0.0001
Authorized: 100,000,000 shares
Issued and outstanding: 2006 — 19,454,420 shares (2005 and 2004 — 19,454,420 shares)	1,946	1,946	1,946
Additional paid-in capital	654,298	654,298	652,488
Accumulated other comprehensive income	7,470	13,549	412
Retained earnings	7,847,402	3,973,836	591,059
Total Stockholders’ Equity	8,511,116	4,643,629	1,245,905
Total Liabilities and Stockholders’ Equity	24,096,283	18,533,351	13,866,368

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Stated in US Dollars)

	Year Ended December 31,
	2006	2005	2004
	$	$	$
	(Restated)	(Restated)	(Restated)
Net sales	81,134,275	63,078,409	36,553,084
Cost of sales — Note 20	(71,496,801)	(57,026,036)	(34,608,653)
Gross profit	9,637,474	6,052,373	1,944,431
Other income — Note 5	424,016	938,573	—
Depreciation	(325,995)	(259,127)	(126,225)
Administrative and other operating expenses — Note 22	(1,284,863)	(1,436,069)	(1,344,786)
Income from operations	8,450,632	5,295,750	473,420
Other income — Note 5	237,571	156,199	28,047
Interest expenses — Note 6	(1,060,536)	(514,637)	(164,558)
Income before taxes	7,627,667	4,937,312	336,909
Income taxes — Note 7	(1,307,728)	(911,687)	(131,951)
Net income	6,319,939	4,025,625	204,958
Earnings per share of common stock — Note 3
- Basic and diluted	0.32	0.21	0.01
Weighted average number of shares of common stock — Note 3
- Basic and diluted	19,454,420	19,454,420	19,454,420

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Restated)
(Stated in US Dollars)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total
	Shares	Amount	Shares	Amount
	$		$	$	$	$	$
December 31, 2003 (as previously reported)	—	—	23,156,629	2,316	642,120	(705)	414,550	1,058,281
Restatements (note 23)	—	—	(3,702,209)	(370)	370		(28,449)	(28,449)
Balance, January 1, 2004	—	—	19,454,420	1,946	642,490	(705)	386,101	1,029,832
Issuance of shares — TMEHK	—	—	—	—	9,998	—	—	9,998
Comprehensive income
Net income	—	—	—	—	—	—	204,958	204,958
Foreign currency translation
Adjustments	—	—	—	—	—	1,117	—	1,117
Total comprehensive income	—	—	—	—	—	1,117	204,958	206,075
Balance, December 31, 2004	—	—	19,454,420	1,946	652,488	412	591,059	1,245,905
Issuance of shares — Note 2	—	—	—	—	30,000	—	—	30,000
Restructuring — Note 2	—	—	—	—	(28,190)	—	—	(28,190)
Comprehensive income
Net income	—	—	—	—	—	—	4,025,625	4,025,625
Foreign currency translation
Adjustments	—	—	—	—	—	13,137	—	13,137
Total comprehensive income	—	—	—	—	—	13,137	4,025,625	4,038,762
Dividends	—	—	—	—	—	—	(642,848)	(642,848)
Balance, December 31, 2005	—	—	19,454,420	1,946	654,298	13,549	3,973,836	4,643,629
Comprehensive income
Net income	—	—	—	—	—	—	6,319,939	6,319,939
Foreign currency translation
Adjustments	—	—	—	—	—	(6,079)	—	(6,079)
Total comprehensive income	—	—	—	—	—	(6,079)	6,319,939	6,313,860
Dividends	—	—	—	—	—	—	(2,446,373)	(2,446,373)
Balance, December 31, 2006	—	—	19,454,420	1,946	654,298	7,470	7,847,402	8,511,116

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars)

	Year Ended December 31,
	2006	2005	2004
	$	$	$
	(Restated)	(Restated)	(Restated)
Cash flows from operating activities
Net income	6,319,939	4,025,625	204,958
Adjustments to reconcile net income to net cash flows provided by operating activities:
Amortization of intangible assets	154,436	154,438	35,382
Amortization of leasehold lands	23,247	7,968	—
Depreciation	325,995	259,127	126,225
Loss on disposal of plant and equipment	7,715	—	—
Gain on disposal of intangible assets	(210,594)	—	—
Income taxes	1,307,728	911,687	131,951
Changes in operating assets and liabilities:
Accounts receivable	(3,369,347)	(1,445,937)	(1,997,310)
Prepaid expenses and other receivables	(1,706,789)	334,759	310
Inventories	50,990	(2,421,140)	(2,577,568)
Accounts payable	(462,658)	(573,017)	538,433
Other payables and accrued liabilities	45,445	103,007	370
Income tax payable	(701,921)	(199,079)	(76,747)
Unearned revenue	(1,593,280)	(1,603,082)	3,191,721
Net cash flows provided by (used in) operating activities	190,906	(445,644)	(422,275)
Cash flows from investing activities
Acquisition of leasehold lands	(618,025)	(330,884)	—
Acquisition of held-to-maturity investments	—	(301,007)	—
Acquisition of intangible assets	—	—	(771,063)
Acquisition of plant and equipment	(544,678)	(243,504)	(781,095)
Proceeds from disposal of plant and equipment	2,031	—	—
Proceeds from disposal of intangible assets	300,849	—	—
Net cash flows used in investing activities	(859,823)	(875,395)	(1,552,158)
Cash flows from financing activities
Proceeds from new short-term bank loans	1,700,622	346,622	140,937
Repayment of short-term bank loans	(525,535)	(408,211)	(11,527)
Repayment of a capital lease	—	—	(6,975)
Net advancement of other bank borrowings	1,789,269	2,946,182	4,176,477
Increase in restricted cash	(484,997)	(755,170)	(2,255,598)
Increase/(decrease) in bank overdrafts	199,893	(250,997)	599,814
Advance from a related party	(28,763)	(60,511)	122,571
Dividends paid	(2,446,373)	(642,848)	—
Net cash flows provided by financing activities	204,116	1,175,067	2,765,699
Net (decrease)/increase in cash and cash equivalents	(464,801)	(145,972)	791,266
Effect of foreign currency translation on cash and cash equivalents	1,332	14,575	7,242
Cash and cash equivalents — beginning of year	780,090	911,487	112,979
Cash and cash equivalents — end of year	316,621	780,090	911,487
Supplemental disclosures for cash flow information:
Cash paid for:
Interest	1,060,536	514,637	164,558
Income taxes	701,921	199,079	76,747

See notes to consolidated financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

1. Change of Company Name

Effect from January 23, 2007, the Company changed its name from SRKP 9, Inc. to Asia Time Corporation (the “Company”).

2. Corporation Information and Reorganization

Asia Time Corporation (the “Company”) (formerly SRKP 9, Inc.) was incorporated in the State of Delaware on January 3, 2006.

Recapitalization

The Company entered into an Exchange Agreement dated December 15, 2006 (the “Exchange Agreement”) with Times Manufacture & E-Commerce Corporation Limited, a British Virgin Islands corporation (“Times Manufacture”) and Mr. Kwong Kai Shun, the sole shareholder of the 100% of the capital shares of Times Manufacture, (“Original Shareholder”). The closing of the Exchange Agreement occurred on January 23, 2007.

The Company effectuated a 1.371188519-for-one stock reverse split in the course of the share exchange process such that there were 3,702,209 shares of common stock outstanding immediately prior to the closing of the Exchange Agreement. These financial statements give retroactive effect to this share split.

At the closing of the Exchange Agreement, the Company acquired all of Times Manufacture’s capital shares (the “Times Manufacture Shares”) from the Original Shareholder, and the Original Shareholder transferred and contributed all of his Times Manufacture Shares to the Company. In exchange, the Company issued 19,454,420 shares of its Common Stock to the Original Shareholder and paid an aggregate of $350,000 to the stockholders of SRKP 9, Inc. These financial statements give retroactive effect to the shares issued.

The former stockholders of Times Manufacture acquired 84% of the Company’s issued and outstanding common stock as a result of completion of the share exchange transaction. Therefore, although Times Manufacture became the Company’s wholly-owned subsidiary, the transaction was accounted for as a recapitalization of the Company, whereby Times Manufacture is deemed to be the accounting acquirer and is deemed to have adopted the Company’s capital structure. Since the Merger was accounted for as a reverse acquisition, the accompanying consolidated financial statements reflect the historical financial statements of Times Manufacture, the accounting acquirer, as adjusted for the effects of the exchange of shares on its equity accounts, the inclusion of assets and liabilities of the accounting subsidiary as of the date of the merger at their historical basis, and the inclusion of the accounting subsidiary’s results of operations from that date. Although the Company is the legal acquirer, Times Manufacture was treated as having acquired the Company for accounting purposes and all of the operations reported represent the historical financial statements of Times Manufacture.

Restructuring

For the purpose of the reverse takeover transaction (“RTO”), the companies comprising the group underwent a restructuring in December 2005 (the “Restructuring”), and the Company acquired all of the outstanding and issued shares of common stock of its subsidiaries (including Times Manufacturing & E-Commerce Corporation Limited (“TMEHK”), Billion Win International Enterprise Limited (“BW”), Citibond Industrial Limited (“CI”), Goldcome Industrial Limited (“GI”) and Megamooch International Limited (“MI”)) from their then existing stockholders in consideration for the issuance of 20,000 shares with a designated value of $1.00 of the company’s voting common stock, representing 99.99% of the voting power in the company.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

2. Corporation Information and Reorganization  – (continued)

Before acquisition of TME HK group, TME HK acquired all of the outstanding and issued shares of common stock of its subsidiaries (including BW, CI, GI and MI) from their then existing stockholders in consideration for the issuance of 10,000 shares with a designated value of $1.00 of TME HK’s voting common stock.

Corporate Structure — Before Restructuring

Corporate Structure — After Restructuring

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

3. Description of Business

The Company and its subsidiaries are engaged in trading of completed watches and watch components.

Name of Company	Place and Date of Incorporation	Issued and Fully Paid Capital	Principal Activities
Times Manufacture & E-Commerce Corporation Ltd	British Virgin Islands March 21, 2002	US$20,002 Ordinary	Investment holding
Times Manufacturing & E-Commerce Corporation Ltd (“TME HK”)	British Virgin Islands January 2, 2002	US$20,000 Ordinary	Investment holding
Billion Win International Enterprise Ltd (“BW”)	Hong Kong March 5, 2001	HK$5,000,000 Ordinary	Trading of watch components
Goldcome Industrial Ltd (“GI”)	Hong Kong March 2, 2001	HK$10,000 Ordinary	Trading of watch components
Citibond Industrial Ltd (“CI”)	Hong Kong February 28, 2003	HK$1,000 Ordinary	Trading of watch components
Megamooch International Ltd (“MI”)	Hong Kong April 2, 2001	HK$100 Ordinary	Trading of watches and watch components
TME Enterprise Ltd	British Virgin Islands November 28, 2003	US$2 Ordinary	Investment holding
Citibond Design Ltd	British Virgin Islands August 1, 2003	US$2 Ordinary	Inactive
Megamooch Online Ltd	British Virgin Islands June 6, 2003	US$2 Ordinary	Trading of watches and watch components

4. Summary of Significant Accounting Policies

Basis of presentation and consolidation

On December 2005, the Restructuring was completed and accordingly, the accounting for the recapitalization was adopted for the preparation of the comparative figures of the consolidated financial statements. The consolidated financial statements for the years ended December 31, 2005 and 2004 were issued under the name of the legal parent, but included the consolidated financial statements of TME Enterprise Limited, Citibond Design Limited and Megamooch Online Limited and the combined financial statements of TME HK, BW, CI, GI and MI.

The accompanying consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company accounts and transactions have been eliminated in consolidation.

The results of subsidiaries acquired or disposed of during the years are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal.

The Company also evaluates consolidation of entities under Financial Accounting Standards Board (FASB) Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 requires management to evaluate whether an entity or interest is a variable interest entity and whether the Company is the primary beneficiary. Consolidation is required if both of these criteria are met. The Company does not have any variable interest entities requiring consolidation.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

Use of estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of property, plant and equipment and intangible assets. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that potentially subject the Group to significant concentrations of credit risk consist principally of accounts receivable. The Group extends credit based on an evaluation of the customer’s financial condition, generally without requiring collateral or other security. In order to minimize the credit risk, the management of the Group has delegated a team responsibility for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to recover overdue debts. Further, the Group reviews the recoverable amount of each individual trade debt at each balance sheet date to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the directors of the Group consider that the Group’s credit risk is significantly reduced. Other than set forth below, no customers represented 10% or more of the Group’s net sales and accounts receivable.

At December 31, 2006, 2005 and 2004, customers represented 10% or more of the Group’s net sales and their related accounts receivable were as follows:

	Year Ended December 31
	2006	2005	2004
	$	$	$
1st largest customer	9,587,395	15,112,655	4,482,110
2nd largest customer	8,935,246	7,047,980	—
Net sales	18,522,641	22,160,635	4,482,110
Accounts receivable	1,463,565	—	417,954

Cash and cash equivalents

Cash and cash equivalents include all cash, deposits in banks and other highly liquid investments with initial maturities of three months or less.

Restricted cash

Deposits in banks for securities of bank overdrafts and borrowings that are restricted in use are classified as restricted cash.

Accounts receivable

Accounts receivable are stated at original amount less an allowance made for doubtful receivables, if any, based on a review of all outstanding amounts at the year end. An allowance is also made when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of the receivables. Bad debts are written off when identified. The Group extends unsecured credit to customers in the normal course of business and believes all accounts receivable in excess of the allowances for doubtful receivables to be fully collectible. The Group does not accrue interest on trade accounts receivable.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

During the years ended December 31, 2006, 2005 and 2004, the Group did not experience any bad debts and, accordingly, did not make any allowance for doubtful debts.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes only purchase costs. There are no significant freight charges, inspection costs and warehousing costs incurred for any of the periods presented. In assessing the ultimate realization of inventories, management makes judgments as to future demand requirements compared to current or committed inventory levels. The Company has vendor arrangements on the purchase of watch movements providing for price reduction paid in the form of additional watch movements. The percentage of additional movements to be received by the Company from these vendors is estimated and inventory costs are reduced to reflect the effect of these additional movements on the actual cost of the items in inventory. During the years ended December 31, 2006, 2005 and 2004, the Company did not make any allowance for slow-moving or defective inventories.

Leasehold lands

Leasehold lands, representing upfront payment for land use rights, are capitalized at their acquisition cost and amortized using the straight-line method over the lease terms.

Intangible assets

Intangible assets with limited useful lives are stated at cost less accumulated amortization and accumulated impairment losses.

Amortization of intangible assets is provided using the straight-line method over their estimated useful lives at the following annual rates:

Trademarks	20%
Websites	20%

Held-to-maturity investments

The company’s policies for investments in debt and equity securities are as follows:

Non-derivative financial assets with fixed or determinable payments and fixed maturities that the company has the positive ability and intention to hold to maturity are classified as held-to-maturity securities. Held-to-maturity securities are initially recognized in the balance sheet at fair value plus transaction costs. Subsequently, they are stated in the balance sheet at amortized cost using the effective interest method less any identified impairment losses.

Investments are recognized/derecognized on the date the company commits to purchase/sell the investments or they expire.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation of plant and equipment is provided using the straight-line method over their estimated useful lives at the following annual rates:

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

Buildings	over the unexpired lease term
Furniture and fixtures	20 – 25%
Office equipment	25 – 33%
Machinery and equipment	25 – 33%
Moulds	33%
Motor vehicles	25 – 33%

Upon sale or disposition, the applicable amounts of asset cost and accumulated depreciation are removed from the accounts and the net amount less proceeds from disposal is charged or credited to income.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Group recognizes impairment of long-lived assets in the event that the net book values of such assets exceed the future undiscounted cash flows attributable to such assets.

No impairment of long-lived assets was recognized for the years ended December 31, 2006, 2005 or 2004.

Revenue recognition

Sales of goods represent the invoiced value of goods, net of sales returns, trade discounts and allowances.

The Company recognizes revenue when the goods are delivered and the customer takes ownership and assumes risk of loss, collection of the relevant receivable is probable, persuasive evidence of an arrangement exists, and the sales price is fixed or determinable. The Company provides pre and post sales service to its customers related to inventory management information in order to facilitate and manage sales to customers. By providing such services to keep track of customers’ inventory levels, the Company can manage and replenish inventory levels on a timely basis. The Company’s integration, design and development and management services provide customers with watch design assistance, components outsourcing or other project support, and are generally completed prior to a sale and do not continue post-delivery. There is no requirement that these services be provided for a sale to take place, nor is there any objective or reliable evidence of a separate fair value, or if no longer offered or ceased to be offered would a right of return be created for the goods sold. The Company believes these services are part of the sales process and are not a customer deliverable, and are therefore charged to selling expense or cost of sales, as appropriate.

Unearned revenue

Unearned revenue represents payments received from customers from the sale of goods for which the earning process has not been completed, as the customer maintains a full right of exchange. Accordingly, the significant risks and rewards of ownership of the goods have not been transferred from the Group to the customers, taking into account the conditions as stipulated in SFAS No. 48 and Staff Accounting Bulletin (“SAB”) 101, as amended by SAB 104.

Advertising and promotion expenses

Advertising and promotion expenses are charged to expense as incurred.

Advertising and promotion expenses amounted to $2,502, $19,718 and $66,914 during 2006, 2005 and 2004, respectively, and are included in administrative and other operating expenses.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

Comprehensive income

The Group has adopted SFAS No. 130, “Reporting Comprehensive Income”, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments of the Group.

Foreign currency translation

The functional currency of the Group is Hong Kong dollars (“HK$”). The Group maintains its financial statements in the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Group which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2006	2005	2004
Year end HK$: US$ exchange rate	7.7730	7.7535	7.7760
Average yearly HK$: US$ exchange rate	7.7783	7.7778	7.7893

Fair value of financial instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, trade and other receivables, deposits, trade and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

Basic and diluted earnings per share

The Company reports earnings per share in accordance with SFAS No. 128, “Earnings Per Share”. Basic and diluted earnings per share are computed using the weighted average number of shares outstanding during the periods presented. The weighted average number of shares represents the shares of common stock outstanding during the respective years. As the Company did not have any common stock equivalents during such years, basic and diluted income per share were the same for all periods presented.

Comparative amounts

Certain amounts included in the prior years consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on reported total assets, liabilities, shareholders’ equity, or net income.

Recent accounting pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151, “Inventory costs — an amendment of ARB No. 43, Chapter 4” (“SFAS 151”). SFAS 151 amends ARB 43,

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

Chapter 4 to clarify that “abnormal” amount of idle freight, handling costs and spoilage should be recognized as current period charges. SFAS 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS 151 had no material effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment” (“SFAS 123R”), which revises SFAS No. 123, “Accounting for Stock Based Compensation”, and supersedes APB 25. Among other items, SFAS 123R eliminates the use of APB 25 and the intrinsic value method of accounting, and requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments, based on the grant-date fair value of those awards. This cost is to be recognized over the period during which an employee is required to provide service in exchange for the award (typically the vesting period). SFAS 123R also requires that benefits associated with tax deductions in excess of recognized compensation cost be reported as a financing cash inflow, rather than as an operating cash flow as required under current literature.

SFAS 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS 123R for all share-based awards granted or modified after that date, and based on the requirements of SFAS 123 for all unvested awards granted prior to the effective date of SFAS 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but this method also permits entities to restate financial statements of previous periods based on pro forma disclosures made in accordance with SFAS 123. The Company adopted SFAS 123R effective January 1, 2006 using the modified prospective method.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. The statement requires retrospective application to prior period financial statements of changes in accounting principle, unless impracticable to do so. It also requires that a change in the depreciation, amortization, or depletion method for long-lived non-financial assets be accounted as a change in accounting estimate, effected by a change in accounting principle. Accounting for error corrections and accounting estimate changes will continue under the guidance in APB Opinion 20, “Accounting Changes”, as carried forward in this pronouncement. The statement is effective for fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 had no material effect on the Company’s financial statements.

In November 2005, the FASB issued FSP Nos. FAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is ‘other-than-temporary’, and the measurement of an impairment loss. The investment is impaired if the fair value is less than cost. The impairment is ‘other-than-temporary’ for equity securities and debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost. If ‘other-than-temporary’, an impairment loss shall be recognized in earnings equal to the difference between the investment’s cost and its fair value. The guidance in this FSP is effective in reporting periods beginning after December 15, 2005. The adoption of FSP No. 115-1 and 124-1 had no material effect on the Company’s financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 155”), and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS 155 simplifies the accounting for certain derivatives embedded in other financial instruments

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

by allowing them to be accounted for as a whole if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. SFAS 155 is effective for all financial instruments acquired, issued or subject to a remeasurement event occurring in fiscal years beginning after September 15, 2006. Earlier adoption is permitted, provided the Company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company does not believe the adoption of SFAS 155 will have a material effect on the Company’s financial statements.

In March 2006, the FASB released SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS 156”), to simplify accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 amends SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 156 permits an entity to choose either the amortization method or the fair value measurement method for measuring each class of separately recognized servicing assets and servicing liabilities after they have been initially measured at fair value. SFAS 156 applies to all separately recognized servicing assets and liabilities acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006. SFAS 156 will be effective for the Company as of December 31, 2006, the beginning of the Company’s 2007 fiscal year. The Company does not believe the adoption of SFAS 156 will have a material effect on the Company’s financial statements.

In July 2006, the FASB issued FIN 48 “Accounting for Uncertainty in Income Taxes.” This interpretation requires that the Company recognize in its financial statements, the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. The provisions of FIN 48 are effective as of the beginning of our 2007 fiscal year, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings if any. The Company is currently evaluating the effect of FIN 48 on its financial statements and does not believe the adoption of FIN No. 48 will have a material effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement will be effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The provisions of this statement should be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, except in some circumstances where the statement shall be applied retrospectively. The Company is currently evaluating the effect, if any, of SFAS 157 on its financial statements. Although the Company will continue to evaluate the provisions of SFAS No. 157, management currently does not believe the adoption of SFAS No. 157 will have a material impact on the Company’s financial statements.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

4. Summary of Significant Accounting Policies  – (continued)

In September 2006, the FASB released SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (“SFAS 158”), which requires an employer to recognize the over funded or under funded status of defined benefit and other postretirement plans as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through an adjustment to comprehensive income. This statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company is required to initially recognize the funded status of its defined benefit and other postretirement plans as of December 31, 2006. The adoption of SFAS 158 had no material effect on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of SFAS No. 115” (“SFAS 159”). The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply the provisions of SFAS 157. The Company did not elect to early adopt this statement. Although the Company will continue to evaluate the provisions of SFAS 159, management currently does not believe the adoption of SFAS 159 will have a material impact on the Company’s financial statements.

5. Other Income

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Operating income
Commission income	—	771,432	—
Gain on disposal of intangible assets	210,594	—	—
License fee of intangible assets	167,138	167,141	—
Rental income	46,284	—	—
	424,016	938,573	—
Non-operating income
Bank interest income	208,854	76,358	15,720
Dividend income	8,977	4,481	—
Insurance compensation	—	8,325	—
Net exchange gains	1,078	1,302	170
Other interest income	18,635	49,440	—
Sundry income	27	16,293	12,157
	237,571	156,199	28,047
	661,587	1,094,772	28,047

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

6. Interest Expenses

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Interest on bank trust receipts	981,184	457,983	139,209
Interest on short-term bank loans	25,322	6,254	14,505
Interest on bank overdrafts	54,030	45,302	6,648
Interest on a capital lease	—	—	1,947
Interest on other loans	—	5,098	2,249
	1,060,536	514,637	164,558

7. Income Taxes

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Hong Kong profits tax
Current year	1,311,479	948,933	136,117
Over provision in prior year	(21,408)	(37,246)	(4,166)
	1,290,071	911,687	131,951
Deferred taxes	17,657	—	—
	1,307,728	911,687	131,951

The Company’s subsidiaries operating in Hong Kong are subject to profits tax of 17.5% on the estimated assessable profits during the years.

A reconciliation of income tax expense to the amount computed by applying the Hong Kong statutory tax rate to the income before taxes in the consolidated income statement is as follows:

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Income before taxes	7,627,667	4,937,312	336,909
Provision for income taxes at Hong Kong income tax rate	1,334,842	864,030	58,959
Change in valuation allowance	486	50,918	118,129
Non-taxable items	(43,870)	(14,147)	—
Non-deductible items	7,363	27	418
Others	8,907	45,927	(44,228)
	1,307,728	911,687	131,951

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

7. Income Taxes  – (continued)

The major components of deferred tax recognized in the consolidated balance sheets as of December 31, 2006, 2005 and 2004 are as follows:

	At December 31,
	2006	2005	2004
	$	$	$
Temporary difference on accelerated tax depreciation on plant and equipment	17,669	—	—
Deferred tax liabilities, net	17,669	—	—
Recognized in the balance sheet:
Net deferred tax assets	(14,042)	—	—
Net deferred tax liabilities	31,711	—	—
	17,669	—	—

Deferred tax assets of the Company relating to the tax effect of the change in valuation allowance of the Company has not been accounted for in the financial statements for the years ended December 31, 2006, 2005 and 2004 as management determined that it was more likely than not that these tax losses would not be utilized in the foreseeable future. There was no other significant unprovided deferred taxation of the Company at the balance sheet dates.

8. Prepaid Expenses and Other Receivables

	At December 31,
	2006	2005	2004
	$	$	$
Rental receivable	46,314	—	—
Interest receivable	20,218	—	—
Purchase deposits paid	1,530,372	361,221	727,725
Sales proceeds of intangible assets receivable	301,042	—	—
Other deposits and prepayments	203,187	33,015	209
	2,101,133	394,236	727,934

9. Inventories

	At December 31,
	2006	2005	2004
	$	$	$
Merchandises, at cost — completed watches	1,745,648	3,630,754	2,446,048
Merchandises, at cost — watch movements	4,500,537	2,682,868	1,426,783
	6,246,185	6,313,622	3,872,831

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

10. Plant and Equipment

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Buildings	242,350	104,008	—
Furniture and fixtures	492,866	478,811	350,425
Office equipment	145,911	137,410	124,157
Machinery and equipment	321,626	128,974	128,601
Moulds	384,665	230,863	230,195
Motor vehicles	45,928	26,375	26,299
	1,633,346	1,106,441	859,677
Accumulated depreciation
Buildings	8,441	2,542	—
Furniture and fixtures	237,508	140,271	21,049
Office equipment	100,612	68,766	35,020
Machinery and equipment	93,475	32,447	6,633
Moulds	276,936	153,139	76,732
Motor vehicles	26,116	26,375	23,691
	743,088	423,540	163,125
Net
Buildings	233,909	101,466	—
Furniture and fixtures	255,358	338,540	329,376
Office equipment	45,299	68,644	89,137
Machinery and equipment	228,151	96,527	121,968
Moulds	107,729	77,724	153,463
Motor vehicles	19,812	—	2,608
	890,258	682,901	696,552

Depreciation expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $325,995, $259,127 and $126,225 respectively.

As at December, 2006, 2005 and 2004, the carrying amount of buildings pledged as security for the Group’s banking facilities amounted to $233,909, $101,466 and $Nil respectively.

11. Leasehold Lands

	At December 31,
	2006	2005	2004
	$	$	$
Cost	949,514	331,924	—
Accumulated amortization	31,234	7,992	—
Net	918,280	323,932	—
Analyzed for reporting purposes as:
Current asset	22,958	7,993	—
Non-current asset	895,322	315,939	—
	918,280	323,932	—

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

11. Leasehold Lands  – (continued)

Amortization expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $23,247, $7,968 and $Nil respectively.

As at December, 2006, 2005 and 2004 the carrying amount of leasehold lands pledged as security for the Group’s banking facilities amounted to $918,280, $323,932 and $Nil respectively.

12. Held-to-maturity Investments

	At December 31,
	2006	2005	2004
	$	$	$
Hang Seng Capital Guarantee Investment Fund
— 30,000 units at $10 each, interest rate at 10.5% in 3.75 years
Cost	301,196	301,954	—
Fair value	294,410	275,100	—

As at December, 2006, 2005 and 2004 the carrying amount of held-to-maturity investments pledged as security for the Group’s banking facilities amounted to $301,196, $301,954 and $Nil respectively.

13. Intangible Assets

	At December 31,
	2006	2005	2004
	$	$	$
Cost
Trademarks	200,695	201,199	200,617
Websites	421,459	573,418	571,759
	622,154	774,617	772,376
Accumulated amortization
Trademarks	112,389	72,431	32,099
Websites	171,929	118,037	3,343
	284,318	190,468	35,442
Net
Trademarks	88,306	128,768	168,518
Websites	249,530	455,381	568,416
	337,836	584,149	736,934

Amortization expenses included in administrative and other operating expenses for the years ended 2006, 2005 and 2004 are $154,436, $154,438 and $35,382 respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

13. Intangible Assets  – (continued)

Estimated aggregate future amortization expenses for the succeeding three years as of December 31, 2006 were as follows:

$
2007	124,430
2008	124,430
2009	88,976
337,836

14. Other Payables and Accrued Liabilities

	At December 31,
	2006	2005	2004
	$	$	$
Accrued expenses	181,352	145,249	41,798
Sales deposits received	9,006	—	—
	190,358	145,249	41,798

15. Advance from a Related Party

Advance from a related party for working capital is as follows:

	At December 31,
	2006	2005	2004
	$	$	$
Advance from a director	—	28,854	89,296

The above advance is interest-free, unsecured and has no fixed repayment terms.

16. Bank Borrowings

	At December 31,
	2006	2005	2004
	$	$	$
Secured:
Bank overdrafts repayable on demand	551,714	352,577	602,614
Repayable within one year
Non-recurring bank loans	1,469,866	294,764	129,631
Other bank borrowings	11,183,587	9,416,788	6,668,530
	13,205,167	10,064,129	7,400,775

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

16. Bank Borrowings  – (continued)

As of December 31, 2006, the Company’s banking facilities are composed of the following:

Facilities Granted	Granted	Amount Utilized	Unused
	$	$	$
Bank overdrafts	643,252	551,714	91,538
Non-recurring bank loans	1,469,866	1,469,866	—
Other facilities including:
— Outstanding letter of credit
— Letter of credit under trust receipt
— Invoice/account payable financing	11,578,541	11,183,587	394,954
	13,691,659	13,205,167	486,492

As of December 31, 2006, the above banking borrowings were secured by the following:

(a)	first fixed legal charge over leasehold land and buildings with carrying amounts of $1,152,189 (note 11 and 12);
(b)	charge over bank deposits of $4,780,980;
(c)	charge over held-to-maturity investments of $301,196 (note 12); and
(d)	personal guarantee executed by a director of the Company;
(e)	other financial covenant.

The bank borrowings require one of the Company’s subsidiaries to maintain a minimum net worth of $1,286,504.

The interest rates of short-terms notes payable were at 7.5% to 8.375% per annum with various maturity rates.

The interest rates of non-recurring bank loans were at Hong Kong Prime Rate minus 0.75% to 2% per annum.

17. Pension Plans

The Group participates in a defined contribution pension scheme under the Mandatory Provident Fund Schemes Ordinance “MPF Scheme” for all its eligible employees in Hong Kong.

The MPF Scheme is available to all employees aged 18 to 64 with at least 60 days of service in the employment in Hong Kong. Contributions are made by the Group’s subsidiary operating in Hong Kong at 5% of the participants’ relevant income with a ceiling of HK$20,000. The participants are entitled to 100% of the Group’s contributions together with accrued returns irrespective of their length of service with the Group, but the benefits are required by law to be preserved until the retirement age of 65. The only obligation of the Group with respect to MPF Scheme is to make the required contributions under the plan.

The assets of the schemes are controlled by trustees and held separately from those of the Group. Total pension cost was $18,749, $18,802 and $15,346 during 2006, 2005 and 2004 respectively.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

18. Commitments and Contingencies

Operating leases commitments

The Group leases office premises under various non-cancelable operating lease agreements that expire at various dates through years 2007 to 2008, with an option to renew the lease. All leases are on a fixed repayment basis. None of the leases includes contingent rentals. Minimum future commitments under these agreements payable as of December 31, 2006 are as follows:-

Year Ending December 31	$
2007	89,011
2008	70,272
159,283

Rental expenses for the years ended 2006, 2005 and 2004 were $103,624, $138,262 and $47,466 respectively.

19. Common Stock

	At December 31
	Number of Shares			Amount
	2006	2005	2004	2006	2005	2004
Authorized:
The Company of $0.0001 each	100,000,000	100,000,000	100,000,000	10,000	10,000	10,000
Issued and outstanding:
The Company of $0.0001 each	19,454,420	19,454,420	19,454,420	1,946	1,946	1,946

20. Segment Information

For management purposes, the Group is currently organized into two major principal activities — trading of watch movements (components) and trading of completed watches. These principal activities are the basis on which the Group reports its primary segment information.

2006	Watch Movements	Completed Watches	Total
	$	$	$
Sales	73,047,632	8,086,643	81,134,275
Cost of sales	(67,228,452)	(4,268,349)	(71,496,801)
Segment result	5,819,180	3,818,294	9,637,474
Acquisition of leasehold lands	618,025	—	618,025
Acquisition of plant and equipment	158,227	386,451	544,678
Depreciation	159,003	166,992	325,995
Amortization of intangible assets	—	154,436	154,436
Amortization of leasehold lands	23,247	—	23,247

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

20. Segment Information  – (continued)

2005	Watch Movements	Completed Watches	Total
	$	$	$
Sales	58,843,209	4,235,200	63,078,409
Cost of sales	(55,069,673)	(1,956,363)	(57,026,036)
Segment result	3,773,536	2,278,837	6,052,373
Acquisition of leasehold lands	330,884	—	330,884
Acquisition of plant and equipment	243,504	—	243,504
Depreciation	183,180	75,947	259,127
Amortization of intangible assets	—	154,438	154,438
Amortization of leasehold lands	7,968	—	7,968

2004	Watch Movements	Completed Watches	Total
	$	$	$
Sales	36,533,084	—	36,553,084
Cost of sales	(34,608,653)	—	(34,608,653)
Segment result	1,944,431	—	1,944,431
Acquisition of plant and equipment	551,293	229,802	781,095
Acquisition of intangible assets	—	771,063	771,063
Depreciation	49,654	76,571	126,225
Amortization of intangible assets	—	35,382	35,382

The Group’s operations are primarily in Hong Kong and China and the Group’s sales, gross profit and total assets attributable to other geographical areas are less than 10% of the Group’s corresponding consolidated totals for the years ended December, 2006, 2005 and 2004. Consequently, no segment information by geographical areas is presented.

21. Cost of Sales

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Opening inventories	6,313,662	3,872,831	1,293,049
Purchases	71,429,324	59,466,867	37,188,435
Less: closing inventories	(6,246,185)	(6,313,662)	(3,872,831)
	71,496,801	57,026,036	34,608,653

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

22. Administrative and Other Operating Expenses

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Administrative expenses
Accounting fee	—	20,121	16,459
Advertising and promotion	2,502	19,718	66,914
Auditor’s remuneration	62,695	131,141	22,030
Director’s remuneration	61,713	61,713	61,623
Legal and professional fees	29,263	255,758	479,095
Mandatory provident fund contributions	18,749	18,802	15,346
Staff salaries	444,903	410,542	321,771
Other administrative expenses	11,187	9,150	8,320
	631,012	926,945	991,558

	Year Ended December 31,
	2006	2005	2004
	$	$	$
Other operating expenses
Amortization of intangible assets	154,436	154,438	35,382
Amortization of leasehold lands	23,247	7,968	—
Bank charges	132,670	60,735	22,565
Building management fee	10,830	14,512	6,846
Consultancy fee	109,701	50,770	1,284
Electricity and water	12,936	12,255	8,402
Loss on disposal of plant and equipment	7,715	—	—
Motor vehicle expenses	11,361	13,937	23,910
Rent and rates	108,312	138,992	49,865
Telephone	10,465	10,849	9,868
Other operating expenses	72,178	44,668	195,106
	653,851	509,124	353,228
	1,284,863	1,436,069	1,344,786

23. Restatement

The Company has restated its financial statements for the years ended December 31, 2006, 2005, and 2004 to correct various accounting errors and/or disclosure omissions.

The restatement included the correction of errors with respect to the accounting for inventory by adjusting watch movement costing for the effects of vendor incentives from an as received basis to an accrual basis, as the Company is able to estimate the value of the incentives as inventory is purchased. The Company also restated average shares outstanding and actual shares outstanding to correct the accounting for the reverse merger transaction in January 2007. As a result of these corrections, various income tax calculations were also revised, which effected net income and also caused reclassifications to cash flows. The Company also made various changes to footnote disclosures relating to these changes.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

Below are summaries of the financial statement line items that were affected by the restatements described above.

STATEMENT OF OPERATIONS
Year Ended December 31, 2006

		2006	2006	2006
		(As Originally Reported)	(Restated)	(Effect of Adjustments)
		$	$	$
Net sales		81,134,275	81,134,275	—
Cost of sales		(71,393,755)	(71,496,801)	(103,046)
Gross profit		9,740,520	9,637,474	(103,046)
Other income	A	—	424,016	424,016
Depreciation		(325,995)	(325,995)	—
Administrative and other operating expenses	B	(1,291,837)	(1,284,863)	6,974
Income from operations		8,122,688	8,450,632	327,944
Other income	A	661,587	237,571	(424,016)
Interest expenses		(1,060,536)	(1,060,536)	—
Income before taxes		7,723,739	7,627,667	(96,072)
Income taxes		(1,325,761)	(1,307,728)	18,033
Net income		6,397,978	6,319,939	(78,039)
Earnings per share of common stock
- Basic		0.27	0.32	0.05
- Diluted		0.25	0.32	0.07
Weighted average number of shares of common stock
- Basic		23,156,629	19,454,420	(3,702,209)
- Diluted		25,406,977	19,454,420	(5,952,557)

A –	to reclassify other income between operating and non-operating (refer to note 5).
B –	to deduct the expenses of shell company from administration and other operating expense.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

STATEMENT OF OPERATIONS
Year Ended December 31, 2005

		2005	2005	2005
		(As Originally Reported)	(Restated)	(Effect of Adjustments)
		$	$	$
Net sales		63,078,409	63,078,409	—
Cost of sales		(56,813,199)	(57,026,036)	(212,837)
Gross profit		6,265,210	6,052,373	(212,837)
Other income	A	—	938,573	938,573
Depreciation		(259,127)	(259,127)	—
Administrative and other operating expenses		(1,436,069)	(1,436,069)	—
Income from operations	A	4,570,014	5,295,750	725,736
Other income		1,094,772	156,199	(938,573)
Interest expenses		(514,637)	(514,637)	—
Income before taxes		5,150,149	4,937,312	(212,837)
Income taxes		(948,933)	(911,687)	37,246
Net income		4,201,216	4,025,625	(175,591)
Earnings per share of common stock
- Basic		0.18	0.21	0.03
- Diluted		0.16	0.21	0.05
Weighted average number of shares of common stock
- Basic		23,156,629	19,454,420	(3,702,209)
- Diluted		25,406,977	19,454,420	(5,952,557)

A –	to reclassify other income between operating and non-operating.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

STATEMENT OF OPERATIONS
Year Ended December 31, 2004

	2004	2004	2004
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Net sales	36,553,084	36,553,084	—
Cost of sales	(34,584,844)	(34,608,653)	(23,809)
Gross profit	1,968,240	1,944,431	(23,809)
Other income	—	—	—
Depreciation	(126,225)	(126,225)	—
Administrative and other operating expenses	(1,344,786)	(1,344,786)	—
Income from operations	497,229	473,420	(23,809)
Other income	28,047	28,047	—
Interest expenses	(164,558)	(164,558)	—
Income before taxes	360,718	336,909	(23,809)
Income taxes	(136,117)	(131,951)	4,166
Net income	224,601	204,958	(19,643)
Earnings per share of common stock
- Basic	0.01	0.01	—
- Diluted	0.01	0.01	—
Weighted average number of shares of common stock
- Basic	23,156,629	19,454,420	(3,702,209)
- Diluted	25,406,977	19,454,420	(5,952,557)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

CONSOLIDATED BALANCE SHEET
December 31, 2006

	2006	2006	2006
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	319,814	316,621	(3,193)
Restricted cash	4,523,679	4,523,679	—
Accounts receivable	8,188,985	8,188,985	—
Prepaid expenses and other receivables	2,126,133	2,101,133A	(25,000)
Tax prepayment	767	767	—
Inventories, net	6,620,361	6,246,185	(374,176)
Prepaid lease payments	22,958	22,958	—
Total Current Assets	21,802,697	21,400,328	(402,369)
Deferred tax assets	14,042	14,042	—
Plant and equipment, net	890,258	890,258	—
Leasehold lands	895,322	895,322	—
Held-to-maturity investments	301,196	301,196	—
Intangible assets	337,836	337,836	—
Restricted cash	257,301	257,301	—
Total Assets	24,498,652	24,096,283	(402,369)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	770,360	770,360	—
Other payables and accrued liabilities	190,358	190,358	—
Advance from a related party	33,000	—A	(33,000)
Income taxes payable	1,453,051	1,387,571	(65,480)
Unearned revenue	—	—	—
Bank borrowings	13,205,167	13,205,167	—
Total Current Liabilities	15,651,936	15,553,456	(98,480)
Deferred tax liabilities	31,711	31,711	—
Total Liabilities	15,683,647	15,585,167	(98,480)
Commitments and Contingencies
Stockholders’ Equity
Preferred stock
Par value: 2006 — US$0.0001
Authorized: 2006 — 10,000,000 shares
Issued and outstanding: 2006 — none issued	—	—	—
Common stock
Par value: 2006 — US$0.0001
Authorized: 2006 — 100,000,000 shares
Issued and outstanding: 2006 — 19,454,420 shares	2,316	1,946	(370)
Additional paid-in capital	656,095	654,298	(1,797)
Accumulated other comprehensive income	7,470	7,470	—
Retained earnings	8,149,124	7,847,402	(301,722)
Total Stockholders’ Equity	8,815,005	8,511,116	(303,889)
Total Liabilities and Stockholders’ Equity	24,498,652	24,096,283	(402,369)

A –	to eliminate the “prepaid expense and other receivables” and “advance from a related party” of the shell company from the accounting acquirer’s accounts.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

CONSOLIDATED BALANCE SHEET
December 31, 2005

	2005	2005	2005
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	780,090	780,090	—
Restricted cash	4,306,474	4,306,474	—
Accounts receivable	4,829,586	4,829,586	—
Prepaid expenses and other receivables	394,236	394,236	—
Tax prepayment	16,367	16,367	—
Inventories, net	6,584,792	6,313,662	(271,130)
Prepaid lease payments	7,993	7,993	—
Total Current Assets	16,919,538	16,648,408	(271,130)
Deferred tax assets	—	—	—
Plant and equipment, net	682,901	682,901	—
Leasehold lands	315,939	315,939	—
Held-to-maturity investments	301,954	301,954	—
Intangible assets	584,149	584,149	—
Restricted cash	—	—	—
Total Assets	18,804,481	18,533,351	(271,130)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	1,236,418	1,236,418	—
Other payables and accrued liabilities	145,249	145,249	—
Advance from a related party	28,854	28,854	—
Income taxes payable	864,205	816,758	(47,447)
Unearned revenue	1,598,314	1,598,314	—
Bank borrowings	10,064,129	10,064,129	—
Total Current Liabilities	13,937,169	13,889,722	(47,447)
Deferred tax liabilities	—	—	—
Total Liabilities	13,937,169	13,889,722	(47,447)
Commitments and Contingencies
Stockholders’ Equity
Preferred stock
Par value: 2005 — none
Authorized: 2005 — none
Issued and outstanding: 2005 — none issued	—	—	—
Common stock
Par value: 2005 — US$0.0001
Authorized: 2005 — 100,000,000 shares
Issued and outstanding: 2005 — 19,454,420 shares	2,316	1,946	(370)
Additional paid-in capital	653,928	654,298	370
Accumulated other comprehensive income	13,549	13,549	—
Retained earnings	4,197,519	3,973,836	(223,683)
Total Stockholders’ Equity	4,867,312	4,643,629	(223,683)
Total Liabilities and Stockholders’ Equity	18,804,481	18,533,351	(271,130)

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

CONSOLIDATED BALANCE SHEET
December 31, 2004

	2004	2004	2004
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
ASSETS
Current Assets:
Cash and cash equivalents	911,487	911,487	—
Restricted cash	3,551,304	3,551,304	—
Accounts receivable	3,369,326	3,369,326	—
Prepaid expenses and other receivables	727,934	727,934	—
Advance to a related party	50,900	—A	(50,900)
Tax prepayment	—	—	—
Inventories, net	3,931,124	3,872,831	(58,293)
Prepaid lease payments	—	—	—
Total Current Assets	12,542,075	12,432,882	(109,193)
Deferred tax assets	—	—	—
Plant and equipment, net	696,552	696,552	—
Leasehold lands	—	—	—
Held-to-maturity investments	—	—	—
Intangible assets	736,934	736,934	—
Restricted cash	—	—	—
Total Assets	13,975,561	13,866,368	(109,193)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities:
Accounts payable	1,805,995	1,805,995	—
Other payables and accrued liabilities	41,798	41,798	—
Advance from a related party	140,196	89,296A	(50,900)
Income taxes payable	95,640	85,439	(10,201)
Unearned revenue	3,197,160	3,197,160	—
Bank borrowings	7,400,775	7,400,775	—
Total Current Liabilities	12,681,564	12,620,463	(61,101)
Deferred tax liabilities	—	—	—
Total Liabilities	12,681,564	12,620,463	(61,101)
Commitments And Contingencies
Stockholders’ Equity
Preferred stock
Par value: 2004 — none
Authorized: 2004 — none
Issued and outstanding: 2004 — none issued	—	—	—
Common stock
Par value: 2004 — US$0.0001
Authorized: 2004 — 100,000,000 shares
Issued and outstanding: 2004 — 19,454,420 shares	2,316	1,946	(370)
Additional paid-in capital	652,118	652,488	370
Accumulated other comprehensive income	412	412	—
Retained earnings	639,151	591,059	(48,092)
Total Stockholders’ Equity	1,293,997	1,245,905	(48,092)
Total Liabilities and Stockholders’ Equity	13,975,561	13,866,368	(109,193)

A –	to eliminate non-cash impacts of “advance to a related party” and “advance from a related party.”

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

STATEMENT OF CASH FLOWS
Year Ended December 31, 2006

	2006	2006	2006
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Cash flows from operating activities
Net income	6,397,978	6,319,939	(78,039)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	154,436	154,436	—
Amortization of leasehold lands	23,247	23,247	—
Depreciation	325,995	325,995	—
Loss on disposal of plant and equipment	7,715	7,715	—
Gain on disposal of intangible assets	(210,594)	(210,594)	—
Income taxes	1,325,761	1,307,728	(18,033)
Changes in operating assets and liabilities:
Accounts receivable	(3,369,347)	(3,369,347)	—
Prepaid expenses and other receivables	(1,731,789)	(1,706,789) A	25,000
Inventories	(52,056)	50,990	103,046
Accounts payable	(462,658)	(462,658)	—
Other payables and accrued liabilities	45,445	45,445	—
Advance from related parties	4,237	— A	(4,237)
Income taxes payable	(701,921)	(701,921)	—
Unearned revenue	(1,593,280)	(1,593,280)	—
Net cash flows provided by operating activities	163,169	190,906	27,737
Cash flows from investing activities
Acquisition of leasehold lands	(618,025)	(618,025)	—
Acquisition of plant and equipment	(544,678)	(544,678)	—
Proceeds from disposal of plant and equipment	2,031	2,031	—
Proceeds from disposal of intangible assets	300,849	300,849	—
Net cash flows used in investing activities	(859,823)	(859,823)	—
Cash flows from financing activities
Proceeds from issuance of common stocks	2,167	— B	(2,167)
Proceeds from new short-term bank loans	1,700,622	1,700,622	—
Repayment of short-term bank loans	(525,535)	(525,535)	—
Repayment of a capital lease	—	—	—
Net advancement of other bank borrowings	1,789,269	1,789,269	—
Increase in restricted cash	(484,997)	(484,997)	—
Increase in bank overdrafts	199,893	199,893	—
Advance from a related party	—	(28,763) A	(28,763)
Dividends paid	(2,446,373)	(2,446,373)	—
Net cash flows provided by financing activities	235,046	204,116	(30,930)
Net decrease in cash and cash equivalents	(461,608)	(464,801)	(3,193)
Effect of foreign currency translation on cash and cash equivalents	1,332	1,332	—
Cash and cash equivalents — beginning of year	780,090	780,090	—
Cash and cash equivalents — end of year	319,814	316,621	(3,193)

A –	to eliminate the “prepaid expense and other receivables” and “advance from a related party” of the shell company from the accounting acquirer’s accounts.
B –	to eliminate the common stock of the shell company.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

STATEMENT OF CASH FLOWS
Year Ended December 31, 2005

	2005	2005	2005
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Cash flows from operating activities
Net income	4,201,216	4,025,625	(175,591)
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of intangible assets	154,438	154,438	—
Amortization of leasehold lands	7,968	7,968	—
Depreciation	259,127	259,127	—
Loss on disposal of plant and equipment	—	—	—
Gain on disposal of intangible assets	—	—	—
Income taxes	948,933	911,687	(37,246)
Changes in operating assets and liabilities:
Accounts receivable	(1,445,937)	(1,445,937)	—
Prepaid expenses and other receivables	334,759	334,759	—
Inventories	(2,633,977)	(2,421,140)	212,837
Accounts payable	(573,017)	(573,017)	—
Other payables and accrued liabilities	103,007	103,007	—
Advance from related parties	(60,511)	— A	60,511
Income taxes payable	(199,079)	(199,079)	—
Unearned revenue	(1,603,082)	(1,603,082)	—
Net cash flows used in operating activities	(506,155)	(445,644)	60,511
Cash flows from investing activities
Acquisition of leasehold lands	(330,884)	(330,884)	—
Acquisition of held-to-maturity investments	(301,007)	(301,007)	—
Acquisition of intangible assets	—	—	—
Acquisition of plant and equipment	(243,504)	(243,504)	—
Proceeds from disposal of plant and equipment	—	—	—
Proceeds from disposal of intangible assets	—	—	—
Net cash flows used in investing activities	(875,395)	(875,395)	—
Cash flows from financing activities
Proceeds from new short-term bank loans	346,622	346,622	—
Repayment of short-term bank loans	(408,211)	(408,211)	—
Repayment of a capital lease	—	—	—
Net advancement of other bank borrowings	2,946,182	2,946,182	—
Increase in restricted cash	(755,170)	(755,170)	—
Increase in bank overdrafts	(250,997)	(250,997)	—
Advance from related parties	—	(60,511) A	(60,511)
Dividends paid	(642,848)	(642,848)	—
Net cash flows provided by financing activities	1,235,578	1,175,067	(60,511)
Net decrease in cash and cash equivalents	(145,972)	(145,972)	—
Effect of foreign currency translation on cash and cash equivalents	14,575	14,575	—
Cash and cash equivalents — beginning of year	911,487	911,487	—
Cash and cash equivalents — end of year	780,090	780,090	—

A –	to reclassify “advance from related party” from operating activities to financing activities.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

23. Restatement  – (continued)

STATEMENT OF CASH FLOWS
Year Ended December 31, 2004

	2004	2004	2004
	(As Originally Reported)	(Restated)	(Effect of Adjustments)
	$	$	$
Cash flows from operating activities
Net income	224,601	204,958	(19,643)
Adjustments to reconcile net income to net cash used in operating activities:
Amortization of intangible assets	35,382	35,382	—
Amortization of leasehold lands	—	—	—
Depreciation	126,225	126,225	—
Loss on disposal of plant and equipment	—	—	—
Gain on disposal of intangible assets	—	—	—
Income taxes	136,117	131,951	(4,166)
Changes in operating assets and liabilities:
Accounts receivable	(1,997,310)	(1,997,310)	—
Prepaid expenses and other receivables	310	310	—
Inventories	(2,601,377)	(2,577,568)	23,809
Accounts payable	538,433	538,433	—
Other payables and accrued liabilities	370	370	—
Advance from related parties	122,571	— A	(122,571)
Income taxes payable	(76,747)	(76,747)	—
Unearned revenue	3,191,721	3,191,721	—
Net cash flows used in operating activities	(299,704)	(422,275)	(122,571)
Cash flows from investing activities
Acquisition of leasehold lands	—	—	—
Acquisition of held-to-maturity investments	—	—	—
Acquisition of intangible assets	(771,063)	(771,063)	—
Acquisition of plant and equipment	(781,095)	(781,095)	—
Proceeds from disposal of plant and equipment	—	—	—
Proceeds from disposal of intangible assets	—	—	—
Net cash flows used in investing activities	(1,552,158)	(1,552,158)	—
Cash flows from financing activities
Proceeds from new short-term bank loans	140,937	140,937	—
Repayment of short-term bank loans	(11,527)	(11,527)	—
Repayment of a capital lease	(6,975)	(6,975)	—
Net advancement of other bank borrowings	4,176,477	4,176,477	—
Increase in restricted cash	(2,255,598)	(2,255,598)	—
Advance from related parties	—	122,571 A	122,571
Decrease in bank overdrafts	599,814	599,814	—
Dividends paid	—	—	—
Net cash flows provided by financing activities	2,643,128	2,765,699	122,571
Net increase in cash and cash equivalents	$791,266	$791,266	$—
Effect of foreign currency translation on cash and cash equivalents	7,242	7,242	—
Cash and cash equivalents — beginning of year	112,979	112,979	—
Cash and cash equivalents — end of year	911,487	911,487	—

A –	to reclassify “advance from related party” from operating activities to financing activities.

ASIA TIME CORPORATION
(Formerly SRKP 9, Inc.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Restated)
(Stated in US Dollars)

24. Events After Balance Sheet Date

Private placement

The Company entered into two subscription agreements (the “Subscription Agreement”) with certain investors pursuant to which the Company sold an aggregate of 2,250,348 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”) at $1.29 per share for an aggregate gross proceeds of $2,952,946.

At the initial closing of the Subscription Agreement on January 23, 2007, the Company sold an aggregate of 1,749,028 shares of Series A Preferred Stock. At the second and final closing of the Subscription Agreement on February 9, 2007, the Company sold an aggregate of 501,320 shares of Series A Preferred Stock.

Each share of the Company’s Series A Preferred Stock is convertible into shares of common stock at a conversion price equal to the share purchase price, subject to adjustments.

However, if the Company at any time prior to the first trading day on which the common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sells or issues any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to the Company are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of the common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days.

If the Company pays a stock dividend on the shares of common stock, subdivide outstanding shares of common stock into a larger number of shares, combine, through a reverse stock split, outstanding shares of the common stock into a smaller number of shares or issues, in the event of a reclassification of shares of the common stock, any shares of the capital stock, then the conversion price of the Series A Preferred Stock will be adjusted as follows: the conversion price will be multiplied by a fraction, of which (i) the numerator will be the number of shares of common stock outstanding immediately before one of the events described above and (ii) the denominator will be the number of shares of common stock outstanding immediately after such event.

Holder of the Series A Convertible Preferred Stock have the right to one vote per share of common stock issuable upon conversion of the shares underlying any shares of Preferred Stock outstanding as of the record date for purposes of determining which holders have the right to vote with respect to any matters brought to a vote before the Company’s holders of common stock.

In the event of any liquidation, dissolution or winding up of our company, the holders of the Series A Convertible Preferred Stock are entitled to receive in preference to the holders of common stock an amount per share of $1.29 plus any accrued but unpaid dividends. If the Company’s assets are insufficient to pay the above amounts in full, then all of the Company’s assets will be ratably distributed among the holders of the Series A Convertible Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable were paid in full.

There are no additional specific dividend rights or redemption rights of holders of the Series A Convertible Preferred Stock.

If the Company redeems or acquired any shares of the Series A Convertible Preferred Stock are converted, those shares will resume the status of authorized but unissued shares of preferred stock and will no longer be designated as Series A Convertible Preferred Stock.

As long as any shares of Series A Convertible Preferred Stock are outstanding, the Company cannot alter or adversely change the powers, preference or rights given to the Series A Convertible Preferred Stock holders, without the affirmative vote of those holders.

700,000 Shares of Common Stock

ASIA TIME CORPORATION

PROSPECTUS

WestPark Capital, Inc.

, 2008

[ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2008

3,953,365 SHARES

ASIA TIME CORPORATION

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 3,953,365 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the conversion of outstanding Series A Convertible Preferred Stock held by selling stockholders, if exercised. Debbie Schwartzberg, Glenn Krinsky and Thomas Poletti are selling stockholders who acquired their shares, an aggregate of 1,703,017 shares, while we were a “blank check” shell company and therefore are deemed to be underwriters under the Securities Act of 1933. Rule 144 is unavailable for resale transactions for these 1,703,017 shares. The other selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We are applying for the listing of our common stock on the American Stock Exchange. We propose to obtain the trading symbol “TYM”.

Once, and if, our shares of common stock are quoted on the American Stock Exchange and there is an established market for these shares, the selling shareholders may sell the shares from time to time at market price prevailing on the American Stock Exchange at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

Selling stockholders holding an aggregate of 2,250,348 shares of common stock, which underlie outstanding shares of Series A Convertible Preferred Stock convertible into common stock, offered through this prospectus have agreed not sell any of the shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. The selling stockholders holding the remaining 1,703,017 shares of common stock offered through this prospectus are not subject to the lock up arrangement. If there is no public market established for our securities, the selling security holders will sell at a fixed price that is equal to the price at which we sell shares in our public offering pursuant to the registration statement of which this prospectus is a part. Once, and if, our common stock begins to be traded or quoted on any stock exchange, market, or trading facility, all of the selling stockholders may, subject to the lock up arrangement, sell their shares from time to time at the market price prevailing on the exchange, market, or trading facility, or at prices related to such prevailing market prices, or in negotiated transactions or a combination of such methods of sale.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 9.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2008

[ALTERNATE PAGE]

ASIA TIME CORPORATION

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders
3,953,365 shares(1)
Common stock outstanding
23,156,629 shares(2)
Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders.

(1)	Consists of 2,250,348 shares of our common stock that have or may be issued upon conversion of Series A Convertible Preferred Stock that were issued to the selling stockholders and 1,703,017 shares of our common stock that were issued to selling stockholders.
(2)	The number of shares of our common stock outstanding as of January 1, 2008, excludes (i) 2,250,348 shares of our common stock issuable upon conversion of Series A Convertible Preferred Stock, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, (iv) up to 700,000 shares of our common stock (excluding an underwriters’ option to purchase an additional 105,000 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, and (v) 200,000 shares of common stock that we intend to issue to an investor relations firm upon effectiveness of the registration statement of which this prospectus is a part.

Selling Stockholders holding an aggregate of 2,250,348 shares of common stock issuable upon conversion of outstanding Series A Convertible Preferred Stock that was purchased in a private placement that closed on February 9, 2007 have agreed that they will not sell any of their securities until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares.

7

[ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We paid cash dividends of zero, $2.4 million, $643,000, and zero for the nine months ended September 30, 2007 and the years ended December 31, 2006, 2005, and 2004, respectively.

22

[ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,902,946 (the “Private Placement”). We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. The investors in the Private Placement also entered into a lock up agreement pursuant to which they agreed not to sell their shares until our common stock begins to be listed or quoted on the New York Stock Exchange, American Stock Exchange, NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, after which their shares will automatically be released from the lock up every 30 days on a pro rata over a nine month period beginning on the date that is 30 days after listing or quotation of the shares. The 2,250,348 shares of common stock underlying the Series A Convertible Preferred Stock are being registered under this Prospectus.

Furthermore, pursuant to the terms of the Share Exchange, we agreed to register a total of 3,702,209 shares of common stock held by our shareholders who were shareholders immediately prior to the Share Exchange. Of these 3,702,209 shares, 1,703,017 shares will be covered by the resale registration statement filed in connection with the Private Placement and 1,999,192 shares that are held by affiliates of WestPark Capital, Inc. (“WestPark”) are to be included in a subsequent registration statement filed by us within ten days after the end of the six month period that immediately follows the date on which we file the registration statement to register the shares issued in the Private Placement. The 1,703,017 shares are being registered under this prospectus.

    58A

[ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering(2)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering(3)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering(3)
Debbie Schwartzberg	1,332,795	(4)	5.8%	1,332,795	—	—%
Success Day International Limited	775,194	(5)	3.2	775,194	—	—
Sino Sky Enterprise Limited	775,194	(6)	3.2	775,194	—	—
Glenn Krinsky	185,112	(7)	*	185,112	—	—
Thomas Poletti	185,110		*	185,110	—	—
Linda Rosenberg	77,519		*	77,519	—	—
F Berdon Co., LP	77,500	(8)	*	77,500	—	—
Nutmeg Group	58,140	(9)	*	58,140	—	—
Paul Masters IRA	39,000	(10)	*	39,000	—	—
Fredric Colman	38,760		*	38,760	—	—
Arthur Luxenberg	38,760		*	38,760	—	—
Kagel Family Trust	38,760	(11)	*	38,760	—	—
Paul Rathwell	38,760		*	38,760	—	—
Harry Datys PSP Plan (DCG&T Trustee) FBO Harry Datys	31,008	(12)	*	31,008	—	—
Mark Neilson	31,008		*	31,008	—	—
Phoenix Capital Worldwide II, LP	29,070	(13)	*	29,070	—	—
George Glenn Izmirian	24,000		*	24,000	—	—
David H. Clarke	23,256		*	23,256	—	—
Michael J. Lichtie	20,000		*	20,000	—	—
Brent Butcher	20,000		*	20,000	—	—
Douglas Kuber	19,380		*	19,380	—	—
David C. Katz	15,000		*	15,000	—	—
David Chazanovitz	15,000		*	15,000	—	—
Michael Ira Glantz	11,628			11,628	—	—
Jerry Nathan Reiff	11,628		*	11,628	—	—
John W. Lahr	10,000		*	10,000	—	—
John W. Hardy	10,000		*	10,000	—	—
Felicia Grossman	9,690		*	9,690	—	—
David L. Boyer	7,752		*	7,752	—	—
Mitchell J. Lipcon Profit Sharing Keough Plan	4,341	(14)	*	4,341	—	—

*	Indicates less than 1.0%.

    58B

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(1)	Except for shares of common stock held by Debbie Schwartzberg, Glenn Krinsky, and Thomas Poletti, all of the shares of common stock listed in this selling stockholders table are shares of our common stock that are issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock.
(2)	Based on 23,156,629 shares of common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes (i) 2,250,348 shares of our common stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock, (ii) 2,285,714 shares of our common stock issuable upon the conversion of the Bonds, subject to adjustment, assuming this offering is conducted at $3.50 per share, (iii) 600,000 shares of our common stock issuable upon the exercise of the Bond Warrants, subject to adjustment, (iv) up to 700,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding underwriters’ over-allotment of 105,000 shares of common stock), and (v) 200,000 shares of common stock that we intend to issue to an investor relations firm upon effectiveness of the registration statement of which this prospectus is a part.
(3)	Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.
(4)	This shareholder is considered to be a promoter or affiliate with respect to the shares being registered because the shares were issued shares to this shareholder while we were a “blank check” shell company with no operations. These shares may not be sold pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule.
(5)	Kam Yuen, as a majority shareholder of this entity, has voting and investment control over the shares owned by this entity.
(6)	Kam Yuen, as a majority shareholder of this entity, has voting and investment control over the shares owned by this entity.
(7)	This shareholder is considered to be a promoter or affiliate with respect to the shares being registered because the shares were issued shares to this shareholder while we were a “blank check” shell company with no operations. These shares may not be sold pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule.
(8)	Frederick R. Berdon has voting and investment control over the shares owned by this entity.
(9)	Randall S. Goulding, as manager, has voting and investment control over the shares owned by this entity.
(10)	Paul Masters has voting and investment control over these shares.
(11)	David L. Kagel and Ima P. Kagel, as trustees, have sole voting and investment control over the shares owned by this entity.
(12)	Harry Datys (Delaware Charter Guarantee and Trust Co.) has voting and investment control over the shares owned by this entity.
(13)	Joseph Tedesco has voting and investment control over the shares owned by this entity.
(14)	Mitchell Lipcon has voting and investment control over the shares owned by this entity.

Except as described below and in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years:

•	Debbie Schwartzberg is a noteholder of the parent company of WestPark Capital, Inc., which entitles her to a 1.5% interest in the net profits of the parent company of WestPark Capital, Inc. Some of the controlling shareholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, controlling shareholders and control persons of our company, including Richard Rappaport, who is the Chief Executive Officer of WestPark and was the President and a significant shareholder of our company prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of Westpark and was a controlling stockholder and an officer and director of our company prior to the Share Exchange. In addition, and Kevin DePrimio and Jason Stern, are each employees of WestPark and also shareholders of our company, both before and after the Share Exchange. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with our company upon the closing of the Share Exchange.
•	Thomas Poletti is a partner of Kirkpatrick & Lockhart Preston Gates Ellis LLP, which is providing U.S. legal representation to us.

    58C

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PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Debbie Schwartzberg, Glenn Krinsky and Thomas Poletti received their shares registered by this prospectus while we were a “blank check” shell company with no operations and are considered to be promoters or affiliates with respect to the shares, an aggregate of 1,703,017 shares of common stock. These shares may not be sold by these promoters or affiliates, or their transferees, pursuant to Rule 144 of the Securities Act, regardless of technical compliance with the rule. The position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission is that any such resale transaction under Rule 144 would appear to be designed to distribute or redistribute such shares to the public without coming within the registration requirements of the Securities Act. Therefore, these promoters or affiliates, or their transferees, can only resell these shares through a registration statement filed under the Securities Act.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any NASD member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

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LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Kirkpatrick & Lockhart Preston Gates Ellis LLP, Los Angeles, California. A partner of Kirkpatrick & Lockhart Preston Gates Ellis LLP owns 185,110 shares of common stock of our company.

EXPERTS

The consolidated financial statements of Asia Time Corporation as of December 31, 2006, 2005 and 2004 and for the years ended December 31, 2006, 2005, and 2004, appearing in this prospectus have been audited by Dominic K. F. Chan & Co., Certified Public Accountants, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We filed a Form 10-SB with the SEC and, as a result, we are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and in accordance with the Securities Exchange Act of 1934, we file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Company or our stockholders and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We will enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 25. Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee*	$1,896
FINRA Filing Fee*	2,403
American Stock Exchange Listing Fee*	70,000
Transfer Agent Fees	2,000
Blue Sky Fees and Expenses	2,000
Accounting fees and expenses	100,000
Legal fees and expenses	150,000
Miscellaneous	21,701
Total	$350,000

*	All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and American Stock Exchange listing fee.

Item 26. Recent sales of unregistered securities

On November 13, 2007, we completed a financing transaction with ABN AMRO Bank N.V. (the “Subscriber”) under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and issued (i) $8,000,000 Variable Rate Convertible Bonds due in 2012 (the “Bonds”) and (ii) 600,000 warrants to purchase an aggregate of 600,000 shares of our common stock, subject to adjustments for stock splits or reorganizations as set forth in the warrant, that expire in 2010 (the “Bond Warrants”). The Bonds and Bond Warrants were offered and sold to the Subscriber in reliance upon exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) Subscriber is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) Subscriber has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) Subscriber agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption.

On January 23, 2007, pursuant to the terms of the Exchange Agreement entered into by and between us, Times Manufacture & E-Commerce Corporation Limited (“Times Manufacture”) and the sole shareholder of Times Manufacture, we issued 19,454,420 shares of common stock to Kwong Kai Shun, the sole shareholder of Times Manufacture, in exchange for all of the issued and outstanding securities of Times Manufacture. The securities were offered and issued to the sole shareholder of Times Manufacture in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Kwong Kai Shun was the principal executive officer of Times Manufacture before the Share Exchange and became our principal executive officer after the Share Exchange. The sole shareholder of Times Manufacture qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 23, 2007, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 1,749,028 shares of Series A Convertible Preferred Stock at $1.29 per share. On February 9, 2007, we conducted a second and final closing of the private placement pursuant to which we sold 501,320 shares of Series A Convertible Preferred Stock at $1.29 per share. Accordingly, a total of 2,250,348 shares of Series A Convertible Preferred Stock were sold in the private placement for an aggregate of $2,902,946 (the “Private Placement”). Each share of the Series A Convertible Preferred Stock is convertible into shares of common stock at a conversion price equal to the purchase price of such shares. However, if we, at any time prior to the first trading day on which our common stock is quoted on the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market or the New York Stock Exchange (each a “Trading Market”) sell or issue any shares of common stock in one or a series of transactions at an effective price less than such conversion price where the aggregate gross proceeds to us are at least $1.0 million, then the aforementioned conversion price shall be reduced to such effective price. Each share of Series A Convertible Preferred Stock shall automatically convert into shares of common stock if (i) the closing price of our common stock on the Trading Market for any 10 consecutive trading day period exceeds $3.00 per share, (ii) the shares of common stock underlying the Series A Convertible Preferred Stock are subject to an effective registration statement, and (iii) the daily trading volume of the common stock on a Trading Market exceeds 25,000 shares per day for 10 out of 20 prior trading days. Upon liquidation, the holders of the Series A Convertible Preferred Stock shall receive $1.29 per share of Series A Convertible Preferred Stock then held prior to any other distribution or payment made to holders of the common stock. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 3, 2006, we issued 3,702,209 shares of Common Stock to seven accredited investors (two of whom were officers and directors of our company at the time), for aggregate cash consideration of $2,167. We sold these shares of Common Stock under the exemption from registration provided by Section 4(2) of the Securities Act. Neither us nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or general advertising. No services were performed by any purchaser as consideration for the shares issued. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom, but may not be sold pursuant to the exemptions provided by Section 4(1) of the Securities Act or Rule 144 under the Securities Act, in accordance with the letter from Richard K. Wulff, Chief of the Office of Small Business Policy of the Securities and Exchange Commission’s Division of Corporation Finance, to Ken Worm of NASD Regulation, Inc., dated January 21, 2000.

Item 27. Exhibits

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement.
2.1	Share Exchange Agreement, dated as of December 15, 2006, by and among the Registrant, Kwong Kai Shun and Times Manufacture & E-Commerce Corporation, Limited (incorporated by reference from Exhibit 2.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange
Commission on May 5, 2006).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).
3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
3.4	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock (incorporated by reference from Exhibit 3.4 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form SB-2 filed August 20, 2004).
4.2	Trust Deed, dated November 13, 2007, by and between the Registrant and The Bank of
New York, London Branch (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.3	Paying and Conversion Agency Agreement, dated November 13, 2007, by and among the Registrant, The Bank of New York, and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.4	Warrant Instrument, dated November 13, 2007, by and between the Registrant and
ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.5	Warrant Agency Agreement, dated November 13, 2007 among the Registrant, The Bank of New York and The Bank of New York, London Branch (incorporated by reference to
Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange
Commission on November 16, 2007).
4.6	Registration Rights Agreement, dated November 13, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
5.1**	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
10.1	Form of Subscription Agreement dated as of January 23, 2007 and February 9, 2007
(incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007).
10.1(a)**	Form of Amendment No. 1 dated as of July 20, 2007 to Subscription Agreement.
10.1(b)**	Form of Amendment No. 2 dated as of December 16, 2007 to Subscription Agreement.
10.2**	Form of Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock.
10.2(a)**	Form of Amendment No. 1 to Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock, dated June 30, 2007.

Exhibit No.	Exhibit Description
10.2(b)**	Form of Amendment No. 2 to Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock.
10.3**	Subscription Agreement, dated October 31, 2007, by and between the Registrant and ABN AMRO Bank N.V.
10.4**	Registration Rights Agreement dated January 23, 2007 entered into by and between the Registrant and Affiliates of WestPark Capital, Inc.
21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
23.1	Consent of Dominic K. F. Chan & Co., Certified Public Accountants
23.2**	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

**	Previously filed.

Item 28. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(ii)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i)	if the undersigned registrant is relying on Rule 430B:
(a)	each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	if the undersigned registrant is subject to Rule 430C:
(a)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kowloon, Hong Kong, on the 7th day of February, 2008.

ASIA TIME CORPORATION

By:	/s/ Kwong Kai Shun Name Kwong Kai Shun Title: Chief Executive Officer, Chief Financial Officer and Chairman of the Board

POWER OF ATTORNEY

Each of the undersigned directors and officers of Asia Time Corporation, a Delaware corporation, hereby constitute and appoint Kwong Kai Shun as the undersigned’s true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney and agent may deem necessary or advisable to enable Asia Time Corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Kwong Kai Shun Kwong Kai Shun	Chief Executive Officer, Chief Financial Officer and Chairman of the Board (Principal Executive Officer and Principal Financial and Accounting Officer)	February 7, 2008
/s/ Michael Mak Michael Mak	Director and Corporate Secretary	February 7, 2008
/s/ Siu Po Lee Siu Po Lee	Director	February 7, 2008
Dr. Ching Wah Leung	Director
Wu Hok Lun	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description
1.1	Form of Underwriting Agreement.
2.1	Share Exchange Agreement, dated as of December 15, 2006, by and among the Registrant, Kwong Kai Shun and Times Manufacture & E-Commerce Corporation, Limited (incorporated by reference from Exhibit 2.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
3.1	Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange
Commission on May 5, 2006).
3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-51981) filed with the Securities and Exchange Commission on May 5, 2006).
3.3	Articles of Merger Effecting Name Change (incorporated by reference from Exhibit 3.3 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
3.4	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock (incorporated by reference from Exhibit 3.4 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
4.1	Specimen Certificate of Common Stock (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form SB-2 filed August 20, 2004).
4.2	Trust Deed, dated November 13, 2007, by and between the Registrant and The Bank of
New York, London Branch (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.3	Paying and Conversion Agency Agreement, dated November 13, 2007, by and among the Registrant, The Bank of New York, and The Bank of New York, London Branch (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.4	Warrant Instrument, dated November 13, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.3 to the Current Report on
Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
4.5	Warrant Agency Agreement, dated November 13, 2007 among the Registrant, The Bank of New York and The Bank of New York, London Branch (incorporated by reference to
Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange
Commission on November 16, 2007).
4.6	Registration Rights Agreement, dated November 13, 2007, by and between the Registrant and ABN AMRO Bank N.V. (incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 16, 2007).
5.1**	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis LLP
10.1	Form of Subscription Agreement dated as of January 23, 2007 and February 9, 2007
(incorporated by reference from Exhibit 10.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2007).
10.1(a)**	Form of Amendment No. 1 dated as of July 20, 2007 to Subscription Agreement.
10.1(b)**	Form of Amendment No. 2 dated as of December 16, 2007 to Subscription Agreement.
10.2**	Form of Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock.
10.2(a)**	Form of Amendment No. 1 to Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock, dated June 30, 2007.

Exhibit No.	Exhibit Description
10.2(b)**	Form of Amendment No. 2 to Agreement between Kwong Kai Shun and Investors of Series A Convertible Preferred Stock.
10.3**	Subscription Agreement, dated October 31, 2007, by and between the Registrant and ABN AMRO Bank N.V.
10.4**	Registration Rights Agreement dated January 23, 2007 entered into by and between the Registrant and Affiliates of WestPark Capital, Inc.
21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2007).
23.1	Consent of Dominic K. F. Chan & Co., Certified Public Accountants
23.2**	Consent of Kirkpatrick & Lockhart Nicholson Graham LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

**	Previously filed.